UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CENTRAL EUROPEAN DISTRIBUTION CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

[—], 2012

Dear Stockholder:

On behalf of the board of directors of Central European Distribution Corporation, or the Company, it is my pleasure to invite you to the 2012 annual meeting of stockholders. The annual meeting will be held on [—], 2012, at 9:00 a.m. local time, at [—]. The formal meeting notice and our proxy statement for the meeting are attached.

We are writing to seek your approval of several important proposals at this year’s annual meeting. As part of our more traditional agenda, we are seeking your approval of the election of seven directors nominated by the board of directors, ratification of the board of directors’ appointment of our independent registered public accounting firm, approval of the compensation paid to the Company’s named executive officers, approval of amendments to the Company’s 2007 Stock Incentive Plan, and your rejection of the shareholder proposal to adopt a simple majority vote. In addition to those items, we have entered into a transaction with Roust Trading Ltd. (“Roust Trading”) that requires a shareholder vote. Accordingly, we are asking you to approve certain matters related to the amended and restated securities purchase agreement we entered into with Roust Trading on July 9, 2012, relating, in particular, to the issuance of additional shares of our common stock to Roust Trading, an amendment to our Certificate of Incorporation to increase the maximum size of our board of directors, and an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock.

Pursuant to the amended and restated securities purchase agreement, Roust Trading has already invested $100 million in the Company by purchasing a combination of 5,714,286 newly issued shares of our common stock for a purchase price of $5.25 per share and notes issued by the Company with an aggregate principal value of $70 million which, upon your approval of Proposal 5 of this Proxy Statement and certain other conditions, are effectively exchangeable into shares of our common stock at a conversion rate of $5.25 per share. In addition, subject to specified conditions, Roust Trading has agreed to purchase, in two separate transactions, newly issued, unsecured senior notes due July 31, 2016 with an aggregate principal amount of $102,554,000 and up to $107.5 million respectively, and each having a blended interest rate of 6.00%. Roust Trading also has the right to receive an additional 3 million shares and, subject to the completion of subsequent closings, will have the right to receive up to an additional 7 million shares as a purchase price adjustment from the original securities purchase agreement, dated April 23, 2012. The investment is intended to assist us in retiring our 3.00% Senior Convertible Notes due 2013.

As described further in the attached proxy statement, the Company has restated its financial statements for its 2010 and 2011 fiscal years and has filed amended reports for such effected periods with the Securities and Exchange Commission (“SEC”). The total cumulative impact of this restatement for the Company’s 2010 and 2011 fiscal years exceeded the thresholds as set out in the Company’s amended and restated securities purchase agreement with Roust Trading – in particular, in relation to the waiver of rights granted by Roust Trading with respect to claims it may have in relation to the restatement and the waiver of the condition to Roust Trading’s obligation to complete the transaction on account of the restatement. As a result, Roust Trading may no longer be obligated to consummate the associated funding transaction and may have other claims against the Company, including a potential event of default under the new debt instrument issued to an affiliate of Roust Trading. Roust Trading has reserved its rights and therefore it is uncertain at this stage whether Roust Trading will consummate the funding transaction agreed with the Company or if Roust Trading will propose new terms to an amended transaction or propose an alternative transaction. We have commenced discussions with Roust Trading regarding the impact of the restatement on our strategic alliance.

Despite this lack of an effective waiver of rights from Roust Trading, our board of directors has determined that the transactions contemplated by the amended securities purchase agreement are, if performed, fair to, and in the best interest of, our stockholders. The board of directors are therefore seeking stockholder approval of the issuance of additional shares of our common stock to Roust Trading, an amendment to our Certificate of Incorporation to increase the maximum size of the board of directors, and an amendment to our Certificate of

Incorporation to increase the number of authorized shares of the Company’s common stock in order to facilitate the transactions contemplated in the Company’s amended and restated securities purchase agreement with Roust Trading although Roust Trading may not be obligated to and may choose not to consummate the funding transaction agreed to with the Company. However, in light of the uncertainty about the intention of Roust Trading to consummate the funding transaction agreed with the Company, the Company has begun and will continue to review available options to address its liquidity position in light of the maturity of the 3.00% Senior Convertible Notes due 2013 maturing on March 15, 2013. The Company’s review will be conducted within the framework of its contractual obligations to Roust Trading.

At the annual meeting, the Company’s management will also review the Company’s results for 2011 and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, as well as its restated audited consolidated financial statements, in the 2011 annual report to stockholders included with this proxy statement.

We encourage you to carefully review the proxy statement, which provides information regarding the matters to be voted on at the annual meeting. It is important that your views be represented at the annual meeting. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot – by telephone, by internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,

David Bailey
Interim Chief Executive Officer

Roustam Tariko
Chairman of the Board

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054

856-273-6980

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2012

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of Central European Distribution Corporation, a Delaware corporation, or the Company, will be held on [—], 2012, at 9:00 a.m. local time, at [—].

At the annual meeting, you will be asked to:

•	elect seven directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2012;

•	approve the compensation paid to the Company’s named executive officers, by non-binding vote;

•	approve amendments to the Company’s 2007 Stock Incentive Plan;

•	approve the issuance of shares of common stock to Roust Trading Ltd. pursuant to the Financing Transaction (as defined herein);

•	approve amendments to the Company’s Certificate of Incorporation to increase the maximum size of the board of directors;

•	approve amendments to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

•	vote on a shareholder proposal to adopt a simple majority vote; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Pursuant to the Company’s bylaws, the board of directors has fixed October 23, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at all adjournments or postponements that may take place. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement that may take place. A list of all stockholders of record entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at the offices of the Company, located at 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054.

By Order of the Board of Directors,
Brian Morrissey
Secretary

Mt. Laurel, New Jersey

[—], 2012

Whether or not you plan to attend the annual meeting, please grant a proxy to vote by telephone or the internet, or complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the board of directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054

856-273-6980

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

[—], 2012

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The board of directors of Central European Distribution Corporation, a Delaware corporation, or the Company, is sending you this proxy statement and the accompanying proxy card in connection with its solicitation of proxies to be used at the 2012 annual meeting of stockholders. The annual meeting will be held on [—], 2012, at 9:00 a.m. local time, at [—].

This proxy statement, the notice of annual meeting of stockholders, the proxy card and the Company’s annual report to stockholders are expected to be first mailed to stockholders on or about [—], 2012.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders of record of the Company as of the close of business on October 23, 2012, will consider and vote on:

•	the election of seven directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	the ratification of the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2012;

•	a non-binding vote on executive compensation;

•	the approval of amendments to the Company’s 2007 Stock Incentive Plan;

•	the issuance of shares of common stock to Roust Trading Ltd. pursuant to the Financing Transaction (as defined below);

•	an amendment to the Company’s Certificate of Incorporation to increase the maximum size of the board;

•	an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

•	a shareholder proposal to adopt a simple majority vote; and

•	any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

In addition, the Company’s management will report on the performance of the Company during 2011 and respond to appropriate questions from stockholders.

What is the Financing Transaction?

On July 9, 2012, the Company entered into an amended and restated securities purchase agreement (the “Amended Securities Purchase Agreement”) with Roust Trading Ltd. (“Roust Trading”), which amended and restated, in its entirety, the securities purchase agreement, dated April 23, 2012, between Roust Trading and the Company (the “Original Securities Purchase Agreement”). Pursuant to the Amended Securities Purchase Agreement, Roust Trading has agreed to purchase, across three closings, an aggregate of up to $310 million in newly issued shares of common stock and senior notes of the Company (the “Financing Transaction”).

The Company and Roust Trading agreed to amend the terms of the Original Securities Purchase Agreement and related transaction documents primarily to reflect a purchase price adjustment to the Original Securities Purchase Agreement and certain governance changes in exchange for a waiver from Roust Trading of certain contractual claims it may have under the Original Securities Purchase Agreement and under certain other agreements arising from the accounting errors announced in connection with the restatement of the Company’s consolidated financial statements for the periods ended December 31, 2010 and 2011, as well as the effected interim periods in 2010 and 2011 (the “Restatement”) and a commitment to proceed with the transactions notwithstanding the Restatement. This waiver is conditional on the Company disclosing in amended filings with the SEC a Restatement with an aggregate impact of less than $49 million on each of revenue and EBITDA, an impairment charge of less than $10 million and certain other conditions. The Restatement reported an impact on revenue and EBITDA of over $60 million.

At the initial closing (the “Initial Closing”), which occurred on May 4, 2012 and was concluded on May 7, 2012, Roust Trading purchased for cash (i) 5,714,286 shares (the “Initial Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) for an aggregate purchase price of $30 million, or $5.25 per share, and (ii) a new debt security in an aggregate principal amount of $70 million (the “New Debt”), which has a stated interest rate of 3.0% and matures on July 31, 2016, as amended pursuant to the Amended Securities Purchase Agreement. The proceeds (net of fees and expenses) of the issuance of the Initial Shares and the New Debt are required to be used by the Company over a period of time to repurchase a portion of the Company’s 3.00% Convertible Senior Notes due 2013 (the “Convertible Notes”). Subject to the consummation of the Second Closing (as defined below) and receipt of certain Polish regulatory waivers, the New Debt will effectively be exchanged for newly issued shares of Common Stock equal to the then-outstanding principal amount of the New Debt divided by $5.25 (the “Exchange Shares”) upon the earlier of January 30, 2013 and the date that such Polish regulatory waivers are received. The total amount of Exchange Shares expected to be issued is approximately 13,333,333 shares of Common Stock plus additional shares representing accrued and unpaid interest under the New Debt as of the Second Closing divided by $3.44.

At the second closing (the “Second Closing”), Roust Trading will purchase a new debt security maturing on July 31, 2016 (the “Rollover Notes”), in an aggregate principal amount of $102,554,000, the proceeds (net of fees and expenses) of which must be used by the Company to repurchase the Convertible Notes held by Roust Trading or its affiliates, in the same principal amount as the Rollover Notes, at par. The Rollover Notes will bear a blended interest rate of 6.00% over their term. Interest accrued up to and including June 30, 2014, will effectively be paid in shares of Common Stock, and interest accrued following that date will be paid in cash.

At the backstop closing (the “Backstop Closing”), the Company will have the option to issue to Roust Trading a new debt security maturing on July 31, 2016 (the “Backstop Notes”) in an aggregate principal amount of up to $107.5 million in exchange for an amount of cash paid by Roust Trading equal to the face value of the Backstop Notes. The Backstop Notes will bear a blended interest rate of 6.00% over their term. Interest accrued up to and including December 31, 2013, will effectively be paid in shares of Common Stock, and interest accrued following that date will be paid in cash.

In addition, the Company has agreed to issue to Roust Trading, within five business days of a request by Roust Trading, up to the following amount of shares of Common Stock at any time after the following dates: (i) 3 million shares of Common Stock (the “Additional Initial Shares”) after the execution of the Amended Securities Purchase Agreement and the amended and restated governance agreement, between the Company and Roust Trading (the “Amended Governance Agreement”) which occurred on July 9, 2012; (ii) 5 million shares of Common Stock after receipt of Company Stockholder Approval (as defined in the Amended Securities Purchase Agreement); and (iii) 2 million shares of Common Stock following the Backstop Escrow Release Date (as defined in the Amended Securities Purchase Agreement) (the shares of Common Stock in clauses (ii) and (iii) above together, the “Additional Approval Shares”).

Roust Trading and its affiliates may also purchase (subject to applicable blackout periods and regulatory limitations) an amount of shares of Common Stock in the market such that their total holdings of shares of Common

Stock, including Common Stock issuable to Roust Trading pursuant to the Amended Securities Purchase Agreement, would not exceed 42.9%, or if less that amount which would require Roust Trading to make a tender offer for the Company’s Common Stock under Polish law.

Under Proposal 5 below, the Company is seeking shareholder approval of the issuance of the Exchange Shares, the Additional Approval Shares and any additional shares (excluding the Additional Initial Shares) that may be issued pursuant to the Amended Securities Purchase Agreement or the other related transactional documents (together with the Exchange Shares and Additional Approval Shares, the “Approval Shares”).

What is the primary rationale for the Financing Transaction?

The primary rationale of the Financing Transaction is to enable the Company to meet its obligations under the Convertible Notes at their maturity date, which consist of an aggregate principal amount of $310 million maturing on March 15, 2013. Assuming approval by the Company’s shareholders of Proposal 5 of this Proxy Statement and Roust Trading’s election to complete the Financing Transaction on its existing terms, once completed, the overall effect of the Financing Transaction would enable the Company to repurchase such amount of Convertible Notes equal to $100 million, net of expenses, from third party investors, in exchange for newly issued shares of Common Stock and to exchange up to $210 million principal amount of outstanding Convertible Notes for unsecured Company senior notes due July 31, 2016 which bear interest at a blended rate of 6.00%. The Company believes that if the Financing Transaction is not consummated, it will not be able to find sources of financing on terms as favorable as the Financing Transaction and may not be able to secure other financing at all, in order to meet its obligations under the Convertible Notes on a timely basis.

Is Roust Trading obligated to execute the Financing Transaction?

As a result of the Restatement, Roust Trading may no longer be obligated to consummate the Financing Transaction.

On October 5, 2012, the Company completed the Restatement and filed an amended annual report on Form 10K/A for the year ended December 31, 2011, and amended quarterly reports on Form 10Q/A for the three and nine months ending September 30th, 2011 and the three months ending March 31st, 2012, with the United States Securities and Exchange Commission (the “SEC”). In connection therewith, the Company’s management concluded that the total cumulative impact of the Restatement exceeded the thresholds set out in the Amended Securities Purchase Agreement with Roust Trading - in particular, in relation to the waiver of rights granted by Roust Trading with respect to claims it may have in relation to the Restatement and the waiver of the condition to Roust Trading’s obligation to complete the transaction on account of the Restatement. As a result, Roust Trading may no longer be obligated to consummate the associated funding transaction and may have other claims against the Company, including a potential event of default under the New Debt. Roust Trading has reserved its rights and therefore it is uncertain at this stage whether Roust Trading will consummate the funding transaction agreed with the Company or if Roust Trading will propose new terms to an amended transaction or propose an alternative transaction. Discussions have commenced between the Company and Roust Trading regarding the impact of the Restatement on our strategic alliance.

Why is the board of directors supporting stockholder approval of the Financing Transaction?

Despite the lack of an effective waiver of rights from Roust Trading, our board of directors has determined that the Financing Transaction, if performed, is fair to, and in the best interest of, our stockholder even though Roust Trading may not be obligated to and may choose not to consummate the Financing Transaction.

In the year prior to execution of the Financing Transaction with Roust Trading on April 23, 2012, the board of directors considered potential strategic alternatives available to the Company in order to address the Company’s financial needs, including certain asset dispositions, financial and strategic investments in the Company and debt restructuring options. However, these alternatives were less progressed and more uncertain as to timing than the proposed Financing Transaction and did not provide any immediate and definitive answer to the liquidity issues facing the Company in 2013. Having considered these potential strategic alternatives, the board of directors believes that the Financing Transaction remains the best available alternative for the Company in light of its liquidity and financial position. The Financing Transaction would allow the Company to fully repay or repurchase the outstanding amount of Convertible Notes, permit the continued viability of the Company, provide the Company’s existing shareholders with significant continued participation in its governance and in its future earnings and growth potential, and preserve the Company as an independent public company while adding significant new opportunities in the Russian and international spirits markets and providing potential strategic benefits in a relationship with Roust Trading and its affiliates.

However, in light of the uncertainty about the intention of Roust Trading to consummate the Financing Transaction, the Company has begun and will continue to review available options to address its liquidity position in light of the maturity of the Convertible Notes. The Company’s review will be conducted within the framework of its contractual obligations to Roust Trading.

What will happen if the Financing Transaction is not performed?

If you vote against Proposal 5 and shareholders reject the issuance of the Exchange Shares, the Additional Approval Shares and the additional shares that may be issued in connection with the payment of interest on the New Debt, Rollover Notes and Backstop Notes, or Roust Trading does not elect to consummate the transaction under the Amended Securities Purchase Agreement, the Exchange Shares will not be issued and the New Debt, which will mature on July 31, 2016, will remain outstanding. The closing conditions related to the Second Closing and the Backstop Closing will not be satisfied, and the Company will not be able to complete the issuance of the Additional Approval Shares, the Rollover Notes and the Backstop Notes. In addition, Roust Trading may elect to exercise its option and sell the Initial Shares back to the Company for an aggregate purchase price of $30 million, in which case the total investment received by the Company pursuant to the Amended Securities Purchase Agreement would be the net proceeds of the issuance of the New Debt.

If the Financing Transaction is not consummated, we may not be able to find sources of financing on terms as favorable as the Financing Transaction and may not be able to secure other financing at all, in order to meet our obligations under the Convertible Notes on a timely basis. As a result, we would face significant liquidity issues in the near future.

How does the Financing Transaction differ from the agreements entered into with Roust Trading on April 23, 2012?

Both the Original Securities Purchase Agreement and the Amended Securities Purchase Agreement contemplate the following transactions: (i) the issuance of the Initial Shares and the New Debt at the Initial Closing (which occurred on May 4, 2012 and concluded on May 7, 2012); (ii) upon approval of the Company’s stockholders, and after the satisfaction of certain other conditions as further described in Proposal 5 below, the issuance of the Exchange Shares at a purchase price sufficient for the Company to repay the then-outstanding principal amount of the New Debt; (iii) the purchase by Roust Trading of the Rollover Notes in exchange for the Convertible Notes held by Roust Trading or its affiliates; and (iv) our right to issue to Roust Trading the Backstop Notes.

The following summarizes the material amendments to the terms of the Original Securities Purchase Agreement as set forth in the Amended Securities Purchase Agreement:

1. The Company agreed to issue the Additional Initial Shares and subject to conditions the Additional Approval Shares;

2. Interest payable (i) on the New Debt prior to the Second Closing may, at the option of Roust Trading, and after the Second Closing, will be effectively paid in shares of Common Stock at a price of $3.44 per share of Common Stock (rather than $5.25 per share as existed under the Original Securities Purchase Agreement), (ii) on the Rollover Notes through June 30, 2014 (rather than December 31, 2013, as existed under the Original Securities Purchase Agreement), will be effectively paid in a number of shares of Common Stock, determined by dividing the amount of interest payable over such period by the 5-day volume weighted average price (the “VWAP”) of the Common Stock (as traded on Nasdaq), provided that the VWAP may never exceed $4.13 or be lower than $2.75 (the “VWAP Amount”), where such VWAP Amounts thresholds equaled $6.30 and $3.20, respectively, under the Original Securities Purchase Agreement, and (iii) on the Backstop Notes through December 31, 2013, will be effectively paid in a number of shares of Common Stock, determined by dividing the amount of interest payable over such period by the VWAP Amount where such VWAP Amount thresholds equaled $6.30 and $3.20, respectively, under the Original Securities Purchase Agreement;

3. The final maturity date for the New Debt was extended from March 18, 2013, to July 31, 2016; and

4. Roust Trading and its affiliates may also purchase (subject to applicable blackout periods and regulatory limitations) an amount of shares of Common Stock in the market such that their total holdings of shares of Common Stock, including Common Stock issuable to Roust Trading pursuant to the Amended Securities Purchase Agreement, would not exceed that amount which would require Roust Trading to make a tender offer for the Company’s Common Stock under Polish law. Upon receipt of certain Polish regulatory waivers if and to the extent received, Roust Trading and its affiliates may purchase (subject to applicable blackout periods) an amount of shares of Common Stock, including shares of Common Stock issuable to Roust Trading pursuant to the Amended Securities Purchase Agreement, that would not exceed 42.9% of the outstanding Common Stock.

The Amended Governance Agreement effected the following material changes to the governance agreement, dated April 23, 2012, between the Company and Roust Trading (the “Original Governance Agreement”):

1. Upon Roust Trading (and its affiliates) holding 40 percent of CEDC’s outstanding Common Stock, Roust Trading will have the right to appoint four members to the board of directors. No such provision existed under the Original Governance Agreement;

2. The Nominating and Corporate Governance Committee of the board of directors shall consist of three directors, one of which shall be a director appointed by Roust Trading and two of which shall be directors that are not appointed by Roust Trading. No such provision existed under the Original Governance Agreement;

3. Within two days of executing the Amended Governance Agreement, the Company was required to form, and formed, a Russian Standard Relationship Committee of the board of directors which will evaluate any potential transaction between the Company and Roust Trading and its affiliates, such Russian Standard Relationship Committee currently consists of Scott Fine and Markus Sieger;

4. Within two days of executing the Amended Governance Agreement, the Company was required to form, and formed, a Russia Oversight Committee of the board of directors which will oversee the Company’s operations in Russia. Pursuant to the terms of the corporate governance framework approved by the board of directors on September 13, 2012, (the “Corporate Governance Framework”) the Russia Oversight Committee shall not operate for so long as Roustam Tariko is Interim President of the Company; and

5. For so long as Roust Trading holds at least 9.0% of the Common Stock, Roust Trading has the right to replace certain Russian Management positions and may propose to supplement certain senior Russian management positions only if such supplements are reasonably acceptable to the board of directors. Under the Original Securities Purchase Agreement, upon the Second Closing and for so long as Roust Trading held at least 20% of the Company’s voting securities, the Company was unable to make changes to certain senior Russian management positions without the consent of Roust Trading.

Why did the Company amend and restate the Original Securities Purchase Agreement?

On June 4, 2012, the Company announced that it would need to restate its consolidated financial statements for the periods ended December 31, 2010 and 2011, as well as the effected interim periods in 2010 and 2011, because of a failure to reflect the timely reporting of the full amount of retroactive trade rebates and trade marketing refunds provided to customers of the Company’s main operating subsidiary in Russia, the Russian Alcohol Group (“RAG”). On June 11, 2012, Roust Trading informed investors that it took very seriously the Company’s announcement regarding the Restatement and that it was engaged in negotiations with the board of directors to discuss the management of the Company, particularly stronger control of the Company’s Russian operations, in order to protect bondholders, shareholders, and Roust Trading, and to discuss the impact of the Restatement on the Financing Transaction. In addition, Roust Trading stated that subject to these discussions it would continue its strategic support of the Company in turning around its operations, because of its strong portfolio of brands. The

Company and Roust Trading subsequently agreed on July 9, 2012, to amend the terms of the Original Securities Purchase Agreement, Original Governance Agreement and related transaction documents primarily to reflect a purchase price adjustment to the Original Securities Purchase Agreement, Original Governance Agreement and related transaction documents and certain governance changes in exchange for a waiver from Roust Trading of certain contractual claims it may have under the Original Securities Purchase Agreement, Original Governance Agreement and related transaction documents and under certain other agreements arising from the accounting errors announced in connection with the Restatement and a commitment to proceed with the transactions notwithstanding the Restatement. This waiver is conditional on the Company disclosing in amended filings with the SEC a Restatement with an aggregate impact of less than $49 million on each of revenue and EBITDA, an impairment charge of less than $10 million and certain other conditions. The Restatement reported an impact on revenue and EBITDA of over $60 million.

What is the impact of the Restatement on the Financing Transaction?

On October 5, 2012, the Company completed the Restatement and filed an amended annual report on Form 10K/A for the year ended December 31, 2011, and amended quarterly reports on Form 10Q/A for the three and nine months ending September 30th, 2011 and the three months ending March 31st, 2012, with the SEC. In connection therewith, the Company’s management concluded that the total impact on net income of the Restatement for the fiscal years ending on December 31, 2011 and 2010 amounted to $31.6 million and $33.4 million, respectively, and the total impact on EBITDA of the Restatement for the fiscal years ending on December 31, 2011 and 2010 amounted to $31.7 million and $30.9 million, respectively. This resulted in a total cumulative impact of the Restatement in excess of the thresholds set out in the Amended Securities Purchase Agreement upon which Roust Trading’s waiver was conditioned. Roust Trading has reserved its rights in respect of the Original Securities Purchase Agreement, the Amended Securities Purchase Agreement and related transaction documents and therefore it is uncertain at this stage whether Roust Trading will consummate the Financing Transaction or if Roust Trading will propose new terms to an amended transaction or propose an alternative transaction. Discussions have commenced between the Company and Roust Trading regarding the impact of the restatement on our strategic alliance.

Will the issuance of shares pursuant to the Financing Transaction dilute my percentage ownership in the Company?

Yes. You will own a smaller percentage ownership in the Company as a result of the Financing Transaction. If the Financing Transaction is completed, it is expected that Roust Trading will own approximately 39,574,641 shares of Common Stock or approximately % of the outstanding shares of Common Stock, and upon the issuance of the Approval Shares (as defined herein), your percentage ownership will be reduced by approximately %. The calculation of outstanding shares of Common Stock in the preceding sentence reflects shares outstanding as of the record date, and gives pro forma effect to the Additional Initial Shares and 23,654,230 shares being issued pursuant to the Financing Transaction (which amount assumes (i) a purchase price of $3.44 for newly issued shares of Common Stock in connection with the payment of interest under the New Debt, Rollover Notes and Backstop Notes and (ii) the Second Closing having occurred on December 31, 2012) and without giving effect to any exercisable options.

Why is the Company seeking shareholder approval of the issuance of shares pursuant to the Financing Transaction?

NASDAQ Marketplace Rule 5635(b) generally requires shareholder approval of the issuance of securities to an investor or group of investors that would result in a “change of control” as defined by NASDAQ. NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% of more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b). Because Roust Trading and its affiliates would own in excess of 20% of the voting power of the Common Stock if the Company issues the Exchange Shares, the Additional Approval Shares and the additional shares that may be issued in connection with the interest payments on the New Debt, Rollover Notes and Backstop Notes to Roust Trading in order to avoid uncertainty surrounding the requirements under Rule 5635(b), the Company is seeking shareholder approval under this rule. Notwithstanding the NASDAQ interpretation of Rule 5635(b), the Company does not consider the issuance of the Approval Shares (as defined herein), to Roust Trading and its affiliates to be an actual change of control of the Company.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, October 23, 2012, are entitled to receive notice of the annual meeting of stockholders and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

In addition, the Initial Shares and any Additional Initial Shares then issued, will not be able to vote on Proposal 5 and will not be considered present or represented by proxy at the annual meeting for such purpose.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 78,843,480 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may vote in person at the annual meeting. If you are a shareholder of record, you must present an acceptable form of identification, such as a driver’s license, at our annual meeting. If you hold your shares in street name or otherwise have beneficial but not record ownership of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the meeting. Anyone who does not have proper identification (such as a driver’s license) and proof of ownership as of the record date (either by being a registered stockholder, or by presenting a brokerage statement or other proof of beneficial ownership) may be denied access to the annual meeting. As a Delaware public company, the vast majority of votes at the Company’s annual meetings are typically cast by proxy cards returned to the Company, whereas attendance in person is more common for Polish joint-stock companies. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to “street name” stockholders.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. As a result, if you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming quorum is obtained.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each item in this proxy statement. The board recommends a vote:

•	“for” the election of seven directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	“for” the ratification of the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2012;

•	“for” a non-binding vote on executive compensation;

•	“for” the approval of amendments to the Company’s 2007 Stock Incentive Plan;

•	“for” the approval of the issuance of shares of common stock to Roust Trading pursuant to the Financing Transaction;

•	“for” the approval of the amendment to increase the maximum size of the board of directors;

•	“for” the approval of the amendment to increase the number of authorized shares of common stock; and

•	“against” the shareholder proposal to adopt a simple majority vote.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement that may take place, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of the Board of Directors’ Nominees to the Board of Directors. Assuming that a quorum is present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no impact on the election of directors except to the extent failure to vote for an individual results in another individual receiving a larger proportion of votes. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Ratification of Independent Auditors. For the ratification of the independent auditors, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Non-Binding Vote on Compensation. For the approval of the compensation paid to the Company’s named executive officers, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Approval of Amendments to the 2007 Stock Incentive Plan. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval of the amendments to the 2007 Stock Incentive Plan. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Approval of the Issuance of Shares of Common Stock to Roust Trading pursuant to the Financing Transaction. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval of the issuance of shares of common stock to Roust Trading pursuant to the Financing Transaction, excluding those shares purchased by Roust Trading at the Initial Closing and the Additional Initial Shares, which shall not be entitled to vote in respect of this matter nor shall they be considered present or represented by proxy for this purpose. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Approval of Amendment to Increase the Size of the Board. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to increase the maximum size of the board and this amendment to the Company’s Certificate of Incorporation. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have the same effect as a negative vote.

Approval of Amendment to Increase Number of Authorized Shares of Common Stock. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to increase the number of authorized shares of common stock and this amendment to the Company’s Certificate of Incorporation. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have the same effect as a negative vote.

Shareholder Proposal to Adopt a Simple Majority Vote. For the approval of the shareholder proposal to adopt a simple majority vote for all matters under the Company’s Certificate of Incorporation and bylaws, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Who will bear the costs of soliciting proxies for the annual meeting?

The cost of soliciting proxies for the annual meeting will be borne by the Company. The Company has retained Broadridge Investor Communications Services to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $45,000. The Company has also retained Morrow & Co. LLC to assist in proxy solicitation activities on the Company’s behalf for a fee of approximately $15,000. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company, who will not receive any additional compensation for their services but will be reimbursed for the out-of-pocket expenses they incur. Proxies and proxy material will also be distributed at the expense of the Company by brokers, nominees, custodians and other similar parties.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder’s Meeting to Be Held on [—], 2012.

This proxy statement and annual report to securityholders are available at http://cedc-reports.home.pl/

ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS

(PROPOSAL 1)

The board of directors currently consists of eight members. At the annual meeting, seven directors will be elected, each to serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. The following individuals have been nominated for election as directors of the Company at the annual meeting: Roustam Tariko, David Bailey, N. Scott Fine, Jose Aragon, Robert Koch, Alessandro Picchi and Markus Sieger.

We discuss below the specific experience, qualifications, attributes and skills of each director nominee that led our Nominating Committee to conclude in light of our business and structure that, as of the date of this proxy statement, each such individual should serve as a director of the Company. Unless otherwise specified on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Tariko, Bailey, Fine, Aragon, Koch, Picchi and Sieger. The board of directors anticipates that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company’s bylaws, directors are elected by plurality vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

Nominees for Election as Directors

Name	Age	Position(s)
Roustam Tariko	50	Interim President and Chairman of the Board of Directors
David Bailey	67	Director and Interim Chief Executive Officer
N. Scott Fine	55	Lead Director and Vice Chairman of the Board of Directors
Jose Aragon	63	Director
Robert Koch	51	Director
Alessandro Picchi	55	Director
Markus Sieger	46	Director

Directors are elected to serve until they resign or are removed, or until their successors are elected. All directors are elected annually at the annual meeting of stockholders.

Roustam Tariko was appointed Chairman of the board of directors on July 9, 2012 and Interim President of the Company on October 23, 2012. Mr. Tariko is the founder of Russian Standard, one the largest Russian privately owned companies working in the consumer market. Russian Standard has leading positions in banking, premium vodka, sparkling wines and spirits distribution. Dating back to 1992, the Russian Standard family of companies today includes Russian Standard Vodka (a number one premium vodka in Russia, present in over 75 countries), Roust Inc. (a leading Russian distributor of alcoholic beverages), Gancia (a legendary Italian producer of sparkling wines and vermouths founded in 1850), Russian Standard Bank (a leading consumer lending and credit card bank in Russia) and Russian Standard Insurance. Mr. Tariko is a graduate of the Moscow Institute for Railway Engineering with a degree in economics and INSEAD Executive School. We believe that Mr. Tariko’s extensive experience in the alcohol production and distribution business in Russia and globally will make a significant and valuable contribution to the Company as it seeks to improve its operational performance in Russia and expand globally.

David Bailey has been a director of the Company since December 2003 and has served as Interim Chief Executive Officer since July 9, 2012. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company including President IP Poland, and Managing Director Eastern Europe, including

Russia. He was Chairman of the Board for OAO Svetogorsk (Russia), and Chairman of the Board for IP Kwidzyn (Poland). He retired from International Paper in 2008, and has opened a private strategic planning consulting business for Poland and Russia. He has also been responsible for the creation and development of the most popular tissue brand in Poland, Velvet. In addition, he served on the board of directors for the American Chamber of Commerce in Poland for 9 years, is on the board of Litewska Children’s Hospital Foundation, United Way Poland, and was a member of the Polish Business Roundtable for 13 years. Mr. Bailey served in the United States Army and graduated with a Chemical Engineering Degree from Oregon State University. We believe that Mr. Bailey’s extensive experience with the operations and management of publicly traded companies, his skill in navigating the regulatory and competitive environments in Poland and Russia and his demonstrated willingness to further his education in the area of corporate governance, have made and will continue to make him a valuable asset to the Company.

N. Scott Fine has been a director of the Company since January 2003, and was previously a director in 2001. Mr. Fine was appointed Lead Director of the Board of Directors on July 9, 2012 and Vice Chairman of the Board of Directors on October 23, 2012. Mr. Fine is an investment banker at Scarsdale Equities, a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 25 years. Previously, Mr. Fine was an investment banker at Fine Equities, focusing on small- to medium-cap companies and managing high net worth individuals and small institutions. Mr. Fine co-managed the Company’s initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut. We believe that Mr. Fine’s relationships within the financial community in New York and around the world, as well as his significant experience with equity and debt offerings, have made and will continue to make him a valuable contributor as our Lead Director.

Jose L. Aragon has been a director of the Company since May 16, 2012. Since January 2001, Mr. Aragon has been president of Aragon Consulting Corporation. In 2006, he was President of Russian Standard Vodka USA, and between 2000 and 2005, he was a member of the board of directors of Russian Standard Vodka. From 1999 to 2000, he was the vice president of marketing for Spherion Corporation. Mr. Aragon has also held several positions at Bacardi, including, from 1997 to 1999 the North American vice president of marketing and a member of the board of directors of Bacardi USA, from 1993 to 1997 the European vice president and director of marketing for Bacardi-Martini B.V., and from 1980 to 1997 the assistant vice president of marketing and then vice president of human resources for Bacardi USA. From 1975 to 1980, Mr. Aragon worked in brand management at Procter & Gamble Spain and USA. Mr. Aragon was designated as a nominee to the board of directors by Roust Trading pursuant to the Amended Governance Agreement. We believe that Mr. Aragon’s experience in global marketing as well as his familiarity with the spirits industry allow him to make valuable contributions as a member of our board of directors.

Robert P. Koch has been a director of the Company since February 2004. Mr. Koch is President and Chief Executive Officer of the Wine Institute. He has over 20 years of experience in alcohol beverage public policy, international marketing and regulatory affairs. In his current capacity, he maintains close working relationships with key members of the alcohol beverage community. His presence in the United States, a growing export market for the Company, and his extensive contacts in our industry have benefited and will continue to benefit the Company as we seek to create and grow new business relationships. In addition, Mr. Koch serves on the APAC, the committee which advises the United States Trade Representative and the Secretary of Agriculture on trade policy.

Alessandro Picchi has been a director of the Company since April 23, 2012. From December 2011 to April 15, 2012 he was General Counsel of Russian Standard Corporation. From 2006 to 2011 he was a partner of Morri, Cornelli & Associates, a Tax and Law Firm with offices in Milan and Rome. From 2000 to 2006 he was Chairman of the Board of Directors of Globalfin International with headquarters in Geneva, Switzerland and director of Motorel Investments BV. From 1996 to 2000 he was General Counsel of Globalfin Holdings Ltd (Globalfin International Group SA) and a member of the Board of Directors. Mr. Picchi was designated as a nominee to the board of directors by Roust Trading pursuant to the Amended Governance Agreement. We believe that Mr. Picchi’s legal experience in international contracts and trade, mergers and acquisitions and corporate governance allow him to make valuable contributions as a member of our board.

Markus Sieger has been a director of the Company since August 2005 and holds a degree in Economics from the University of Applied Sciences for Business and Administration, Zurich. He started his career in 1981 with Zurich Insurance Group where he specialized in building up and managing complex information systems and organizational projects. In 1994, he joined fincoord and is today managing partner of ffc fincoord finance coordinators AG, which is an M&A and strategic advisory firm focusing since 1991 on growth markets in Central Europe and Asia. He is also the founder and Chairman of iscoord AG, an award winning IT company. He has been a director of both public and private companies, in the United States, the European Union and Switzerland. We believe that Mr. Sieger’s regional experience, as evidenced by his serving as a senior advisor and a director for a number of other companies based in Central and Eastern Europe, as well as his significant transactional and entrepreneurial experience have allowed him and will continue to allow him to make valuable contributions as a member of our board.

Director Independence and Other Matters

The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules: N. Scott Fine, Jose Aragon, Robert Koch, Alessandro Picchi and Markus Sieger. In addition, the board of directors determined that Mr. William Shanahan, who served as a director in 2011 and in 2012, until his resignation from the board of directors on July 27, 2012, and Mr. Marek Forysiak, who served as a director in 2011 and in 2012 but is not seeking re-election at the upcoming annual meeting, were an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The board of directors has also determined that each member of the audit, compensation and nominating and corporate governance committees meets the independence requirements applicable to those committees prescribed by the NASDAQ Marketplace Rules and the Securities and Exchange Commission, or SEC.

The Company encourages but does not require members of the board of directors to attend the annual meetings. At the 2011 annual meeting, all seven of our directors nominated for re-election at that annual meeting attended the meeting.

Board Leadership Structure

On July 9, 2012, the board of directors appointed Mr. Tariko Chairman of the board of directors. On October 23, 2012, the board of directors appointed Mr. Tariko Interim President of the Company, with authority to supervise the Company’s operations outside of Poland. Mr. Tariko will serve as Interim President on a temporary basis until the earlier of the appointment of a permanent Chief Executive Officer or March 31, 2013. In his role as Interim President, Mr. Tariko will supervise the Company’s operations outside of Poland. David Bailey will continue to serve as Interim CEO with responsibility for company-wide finance and the Company’s operations in Poland, as well as the administrative, reporting, legal, compliance and audit functions of the Company. Mr. Tariko will continue to serve as Chairman of the board of directors. The board of directors believes that this structure of combined Interim President and Chairman will allow the Company to benefit from Mr. Tariko’s significant management experience both in the day-to-day operations of the Company as well as in the strategic planning and oversight functions of the board of directors while the board of directors continues to search for a permanent Chief Executive Officer of the Company.

In addition, in light of the expected increase in Mr. Tariko’s responsibilities at the Company, on October 23, 2012, the board of directors amended the Company’s by-laws to provide for an increased role for the lead director also as Vice Chairman of the board of directors. Accordingly, Mr. Fine will continue to serve as lead director and, upon the appointment of Mr. Tariko as Interim President, Vice Chairman, of the board of directors.

Our board of directors is currently comprised of Mr. Tariko, Mr. Bailey and six directors, who meet the definition of an independent director as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Each of our audit, compensation and nominating and corporate governance committees is comprised entirely of independent directors. Additionally, the board of directors appoints an independent Lead Director to coordinate the activities of other independent directors and to perform the following responsibilities, among others: (a) collaborate with our Interim CEO, Interim President and Chairman in preparing the board’s agenda and meeting schedules, (b) recommend to the Chairman of the board the retention of outside advisors and consultants who report directly to the board, (c) serve as the Chairman of the nominating and corporate governance committee, (d) serve as the board of director’s liaison to the Interim CEO, Interim President and the Chairman of the board of directors between meetings, (e) serve as the board of director’s liaison for consultation and communication with shareholders; (f) oversee evaluations of the board of directors and its committees in collaboration with the nominating and corporate governance committee and (g) call and preside over any executive sessions of the independent directors. N. Scott Fine is currently the Company’s Lead Director and Vice Chairman of the Board of Directors.

Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk is an integral part of its ability to succeed. Our goal is to manage risk prudently, not to eliminate risk. In our business, we face a number of risks, including economic risks, regulatory risks, risks stemming from conducting operations in multiple countries and in different currencies, risks in integrating our acquired companies and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks the company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board of directors believes that establishing the right “tone at the top” and that full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management team, including our Interim CEO and Interim President , meets regularly with our board of directors to discuss strategy and risks facing the company. Members of senior management attend board meetings and are available to address any questions or concerns raised by the board of directors on risk management-related and any other matters. The board of directors receives regular presentations from senior management on strategic matters involving our operations. The board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company, and convenes executive sessions, under the oversight of our independent Lead Director at which these and other matters are discussed, and at which no members of the management team are present.

While the board of directors is ultimately responsible for risk oversight at the Company, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and corporate governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Committees of the Board of Directors and Meetings

The board of directors held 21 meetings in 2011, in addition to acting by unanimous written consent 7 times. Each incumbent director who was also a director in 2011 attended at least 75% of the total number of meetings of the board of directors and meetings of the committees of the board on which he served in 2011.

The board of directors has seven standing committees: an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee, a nominating and corporate governance committee, a special committee (which addresses certain corporate decisions where a conflict-of-interest with Russian Standard may exist), a Russian Standard relationship committee, a Russia oversight committee, and a Polish export committee. The operation of the Russia Oversight Committee has been suspended during the term of Mr. Tariko as Interim President of the Company. The functions performed by the audit committee, the compensation committee and the nominating and corporate governance committee are summarized below. All of the members of those three committees are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Each of these three committees can hire its own advisors.

On August 10, 2009, at the recommendation of the nominating and corporate governance committee, the board adopted a policy limiting the number of public boards of directors on which our directors may serve to two, in addition to the board of the Company.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the audit committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Messrs. Forysiak, Fine and Picchi currently constitute the audit committee. Mr. Forysiak currently serves as the chairman of the audit committee. The board has determined that Mr. Forysiak qualifies as an “audit committee financial expert” as defined in Items 401(h) and 407(d)(5) of Regulation S-K, and that each of the members of the audit committee is independent in accordance with applicable NASDAQ standards and SEC rules and regulations. Mr. Forysiak will not be seeking re-election to the board of directors at the upcoming annual meeting. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by the Company to conduct the annual audit examination of the Company’s financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year, the audit procedures to be utilized, audit fees, and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board as the audit committee deems appropriate. The audit committee met 22 times during 2011. The report of the audit committee is set forth later in this proxy statement.

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the compensation committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The compensation committee’s responsibilities include (i) making recommendations to the board of directors on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) consulting with independent outside compensation consultants regarding the Company’s executive officer and director compensation policies, (iii) administering the Company’s 2007 Stock Incentive Plan, referred to herein as the Option Plan, and (iv) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. Messrs. Sieger, Aragon and Koch currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Sieger serves as the chairman of the compensation committee. The compensation committee held 6 meetings during 2011. The report of the compensation committee is set forth later in this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the nominating and corporate governance committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The nominating and corporate governance committee monitors the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at the Company’s annual meetings of stockholders. The nominating and corporate governance committee also recommends to the board candidates for filling positions on the board of directors resulting from the death or resignation of directors. The nominating and corporate governance committee also recommends directors for appointment to the committees of the board. In addition, the nominating and corporate governance committee reviews and assesses the adequacy of the Company’s corporate governance principles and, if appropriate, develops and recommends to the board of directors additional corporate governance principles. These responsibilities include oversight of the process of evaluating the performance of the board, its committees and individuals directors, maintenance of the Company’s succession plan, convening executive sessions of the board of directors at which no members of management or other representatives of the company are present and recommending to the board of directors a candidate for Lead Director. The current Lead Director is Mr. Fine. Messrs. Koch, Picchi and Fine currently constitute the nominating and corporate governance committee, each of whom is an “independent director” as defined by rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Fine serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee held 3 meetings in 2011.

The nominating and corporate governance committee believes that, in order to be effective, a board must consist of directors with varying experiences and personal backgrounds. In particular for a company that has operations around the world, the nominating and corporate governance committee believes that the board should include representatives from the territories and regions that are relevant to the company’s business. To this end, the nominating and corporate governance committee highly values diversity of experience and geographic background in considering candidates for membership on the board of directors. The current directors and nominees for election to our board include citizens or full time residents of Italy, Poland, Russia, Switzerland and the United States. They also have diverse professional experience, having worked internationally in investment and commercial banking, the international alcoholic beverage industry and the consumer retail sector for both publicly traded and privately held companies. This diversity contributes significantly to the insight that our board of directors has into the challenges facing the Company.

Compensation Committee Interlocks and Insider Participation

During 2011, Markus Sieger, N. Scott Fine, and William Shanahan served on the compensation committee. None of the members of the compensation committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or the compensation committee.

The information contained in the reports of the audit committee and the compensation committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The audit committee members are Marek Forysiak, N. Scott Fine, and Alessandro Picchi, each of whom meets the independence and experience requirements set forth in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The audit committee held 22 meetings during 2011.

To ensure independence, the audit committee also meets separately with the Company’s independent public accountants, internal auditor and other members of management. In addition, the audit committee reviewed and discussed the audited financial statements with management. The audit committee met with the Company’s independent public accountants and discussed the matters required to be discussed by Statement on Auditing Standards 61. The audit committee has received the written disclosures and the letter from the independent public auditors required by applicable requirements of the Public Company Accounting Oversight Board concerning independence and has discussed the independence of the independent public auditors with them. Based on its review and discussions with the independent public auditors, the audit committee has recommended to the board of directors that the audited financial statements for the year ended December 31, 2011 be included in the Company’s annual report on Form 10-K/A filed with the SEC on October 5, 2012.

Respectfully submitted,

Audit Committee

Marek Forysiak
N. Scott Fine
Alessandro Picchi

ADDITIONAL INFORMATION

Director Compensation

The following table sets forth information regarding the compensation of the non-employee directors of the Company for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
David Bailey(1)	$94,250	$23,880	$60,643	$178,773
Scott Fine(2)	$67,500	$11,935	$43,504	$122,939
Marek Forysiak(3)	$65,500	—	$52,733	$118,233
Robert Koch(4)	$58,750	—	$47,460	$106,210
William Shanahan(5)	$63,750	$20,200	$26,367	$110,317
Markus Sieger(6)	$73,000	—	$55,370	$128,370

(1)	As of [—], 2012, Mr. Bailey had 88,500 options outstanding.
(2)	As of [—], 2012, Mr. Fine had 36,771 options outstanding.
(3)	As of [—], 2012, Mr. Forysiak had 22,167 options outstanding.
(4)	As of [—], 2012, Mr. Koch had 60,000 options outstanding.
(5)	On July 27, 2012, Mr. Shanahan resigned from his position as director of the Company.
(6)	As of [—], 2012, Mr. Sieger had 59,874 options outstanding.

For the first half of 2011, each European-based director (Messrs. Bailey, Forysiak and Sieger) was entitled to receive an annual fee of $36,000 and each non-European-based director (Messrs. Fine, Koch and Shanahan) was entitled to receive an annual fee of $30,000 for serving as a member of the board of directors. The chairman of the board of directors was entitled to receive an additional annual fee of $20,000. The Lead Director and chairman of the nominating and corporate governance committee was entitled to receive an additional annual fee of $15,000. The chairmen of the audit committee and the compensation committee were each entitled to receive an additional annual fee of $10,000.

For the second half of 2011, each director was entitled to receive an annual fee of $75,000 for serving as a member of the board of directors and a fee of $2,500 for each physical board meeting attended. The lead director and chairman of the nominating and corporate governance committee was entitled to receive an additional annual fee of $25,000. The chairmen of the audit committee and the compensation committee were each entitled to receive an additional fee of $5,000. Members of the audit and compensation committees were each entitled to receive an additional fee of $10,000. Members of the nominating and corporate governance committee were each entitled to receive an additional fee of $2,500.

Equity awards granted to directors in 2011 were based on the following program. The chairman of the board was entitled to receive an option grant of 20,000 shares. Each member of the audit committee was entitled to receive an option grant of 5,000 shares, and, in addition, the chairman of the audit committee was entitled to receive an option grant of 3,000 shares. The chairman of the compensation committee was entitled to receive an option grant of 5,500 shares and each member of the compensation committee was entitled to receive an option grant of 4,500 shares. The Lead Director and chairman of the nominating and corporate governance committee was entitled to receive an option grant of 10,000 shares and each member of the nominating and corporate governance committee was entitled to receive an option grant of 4,000 shares. Directors also had the choice to receive a portion of their annual equity grant in the form of restricted stock.

Beginning in 2012, the above equity award program was discontinued. Each director will instead receive an annual restricted stock grant valued at $100,000.

The Company reimburses directors for out-of-pocket travel expenses relating to their service on the board of directors.

Director Nomination Process

Although the nominating and corporate governance committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including

(1) such candidate’s independence (consistent with the NASDAQ listing standards), (2) whether such candidate is a director, consultant or employee of any competitor of the Company, (3) such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board in person and (4) any other NASDAQ or SEC requirements, such as financial literacy or financial expertise with respect to audit committee members. The nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by the Company’s stockholders. On a periodic basis, the nominating and corporate governance committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board and research, including publications, database and internet searches. In addition, the nominating and corporate governance committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates.

The nominating and corporate governance committee will consider nominees recommended by stockholders if such recommendations are made in compliance with the Company’s bylaws and applicable SEC rules and regulations. The Company anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating and corporate governance committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

Nominations of persons for election to the board of directors may be made at any meeting of stockholders by the board of directors, and at an annual meeting of stockholders by any stockholder who is entitled to vote for the election of directors and who has complied with the procedures established by the Company’s bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the proponent must have given timely and proper notice thereof in writing to the Company’s Secretary, in accordance with, and containing all information provided for in the bylaws. To be timely, a proponent’s notice must be delivered to or mailed to the Secretary and received at the principal executive offices of the Company not later than the close of business 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Company at such offices not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of public disclosure of the date of the annual meeting.

As a result of the Company’s acquisition of Botapol Holding B.V., which was completed on August 17, 2005, Takirra Investment Corporation N.V. has the right to designate one member to the Company’s board of directors for as long as it owns at least 50% of the original number of shares of common stock issued to it in connection with the acquisition. Markus Sieger has been and remains the designee of Takirra Investment Corporation N.V., and the nominating and corporate governance committee has recommended to the board of directors that he be nominated for re-election to the board of directors.

In February 2012, Mark Kaufman notified the Company of his nomination for election to the board of directors. The board determined that the notice complied with the procedures established by the Company’s bylaws but has declined to nominate Dr. Kaufman for election to the board of directors and proxies in respect of such election are not being solicited by the Company.

Pursuant to the Amended Governance Agreement, Roust Trading may: (i) for so long as it holds a minimum of 9.0% of the Company’s voting securities, nominate one member of the board of directors; (ii) for so long as it holds a minimum of 15.0% of the Company’s voting securities, nominate two members of the board of directors; (iii) for so long as it holds a minimum of 24.9% of the Company’s voting securities, nominate three members of the board of directors; and (iv) for so long as it holds a minimum of 40.0% of the Company’s voting securities, nominate four members of the board of directors. On April 23, 2012, Roust Trading nominated Alessandro Picchi for election to the board of directors, and the board accepted his nomination and appointed Mr. Picchi to the board of directors on April 23, 2012. On May 4, 2012, Roust Trading nominated Jose Aragon for election to the board of directors, and the board accepted his nomination and appointed Mr. Aragon to the board of directors on May 16, 2012. On July 9, 2012, the board of directors appointed Mr. Tariko to the board. The nominating and corporate governance committee has recommended to the board of directors that Messrs. Aragon, Picchi and Tariko be nominated for election to the board of directors.

Communications with the Board of Directors

Although the Company has not developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the board either generally or in the care of the Interim CEO, Secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and the Company’s stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board’s attention are forwarded to the board. In the future, the board of directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s website, any communication to the board of directors should be mailed to the board, in care of the Company’s Secretary, at the Company’s corporate headquarters at 3000 Atrium Way, Suite 265, Mt. Laurel, New Jersey 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder - Board Communication” or “Stockholder - Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication.

Code of Conduct

The Company has adopted a Code of Conduct that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. The Company’s Code of Conduct is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Any changes or waivers to the Code of Conduct for the Company’s principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on the Company’s website.

Executive Officers

The names, ages, current positions held and date from which the current position was held of all executive officers of the Company are set forth below.

Name	Age	Position(s)	Position Since
Roustam Tariko	50	Interim President	2012
David Bailey	67	Interim Chief Executive Officer	2012
Evangelos Evangelou	44	Vice President and Chief Operating Officer	1998
James Archbold	51	Vice President and Director of Investor Relations	2002
Bartosz Kolacinski	38	Vice President and Chief Financial Officer	2012

The following sets forth the business experience, principal occupations and employment of each of the executive officers who does not serve on the board of directors.

Evangelos Evangelou joined the Company in September 1998 as Vice President and Chief Operating Officer. From October 1993 until July 1998, Mr. Evangelou was Assistant Manager and General Manager of Louis Poland Sp. z o.o., where he was responsible for the operations of all food and beverage outlets within Warsaw International Airport. Prior to coming to Poland, Mr. Evangelou was in food and beverage management in the United Kingdom and Cyprus. Mr. Evangelou is a university graduate of New York Institute of Technology, N.Y.

James Archbold joined the Company in January 2002 as Vice President, Corporate Secretary (until April 2012) and Director of Investor Relations. From August 1996 through January 1998, he held the position of National Sales Director for Domestic Brands for Carey Agri, a subsidiary of the Company, now CEDC International. Prior to joining the Company, he worked in Poland for AIG/Lincoln, a real estate development company, as Director of Marketing and Leasing. Prior to coming to Poland in 1995, he worked in the retail brokerage industry in New York for five years. Mr. Archbold holds an M.A. degree from Columbia University.

Bartosz Kolacinski has served as Deputy Chief Financial Officer of the Company since October 2008. Prior to joining the Company, Mr. Kolacinski spent 10 years working at Ernst & Young in Poland. During his time at Ernst & Young, Mr. Kolacinski spent eight years with Ernst & Young’s Audit Department working on various significant audit engagements. Mr. Kolacinski also spent two years with Ernst & Young’s Corporate Finance Department as a Manager in the Transaction and Advisory Services group, where he was responsible for the coordination and management of due diligence projects in different industries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the objectives, policies and elements of our executive compensation program and analyzes our decisions concerning compensation for the individuals named below who served as executive officers during 2011:

•	William V. Carey - Former Chairman, President and Chief Executive Officer

•	Christopher Biedermann - Former Vice President and Chief Financial Officer

•	Evangelos Evangelou - Vice President and Chief Operating Officer

•	James Archbold - Vice President and Director of Investor Relations

During 2011, our Compensation Committee consisted of Markus Sieger, Scott Fine and William Shanahan. Our Compensation Committee currently consists of Mr. Sieger, Jose Aragon who was appointed to the Compensation Committee on July 9, 2012, and Robert Koch who was appointed to the Compensation Committee on July 31, 2012. Of the four executive officers named above, two of them (Messrs. Carey and Biedermann) no longer serve as executive officers of the Company.

Executive Summary

The primary purpose of our compensation philosophy is to attract and retain a qualified, talented team of executive officers in a way that is aligned with the long-term interests of our stockholders. Therefore, several components of our compensation program are not fixed and instead, in an attempt to align overall compensation with performance, will vary based on the actual performance of the Company. This performance is measured against annual and long-term goals established by the Compensation Committee with the objective of increasing stockholder value.

In setting compensation, we consider each compensation element individually in addition to each executive officer’s overall compensation package. The primary elements of compensation in our program are base salary, annual performance-based cash incentive awards and long-term equity incentive awards. The objectives and key features of each compensation element are described below under the heading “Executive Compensation Components”.

Compensation Philosophy

During 2011, the goals for our executive compensation program were as follows:

•	to attract and retain a qualified, talented team of executive officers, who will provide leadership for the Company’s success in competitive markets,

•	to accomplish the above objective in a way that is aligned with the long-term interests of our stockholders,

•	to ensure that our executive compensation policies remain competitive with those of our peer companies and to structure them in a way that rewards consistently high performance,

•	to increase the overall performance of the Company,

•	to increase stockholder value, and

•	to incentivize the executive officers to prudently achieve the highest level of Company financial performance.

The Compensation Committee believes that our executive compensation policies must remain competitive with those of our peer companies and that they should be structured in a way that rewards consistently high performance. The Company has grown significantly in the past few years and our operations have expanded into new businesses and new regions. In 2010 and 2011, the Compensation Committee engaged Hay Group, an outside independent compensation consultant, to review the Company’s existing executive compensation program and to provide the Committee with a report detailing its findings. Based on input provided by Hay Group, the Committee implemented changes to the Company’s executive compensation policy to reflect the changing economic environment.

We seek to pay our executive officers total compensation that is competitive with other companies of comparable size and complexity. To ensure that our executive compensation remains competitive, we try to set total compensation for each executive officer in line with approximately the 50th percentile of our peers at the target level of performance described below which we consider to be market. The actual percentile may vary depending on our financial performance and on each executive’s individual performance and tenure in the assignment in relation to the responsibilities they manage for the Company. Based on input from Hay Group, we believe that the types of compensation and benefits provided to our executive officers are generally comparable to those provided to the executive officers of the publicly traded companies identified as the Company’s peers.

Overall compensation levels for our executive officers are set such that, for the executive officers to achieve a highly competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues. While we seek to maintain competitive compensation arrangements for our executives, we also strongly believe that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a substantial portion of that compensation should be linked to the long-term performance of the Company. Accordingly, the executive compensation packages provided to our executive officers have been structured to include, in addition to base salary and limited fringe benefits, stock options and/or restricted shares. A substantial portion of the compensation packages for executive officers for 2011 and prior years was in the form of equity, which is intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock, and annual cash bonus opportunities, both of which depend partly on the achievement of performance targets that are intended to reward executive officers for meeting annual financial performance goals.

We believe that executive officer compensation should seek to align the interests of executives with those of our stockholders, by seeking to reward long-term growth in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The performance-based components of compensation, stock options, restricted shares and annual cash bonuses, for executive officers are linked solely to corporate financial performance of the Company and not the individual goals of the executive officers. This is intended to keep the executive team focused on the core goal of overall corporate performance.

We review compensation survey data and believe it is a useful guide for comparative purposes. However, we also believe that a successful compensation program requires us to apply our own judgment and subjective determination of individual executive officer performance related to overall corporate performance. We therefore reconcile the program’s objectives with the realities of rewarding strong performance and retaining valued members of management. We periodically evaluate the types and levels of compensation we pay to ensure that we are able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

Highlights of Our Compensation Program

We believe that our compensation program, which we continue to evaluate, provides a solid framework for carrying out our compensation objectives, as highlighted by the following:

•

No Performance Bonuses for 2010 or 2011: Payments from our Executive Bonus Plan are based on the achievement of Company-based performance targets. The targets are set high so that bonuses are not paid unless the Company performs well. Due to the Company’s performance in 2010 and 2011, no payments have been made in the last two years from our Executive Bonus Plan.

•

Performance Equity Forfeited: A substantial portion of each equity award granted to our executive officers does not vest unless certain Company-based performance targets are achieved. As a result, our executive officers may never receive the full equity awards reported in our compensation tables. In fact, our executive officers have so far forfeited $615,840 from their equity awards for 2010 and $274,230 from their equity awards for 2011.

•

Option Pricing and Duration: We have never re-priced any stock options. Because the exercise price of our options is generally the closing market price of Common Stock on the day before grant, the benefit of the options is realized only as a result of appreciation in our stock price. Beginning in 2007, we extended the vesting schedule for options to two years, which we believe provides a more effective retention incentive than one year and balances out the total compensation package.

•

Limited Insider Sales: Our executive officers have demonstrated a strong commitment to ownership. Since December 31, 2008, our executive officers have sold in the aggregate only 110,560 shares of Common Stock which equates to less than 3% of their holdings as of January 1, 2012.

•

Ownership Guidelines: Our ownership guidelines for executive officers are based on each officer’s position in the organization and are a multiple of annual base salary. Previously, our former Chairman and Chief Executive Officer had a stock ownership obligation of four times his annual board fee and base salary, and our other directors and executive officers had a stock ownership obligation of two times their annual board fee or annual base salary. As described below, the Compensation Committee recently raised these ownership obligations even higher.

•

Limited Perquisites: We do not own or lease a corporate jet. When traveling on business our executive officers fly in commercial aircraft and, where possible, stay in hotels where we have negotiated favorable rates.

•

Tax Gross-Up Eliminated: We do not provide for a gross-up of excise taxes on any payment to an executive officer that is deemed to be a “parachute payment” under US tax regulations. If a payment to an executive officer would be subject to the excise tax imposed by Internal Revenue Code Sections 280G and 4999, either the payment will be reduced so that the excise tax does not apply or the executive officer will be responsible for the excise tax.

•	100% Independent Compensation Committee: Each member of our Compensation Committee meets the independence standards as determined by our board of directors and as prescribed by NASDAQ and the SEC.

•

Independent Compensation Consultant: Our Compensation Committee has the authority to retain or obtain the advice of a compensation adviser in its sole discretion. The Compensation Committee is directly responsible and appropriately funded for the appointment, payment and oversight of its compensation advisers. During 2011, the Compensation Committee obtained advice from Hay Group. Hay Group is not paid to provide any services to us other than those requested by the Compensation Committee, and Hay Group has its own internal policies and procedures to prevent conflicts of interest. Hay Group advisers that provide services to us have no business or personal relationships with our Compensation Committee members, other than in the normal course of providing such services, and to avoid a conflict of interest, none of them own any stock of the Company.

•

Double-Trigger Required for CIC Termination Payments: In order for change in control termination benefits to become available to any of our executive officers, two distinct events must occur. First, a change in control as defined in the employment agreements must occur. Second, within a strictly defined time period, a termination of employment by the Company without cause or by the executive officer for good reason must also occur.

•	Clawback and No-Hedging Policies: As further explained below, we have adopted an incentive compensation recoupment or clawback policy and a no-hedging policy that applies to all executive officers.

•

No Retirement Plans: We do not maintain an excess benefit plan, top-hat plan, supplemental executive retirement plan (SERP) or any other nonqualified retirement plan. In addition, our executive officers do not participate in any defined benefit or pension plans or in any employer sponsored defined contribution plans.

•

No Material Risk: After review by our board of directors with the assistance of the Compensation Committee, we have determined that our compensation arrangements do not create material risk for the Company.

Events of 2011

In 2011, we faced an overall economic environment that was generally weak and turbulent especially in the countries in which we are most active. In light of this environment, the Compensation Committee considered the need for stability and leadership in competitive markets. Although our philosophy on compensation remained generally consistent with prior years, we implemented various changes to our compensation program in order to maintain its overall alignment with stockholders’ interests.

Changes to Compensation Program

The Compensation Committee implemented the following changes to the executive compensation program:

•

Amendments to Executive Bonus Plan: On May 19, 2011, we amended our Executive Bonus Plan. Pursuant to the amendments, beginning with bonuses for the 2011 fiscal year, the total amounts payable pursuant to the Executive Bonus Plan are based on achievement of targets to be established by our board of directors for each fiscal year with respect to net sales, EBITDA and earnings per share. The aggregate cash bonus is set on an annual basis and for 2011 was set at $1.67 million.

•

Amendments to Employment Agreements: On October 13, 2011, we entered into new employment agreements with our executive officers. The amended employment agreements established new base salaries and a new allocation of the executive bonus pool among its participants.

•

Clawback Policy: On April 26, 2012, we adopted a clawback policy to enable us to recoup incentive compensation paid on the basis of financial results that are later materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

•	No-Hedging Policy: On April 26, 2012, we adopted a new policy that prohibits our executive officers from hedging the economic risk in the shares of the Company that they own.

•

Increased Stock Ownership Guidelines: We recently adopted new ownership guidelines that increase the minimum amounts of common stock that our directors and executive officers should beneficially own. The ownership obligation for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. As of April 17, 2012, our former Chief Executive Officer had an ownership obligation of five times his annual base salary and the other directors and executive officers have a stock ownership obligation of three times their annual board fee or annual base salary.

Setting Executive Compensation

When setting or recommending compensation levels (excluding the incentive components of compensation which are linked solely to the company’s financial performance), we consider the overall performance of the Company and the individual performance of each of the executive officers. We also consider an executive officer’s contributions to and ability to influence the Company’s performance and we seek to encourage teamwork among our executives. We believe that the levels of base salary, bonus, equity awards, fringe benefits and other benefits should generally be managed to compete with other public and private companies of comparable size and complexity. For 2011 and past years, we based our determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Compensation Committee has gained in his own experience managing businesses in Poland, Russia, Hungary, Ukraine and other countries in Central or Eastern Europe, compensation survey data available to us, the knowledge obtained from executive officers as to local market conditions, compensation levels at companies we have acquired, individual negotiation with the executive officers and information provided by Hay Group. We do not formally benchmark against specific companies or industries, but rather exercise an amount of discretion in setting compensation levels, utilizing the general knowledge of the members of our Compensation Committee. We periodically evaluate the types and levels of compensation we pay to ensure it can attract and retain qualified executive officers and that it remains comparable to compensation paid to similarly situated executives in comparable companies.

Base salaries and other compensation for executive officers are set by the board of directors following recommendation by the Compensation Committee and reflect a number of elements, including recommendations by senior Company management as to the executive officers based on evaluation of their performance, recommendations by independent compensation consultants and the various other factors described above. The

Committee works closely with the Company’s senior management in establishing compensation levels for the other executive officers. The Committee reports to the board of directors on all proposed changes in executive compensation, after it has formed a view on appropriate adjustments, and makes recommendations for consideration of the board of directors for the executive officers. The board of directors considers such recommendations and, thereafter, sets the compensation level, without the participation of the relevant executive officer. Base salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements. The relevant executive officer is not present during voting or deliberation on his performance or compensation.

At the end of 2010, we engaged Hay Group to assist with the annual review of our executive compensation program. Hay Group presented a comprehensive assessment of the competitiveness of our executive compensation program relative to beverage and NASDAQ peer groups. The specific companies included in each peer group for fiscal year 2011 were as follows:

Peer Group A Beverage Peer Group	Peer Group B NASDAQ Peer Group
Coca-Cola Bottling	Plexus Corp	Tellabs Inc.
Constellation Brands - Cl A	Sanderson Farms Inc.	Central Garden & Pet Co.
Cott Corp.	Career Education Corp.	Hub Group Inc. - Cl A
Hansen Natural Corporation	Xilinx Inc.	Arkansas Best Corp.
Brown-Forman Co.	Freds Inc.	Altera Corp.
Dr. Pepper Snapple Group Inc.	Bob Evans Farms	Linear Technology Corp.
Green Mountain Coffee Roasters	Beacon Roofing Supply Inc.	Seneca Foods Corp
PC Connection Inc.

The analysis conducted by Hay Group researched three compensation measures for our executive officers: 1) base salary, 2) total cash compensation (which is the sum of the base salary plus annual incentives/bonuses) and 3) total direct compensation (which is the sum of the total cash compensation plus long-term incentives) and compared the compensation to the two separate peer groups.

The report concluded that, with respect to Peer Group A: (i) for our former Chief Executive Officer, his base salary was 13% below the market average of $741,000; his total cash compensation was 12% below the market average of $1,786,000, and his total direct compensation was 30% below the market average of $3,871,000; (ii) for our former Chief Financial Officer, his base salary was 14% below the market average of $409,000; his total cash compensation was 0.4% below the market average of $711,000, and his total direct compensation was 11% below the market average of $1,225,000; and (iii) for our Vice President and Director of Investor Relations, his base salary was 22% below the market average of $400,000; his total cash compensation was 32% below the market average of $750,000; and his total direct compensation was 54% below the market average of $1,697,000. In addition, with respect to Peer Group A, Hay Group determined that only three companies within Peer Group A had officers employed in a comparable COO position and therefore a meaningful market statistic could not be calculated. However, based on the data collected from these three companies it was determined that for our COO his base salary was 11% below the average of $494,000; his total cash compensation was 2% below the average of $954,000, and his total direct compensation was 21% below the average of $1,701,000.

In addition, the report concluded that, with respect to Peer Group B: (i) for our former Chief Executive Officer, his base salary was 5% below the market average of $677,000; his total cash compensation was 16% above the market average of $1,358,000, and his total direct compensation was equal to the market average of $2,693,000; (ii) for our former Chief Financial Officer, his base salary was 2% below the market average of $357,000; his total cash compensation was 9% above the market average of $651,000, and his total direct compensation was 4% below the market average of $1,127,000; (iii) for our COO, his base salary was 7% above the market average of $414,000; his total cash compensation was 60% above the market average of $584,000, and his total direct compensation was 42% above the market average of $941,000; and (iv) for our Vice President and Director of Investor Relations, his base salary was 6% below the market average of $331,000; his total cash compensation was 1% below the market average of $516,000; and his total direct compensation was 18% below the market average of $941,000.

The Compensation Committee reviewed the findings of Hay Group and considered its recommendations in the context of its annual review of executive compensation policies. The report was one of the factors in the Committee’s decisions to amend the Executive Bonus Plan on May 19, 2011 and to amend the executive officers’ employment agreements on October 13, 2011.

In 2011, the Compensation Committee decided it would formalize the process in which it considers the wealth accumulation of our executive officers by reviewing tally sheets. The following wealth accumulation table illustrates the aggregate value of all stock and options held by each executive officer at year-end:

	31-Dec- 2009	31-Dec- 2010	31-Dec- 2011
William V. Carey	$115,877,470	$114,841,190	$17,835,780
Christopher Beidermann	$343,150	$240,300	$102,202
Evangelos Evangelou	$995,090	$1,066,388	$262,918
James Archbold	$2,459,414	$1,876,384	$175,388

In 2011, our compensation decisions were motivated by three main factors. First, given the turbulent economic environment, we wanted to motivate and retain our key executives. Second, we wanted to update our compensation structure so that the factors determining the value of compensation were not so heavily dominated by extremely high growth rates in our stock price. And finally, we wanted to ensure our executive officers’ continued focus on achieving the best results for the Company and to provide a compensation structure that made our targeted results worth achieving.

Executive Compensation Components

Compensation Element	Objectives	Key Features
Base Salary	Attracts, retains and rewards named executive officers by providing a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job. Can be periodically reevaluated based on (a) individual performance, and (b) changes in the median level of salary of peer companies.

Annual cash compensation which assuming acceptable performance is not at risk.

Targeted at or near average base salaries of similarly situated executives of peer groups.

Adjustments are considered as the Compensation Committee sees fit, usually in consultation with independent compensation consultants.

Annual Performance Based Incentive Awards (Bonus)

Focuses named executive officers on our annual results by being directly linked to the Company’s financial performance.

Aligns each executive officer’s interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains named executive officers by providing market-competitive compensation.

Annual awards are paid in cash are at risk because they are based on financial targets.

Each annual award can vary from 0% to 200% of the target amount with goals set high and difficult to achieve.

Our Vice President and Director of Investor Relations receives a non-variable year-end bonus that is not based on company performance.

Long-Term Incentive Awards (Equity)	Aligns each executive officer’s interests with long-term stockholder interests by linking part of each executive officer’s compensation to long-term corporate performance that benefits our stockholders.	Long-term equity based compensation which is at risk due to vesting requirements and stock price variations.

Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our executive officers.

Retains executive officers through multi-year vesting of equity grants and annual performance periods.

Targeted at a level approximating the median of our peer groups’ equity compensation.

A mix of stock options, time-based restricted stock and performance shares to accomplish different objectives.

Options and restricted shares generally vest in full at the end of one or two year periods (i.e., cliff vesting). Performance shares, if earned, vest over three year period in equal annual installments.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for 2011.

Base Salaries

Base salaries of executive officers are determined at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such consideration in the discretion of the Compensation Committee and board of directors, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above. We have historically maintained a policy of setting base salary at the lower end of market levels in preference to emphasizing the incentives provided by the executive bonus and equity incentive (stock options and restricted shares) programs. Our executive officers working in Poland also serve on the boards of certain of our subsidiaries, for which local law requires that they be paid a modest stipend which we include in the analysis of base salaries.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed earlier in this Compensation Discussion and Analysis. In each case, the participants involved in recommending and approving salary adjustments consider the performance of each executive officer. Individual performance evaluations take into account such factors as new responsibilities, the previous year’s corporate performance and the achievement of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of our overall compensation philosophy and knowledge of market conditions.

Beginning January 1, 2010, base salaries were established with recognition of the significant changes to the nature and size of our business. The responsibilities of each executive officer changed with our shift in focus from distribution to production and with our entry into markets outside of Poland, including Hungary and Russia. During 2011, after consultation with Hay Group, base salaries were adjusted to approximate the average base salaries of similarly situated executives at our peer groups.

Mr. Carey, our President and Chief Executive Officer until July 9, 2012, held the most direct responsibility for the performance of our various businesses during 2011. As such, he was awarded a higher base salary than other executive officers. At the end of 2011, we were the largest vodka producer in Russia, the world’s largest vodka market, one of the largest vodka producers in Poland, and a leading importer of spirits, wines and beers in Russia, Poland and Hungary. In addition, our operations had expanded into Ukraine. Because he became responsible for overseeing operations and various business activities in multiple countries, Mr. Carey’s job responsibilities increased independent of the Company’s stock price. Mr. Carey’s annual base salary was $626,186 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $750,000 as of July 1, 2011.

Evangelos Evangelou, as Chief Operating Officer, carried the second most responsibility for our operations during 2011, with a heavier focus on the day-to-day aspects of running our businesses. With the recent expansion of our operations, Mr. Evangelou’s responsibilities increased in tandem with Mr. Carey’s. Mr. Evangelou’s annual base salary was $442,177 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $450,000 as of July 1, 2011.

Christopher Biedermann, our Chief Financial Officer until September 14, 2012, was directly responsible for the financial condition of the Company during 2011, and the complex, diverse accounting and financial reporting requirements the Company is subject to. The expansion of our operations from exclusively importation and distribution to include production, and our acquisition of businesses operating in different territories and jurisdictions increased Mr. Biedermann’s responsibilities considerably. Mr. Biedermann’s annual base salary was $351,428 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $410,000 as of July 1, 2011.

James Archbold’s responsibilities during 2011 as Corporate Secretary (until April 2012) and Director of Investor Relations were less connected to the operational activities associated with running our company. Nevertheless, the changes in the scope and size of our business, from the acquisition of new production assets to the expansion into new countries, increased the complexity of his job responsibilities. Our past growth was driven chiefly by a series of large acquisitions in new geographic regions, which required significant bank and capital markets debt and equity financing arrangements. As Director of Investor Relations, Mr. Archbold plays a key role as liaison with our debt and equity investors and in evaluating and planning for potential reactions in the investor community. Mr. Archbold’s annual base salary was $312,000 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $400,000 as of July 1, 2011 ($50,000 of his salary was attributable to his service as Corporate Secretary).

Bonuses

We have historically paid annual cash bonuses to our executive officers based on corporate performance, as measured by reference to factors which the Compensation Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. This policy was formalized in 2001 with the adoption of the Company’s executive bonus plan. The Company establishes a cash bonus pool for each year and the interest in such pool, if earned, for each of the executive officers. The proportionate interest of each officer participating in the cash bonus pool is based upon, among other things, assessment by the Committee and the board of directors of each officer’s level of responsibility within the Company, expertise and ability to influence improvements in the Company’s financial results, and tenure. The factors impacting the determination of an officer’s proportionate interest in the cash bonus pool are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, in the discretion of the Committee and the board of directors.

For the year 2011, the cash bonus pool for achieving 100% of all targets was $1,670,000. The potential payout levels varied from 0% to 200% as follows:

Level of Achievement	Payout Percentage	Potential Bonus Pool
<70%	0%	$0
70%	50%	$835,000
100%	100%	$1,670,000
150%	200%	$3,340,000

The bonus plan participants in 2011 were Messrs. Carey, Evangelou and Biedermann, and any payouts from the bonus pool were to be allocated as follows:

Participant	Percentage of Pool	Potential Payout at 100% Achievement
William Carey	56.9%	$950,000
Evangelous Evangelou	27.0%	$451,000
Christopher Biedermann	16.1%	$269,000

The potential pay-outs from the bonus pool are intended to recognize, on an annual basis, the level of responsibility and potential contribution of each officer to our results. For example, Mr. Carey, our former Chief Executive Officer, would have received the highest percentage payout from the bonus pool. Because his job responsibilities are less connected to the day-to-day operations of the company, Mr. Archbold does not participate in the cash bonus pool. Instead, Mr. Archbold receives a non-variable year-end bonus of $95,000 that is not based on Company performance.

Under the executive bonus plan for 2011, the size of the bonus earned by the participants depended upon the achievement of three targets established by the board of directors - net sales revenue, EBITDA and earnings per share. Fifty percent of the pool interest was based on EBITDA, thirty-five percent was based on net sales revenue and fifteen percent was based on earnings per share. The participants would have received 100% of the bonus pool they were allocated if all of the targets were met. The percentage of the bonus attributable to each target would have been increased or decreased in proportion to the amount by which the Company exceeded or fell short of that target, subject to a maximum of 200%. No amount was to be paid if the actual result was less than 70% of the target.

The Compensation Committee set targets for 2011 that reflect the desire of the Committee to incentivize our executive officers to continue to maximize operational performance while also prudently managing the balance sheet, in the view of the board of directors. The Committee believes that the use of financial measures as performance targets appropriately balances incentives to reward strong performance without encouraging undue risk-taking that the 2011 targets represented an appropriate balance of management priorities as they pertain to results of Company operations.

In the beginning of 2011, the Committee and the board of directors established a net sales target of $1,062 million, an EBITDA target of $222 million and an earnings per share target of $1.14. The Company’s actual results fell short of achieving 70% of these targets and the board of directors therefore determined that:

•	Mr. Carey, former Chief Executive Officer, earned no cash bonus;

•	Mr. Evangelou, Vice President and Chief Operating Officer, earned no cash bonus;

•	Mr. Biedermann, former Chief Financial Officer, earned no cash bonus; and

•	Mr. Archbold, Vice President and Director of IR, earned a non-performance based cash bonus of $95,000.

Performance targets are set by the board of directors, upon the recommendation of the Compensation Committee, based on the Company’s business plan to reflect continued growth of the Company’s business. The Company does not disclose future performance targets because we believe this information is not material to understanding our executive compensation. The board of directors and the Committee set performance targets at levels they consider to be reasonably attainable but challenging.

Equity

A third component of our executive officers’ compensation is in the form of equity grants. Equity grants for 2011 were held at the same levels established by the Compensation Committee for 2010 when the Compensation Committee consulted with Compensation Resources, an executive compensation advisor, regarding executive pay practices at targeted peer group companies and deliberated internally. As is the case with the equity grants to the directors, the executive officers had the opportunity to elect to receive their equity grants in the form of stock options, restricted shares or a 50/50 combination of both stock options and restricted shares.

Half of the aggregate amounts of restricted stock or stock options granted in 2011 are subject to time-based “cliff” vesting. These time-based stock awards will vest in full on the second anniversary of the grant date. The other half of the aggregate amount of restricted stock or stock options granted in 2011 are subject to performance-based vesting. These performance-based stock awards will vest in three equal annual installments if certain performance targets for the 2011, 2012 and 2013 fiscal years are achieved. The targets were established based on projections agreed to by our board of directors at the time the stock awards were granted.

The vesting for one-half of the performance-based stock awards will be determined based on the achievement of performance targets relating to the Company’s net sales revenue, EBITDA and earnings per share. The equity targets are the same as the cash bonus targets. Vesting of the performance-based awards will be pro-rated according to the Company’s actual performance for the respective fiscal year relative to the equity performance targets, as measured upon receipt of final audited financials and an audit opinion. Underachievement of the performance targets (ranging from 70-99%) will result in the vesting of a proportional amount of the performance-based awards, with the difference to be forfeited by the recipient. Overachievement of the performance targets (ranging from 101-150%) will result in the granting of additional restricted stock or stock options, as applicable.

As it did when setting the targets for cash bonuses, with respect to equity awards, our Compensation Committee set targets for 2011 that reflect the desire of the Committee to incentivize the Company’s executives to continue to maximize operational performance while also prudently managing the balance sheet, in the view of the board of directors. The Committee believes that the use of the performance targets appropriately balances incentives to reward strong performance without encouraging undue risk-taking. The Committee felt that the combination of the three targets represented an appropriate balance of management priorities as they pertain to results of Company operations.

The Company’s actual results fell short of the targets. As a result, Mr. Carey forfeited 17,000 of the options granted to him in 2011, and Messrs. Biedermann, Evangelou and Archbold forfeited 2,222, 2,361, and 1,555 shares, respectively, of the performance-based stock granted to them in 2011. These forfeitures represent one-third of the total performance based awards. With respect to equity awards granted to them in 2010, Mr. Carey forfeited 32,332 of options and Messrs. Biedermann, Evangelou and Archbold forfeited 4,444, 4,722 and 3,122 shares, respectively. These forfeitures represent two-thirds of the total performance based awards. Pursuant to the agreements terminating their employment with the Company, all unvested equity awards to Mr. Carey vested immediately and all stock options given to Mr. Carey became fully exercisable and Mr. Biedermann is no longer entitled to any equity awards from the Company.

Stock Ownership Guidelines

We believe that it is in the best interests of the Company’s stockholders for the Company’s directors and executive officers to own common stock of the Company, thereby aligning their interests with the interests of the Company’s stockholders. To this end, on March 11, 2008, the board of directors established targets for the minimum amounts of our common stock that our directors and executive officers should beneficially own. The ownership obligation for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. From 2008 to 2012, our former Chief Executive Officer had a stock ownership obligation of four (4) times his annual base salary while each of the other directors and executive officers had a stock ownership obligation of two (2) times their annual board fee or their annual base salary, as the case may be. In 2012, these ownership obligations were increased to five (5) times for our Chief Executive Officer and to three (3) times for each of the other directors and officers.

Current officers have 3 years to meet 50% and 4 years to meet 100% of their requirement. The requirement does not apply to positions held on an interim basis. Our current directors and officers elected after the adoption of the policy have 2 years to meet 50% and 3 years to meet 100% of their requirement. Directors elected after the adoption of the policy have 1 year to meet 50% and 2 years to meet 100% of their requirement.

Each of our executive officers and each individual nominated for election to our board of directors has or soon will have made meaningful progress toward satisfying these objectives within the above timeframes.

Employment Agreements

Each of the executive officers of the Company is party to an employment agreement setting forth, among other things, his base salary and the percentage participation in the annual payouts of the aggregate cash bonus pool under the executive bonus plan, all such amounts having been determined as described in this Compensation Discussion and Analysis. The Company currently enters into employment agreements with its executive officers because it generally believes that, in respect of key executive officers, there is a significant value in its competitive markets to setting out compensation and fringe benefit expectations in writing, maintaining appropriate non-competition, non-solicitation of employees and confidentiality agreements with key executives, and agreeing to post-termination payments and other obligations. These employment agreements, which also set out the revised salaries and option entitlements in future years, are described in more detail under the caption “Employment Agreements.”

Say-on-Pay

We value the opinions of our stockholders. At our 2011 annual meeting, stockholders approved the say-on-pay proposal (Proposal 3 in last year’s proxy statement) by casting more than 73% of their votes in favor of the compensation paid to our executive officers. In 2011, we made certain changes to further improve our executive compensation program, however the changes were not caused by the voting results. At the same meeting, stockholders indicated their agreement with the recommendation made by our board of directors for the say-on-frequency proposal (Proposal 4 in last year’s proxy statement) by casting more than 69% of their votes in favor of holding advisory votes on the compensation paid to our named executive officer every year (as opposed to every two or three years). We are pleased that our directors and stockholders are in agreement. Consistent with the recommendation made by our directors in last year’s proxy statement, we will hold another non-binding vote on the compensation paid to our executive officers this year.

Taxation and Accounting Matters

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Generally, the Company expects that compensation paid to its executive officers will be fully deductible for federal income tax purposes. However, in certain situations, the Company may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). As discussed earlier in this Compensation Discussion and Analysis, the adoption of FASB Statement 123(R) led the Committee and board of directors to reconsider the balance of the various components of the compensation package for its executive officers, and to emphasize cash components of compensation in future periods to a greater extent than in past years, with an offsetting reduction in the amount of options granted.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders.

Respectfully submitted,

Compensation Committee

Markus Sieger
Jose Aragon Robert Koch

Summary Compensation Table

The following table summarizes the total compensation awarded to or earned by the Company’s former Chief Executive Officer, former Chief Financial Officer and its two other executive officers for the years ended December 31, 2009, 2010 and 2011 (the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William V. Carey Former Chairman, President, and Chief Executive Officer	2011	$688,093	(1)(2)	—	—		$801,862	(2)(9)	—	$232,350	(11)	$1,722,305
	2010	$676,307	(1)(2)	—	—		$801,040	(2)(10)	—	$229,649	(12)	$1,706,996
	2009	$650,670	(1)(2)	—	—		$484,125	(2)	$930,600	$137,685	(13)	$2,203,080

Evangelos Evangelou Vice President and Chief Operating Officer	2011	$446,089	(1)	—	$324,424	(3)	—		—	$28,794	(14)	$799,307
	2010	$441,002	(1)	—	$402,484	(4)	—		—	$28,794	(15)	$872,280
	2009	$414,882	(1)	—	—		$218,100		$495,000	$67,577	(16)	$1,195,559

Christopher Biedermann Former Chief Financial Officer	2011	$380,714	(1)	—	$305,348	(5)	—		—	$18,115	(17)	$704,177
	2010	$354,955	(1)	—	$378,819	(6)	—		—	$18,115	(18)	$751,889
	2009	$343,854	(1)	—	—		$181,750		$356,400	$20,913	(19)	$902,917

James Archbold Vice President and Corporate Secretary	2011	$356,000		—	$213,748	(7)	—		$95,000	$41,052	(20)	$610,800
	2010	$312,000		—	$265,179	(8)	—		$95,000	$33,470	(21)	$705,649
	2009	$230,000		—	—		$160,849		$198,000	$28,740	(22)	$617,589

(1)	Includes fees paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann for serving on the management Boards of certain of our subsidiaries.
(2)	Includes amounts paid or granted to Mr. Carey for serving as chairman of the board of directors.
(3)	Includes $54,070 of restricted stock subsequently forfeited by Mr. Evangelou based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.
(4)	Includes $134,152 of restricted stock subsequently forfeited by Mr. Evangelou based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(5)	Includes $50,891 of restricted stock subsequently forfeited by Mr. Biedermann based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.
(6)	Includes $126,254 of restricted stock subsequently forfeited by Mr. Biedermann based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(7)	Includes $35,624 of restricted stock subsequently forfeited by Mr. Archbold based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.
(8)	Includes $88,412 of restricted stock subsequently forfeited by Mr. Archbold based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(9)	Includes $133,643 in stock options subsequently forfeited by Mr. Carey based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.

(10)	Includes $267,014 in stock options subsequently forfeited by Mr. Carey based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(11)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $106,000 for housing, security and housing-related expenses, the use of a company car (payments of $65,785 made by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(12)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $109,384 for housing and related expenses, the use of a company car (payments of $65,785 made by the company) and payments for medical insurance, school fees for his child, utilities, travel and home leave, and club memberships.
(13)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $70,529 for housing, security and housing-related expenses, the use of a company car (payments of $22,901 made by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(14)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $20,948 made by the company) and payments for medical and other insurance.
(15)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $20,948 made by the company) and payments for mobile phone, medical and other insurance.
(16)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $63,238 made by the company) and payments for mobile phone, medical and other insurance.
(17)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $18,498 made by the company) and payments for medical insurance.
(18)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $18,498 made by the company) and payments for mobile phone and medical insurance.
(19)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $15,146 made by the company) and payments for mobile phone and medical insurance.
(20)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $7,788 made by the company) and medical insurance for Mr. Archbold and his family ($33,264).
(21)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $7,551 made by the company) and payments for mobile phone ($4,556) and medical insurance for Mr. Archbold and his family ($21,363).
(22)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $8,964 made by the company) and payments for mobile phone and medical insurance for Mr. Archbold and his family ($16,776).

Grants of Plan-Based Awards

The following table sets forth information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William V. Carey	1/1/2011				53,900	77,000	115,500	$22.90	$670,030
	5/19/2011				17,500	25,000	37,500	$11.02	$131,832
	4/4/2011	$475,000	$950,000	$1,900,000

Evangelos Evangelou	1/1/2011				9,917	14,167	21,251		$324,424
	4/4/2011	$225,500	$451,000	$902,000

Christopher Biedermann	1/1/2011				9,334	13,334	20,001		$305,348
	4/4/2011	$134,500	$269,000	$538,000

James Archbold	1/1/2011				6,534	9,334	14,001		$213,748
	4/4/2011	—	$95,000	—

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about outstanding equity awards held by the named executive officers at December 31, 2011:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares that have not vested		Equity Incentive Plan Awards: Marketor Payout Value of Unearned Shares that have not vested
William Carey(1)	67,500			$29.70	31-Dec-12
	12,500			$30.74	30-Apr-12
	50,000			$58.08	1-Jan-18
	12,500			$60.92	1-May-18
	50,000			$19.70	1-Jan-19
	12,500			$20.24	30-Apr-19
		64,167	(2)	$28.41	1-Jan-20
		20,833	(3)	$35.66	29-Apr-20
		77,000	(4)	$22.90	1-Jan-21
		25,000	(5)	$11.02	19-May-21

Chris Biedermann(6)	20,000			$26.76	31-Dec-16
	30,000			$29.70	31-Dec-17
	25,000			$58.08	1-Jan-18
	25,000			$19.70	1-Jan-19
						11,111	(7)	$48,666
						13,334	(8)	$58,402

Evangelos Evangelou	39,375			$26.76	31-Dec-16
	39,375			$29.70	31-Dec-17
	30,000			$58.08	1-Jan-18
	30,000			$19.70	1-Jan-19
						11,805	(7)	$51,705
						14,167	(8)	$62,051

James Archbold	3,000			$5.49	31-Dec-13
	33,750			$14.05	31-Dec-14
	33,750			$7.85	29-Apr-13
	25,312			$14.05	1-Jan-14
	28,125			$19.69	31-Dec-15
	28,125			$26.76	31-Dec-16
	28,125			$29.70	31-Dec-17
	22,125			$58.08	1-Jan-18
	22,125			$19.70	1-Jan-19
						7,778	(7)	$34,067
						9,334	(8)	$40,882

(1)	Pursuant to the transition agreement between Mr. Carey and the Company effective July 9, 2012, (the “Transition Agreement”) and filed as Exhibit 10.64 to the Company’s Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2012, filed with the SEC on October 5, 2012, all unvested equity awards to Mr. Carey vested immediately and all stock options given to Mr. Carey became fully exercisable.
(2)	This option was awarded on January 1, 2010 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011 and 2012 fiscal years.
(3)	This option was awarded on April 29, 2010 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will occur on April 29, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011 and 2012 fiscal years, in three equal annual installments.
(4)	This option was awarded on January 1, 2011 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2013 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011, 2012 and 2013 fiscal years, in three equal annual installments.
(5)	This option was awarded on May 19, 2011 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will begin on May 19, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011, 2012 and 2013 fiscal years, in three equal annual installments.
(6)	Pursuant to the separation agreement between Mr. Biedermann and the Company effective September 14, 2012, (the “Separation Agreement”) Mr. Biederman is no longer entitled to any equity awards granted by the Company.
(7)	This restricted stock was awarded on January 1, 2010 and has a vesting schedule based partly on time elapsed from the date of grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011 and 2012 fiscal years.
(8)	This restricted stock was awarded on January 1, 2011 and has a vesting schedule based partly on time elapsed from the date of grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2013 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011, 2012 and 2013 fiscal years, in three equal annual installments.

Option Exercises and Stock Vested

The following table presents information about option exercises by and stock vesting to our named executive officers during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
William V. Carey	0	N/A	0	N/A
Evangelos Evangelou	0	N/A	0	N/A
Christopher Biedermann	0	N/A	0	N/A
James Archbold	0	N/A	0	N/A

Employment Agreements

The Company has had employment agreements with its executive officers since 2004 and these agreements have been periodically updated. The employment agreements with the executive officers named in this proxy statement were most recently amended and restated as of October 13, 2011. The initial term of the amended and restated employment agreements is three years and, absent notice from either party that it does not intend to extend the term, the agreements are automatically extended for one year on each anniversary. Amendments to the employment agreements are recommended by the Company’s Compensation Committee and approved by the Company’s board of directors.

William V. Carey

Mr. Carey served as the President and Chief Executive Officer of the Company until July 9, 2012, and Mr. Carey’s employment agreement with the Company was terminated on that same date. Pursuant to his employment agreement, in 2011, Mr. Carey was paid an annual base salary at the rate of $750,000 per year and was entitled to receive 56.9% of the aggregate cash bonus pool payable to all participants under the Company’s executive bonus plan for the fiscal year. The executive bonus plan is described in detail under “Compensation Discussion and Analysis” above. In addition, Mr. Carey was entitled to up to $144,000 annually as special benefits to help cover the cost of housing, school fees for his child, home leave, security and family flight tickets. Mr. Carey participated in benefit plans and fringe benefits available to all other senior executives of the Company, and under the Transition Agreement, Mr. Carey will continue to receive such benefits for up to 18 months from the date of his termination. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Carey received health insurance coverage, a company mobile phone and a company car from the Company.

On July 9, 2012, Mr. Carey’s employment agreement was terminated. Pursuant to Transition Agreement, Mr. Carey is entitled to the following payments: (i) a $2,327,000 cash payment, payable ten days after the signing of the Transition Agreement; (ii) a non-prorated bonus of $855,200 or greater pursuant to the terms of the 2012 executive bonus plan, payable at the time bonuses are paid to other participants of the 2012 executive bonus plan or March 5, 2013, whichever is earlier; (iii) a $352,000 cash payment, payable ten days after the signing of the Transition Agreement, in lieu of the Company not having granted Mr. Carey additional equity awards in January 2012; and (iv) for a period of up to 18 months following the signing of the Transition Agreement, the continued receipt of certain fringe benefits under Mr. Carey’s employment agreement. In addition, Mr. Carey agreed to serve as an independent consultant to the Company through December 31, 2012, for which the Company agreed to pay Mr. Carey a consulting fee of $625,000, payable in equal monthly installments over the term of the consulting arrangement.

On October 23, 2012, the board of directors resolved to terminate Mr. Carey’s consulting arrangement with the Company and to pay all amounts owed to Mr. Carey in respect of this arrangement.

The effect of a termination of employment of Mr. Carey following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Evangelos Evangelou

Mr. Evangelou serves as the Chief Operating Officer of the Company. Pursuant to his employment agreement, Mr. Evangelou is paid an annual base salary at the rate of $450,000 and is entitled to receive 27% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for the fiscal year. All payments to Mr. Evangelou may be subject to increase or decrease based on movements within a specified band of the Polish zloty - U.S. dollar exchange rate. Mr. Evangelou participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Evangelou received health insurance coverage, a company mobile phone and a company car from the Company.

Mr. Evangelou may terminate his employment agreement for “good reason,” which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Evangelou’s responsibilities and duties. The Company may terminate the agreement if Mr. Evangelou becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause,” which includes Mr. Evangelou’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude, or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Evangelou may terminate Mr. Evangelou’s employment for any reason other than those described above by giving 12 months’ notice. The agreement would terminate automatically upon Mr. Evangelou’s death.

If the agreement is terminated due to Mr. Evangelou’s death, or by the Company due to Mr. Evangelou’s disability or for cause, or by Mr. Evangelou other than for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Evangelou the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Evangelou terminates for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Evangelou the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to 18 months of the base salary, bonuses and incentive compensation that would have otherwise been paid to him under the agreement. For these purposes, Mr. Evangelou will be considered to be entitled to an annual cash bonus equal to the average dollar bonus he earned during the two prior fiscal years and annual equity incentive compensation equal to the value (calculated as the US GAAP expense) of all equity awards granted in the prior calendar year. The Company must also pay or provide to him for 18 months such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided.

If Mr. Evangelou’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Evangelou obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Evangelou becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Evangelou with such fringe benefits will cease.

The effect of a termination of employment of Mr. Evangelou following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Christopher Biedermann

Mr. Biedermann served as the Chief Financial Officer of the Company until September 14, 2012. Pursuant to the terms of his employment agreement, Mr. Biedermann was paid an annual base salary at the rate of $410,000 per year and was entitled to receive 16.1% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for the fiscal year. Mr. Biedermann participated in benefit plans and fringe benefits available to all other senior executives of the Company. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Biedermann received health insurance coverage, a company mobile phone and a company car.

On September 14, 2012, Mr. Biedermann’s employment agreement was terminated. Pursuant to his Separation Agreement, Mr. Biedermann is entitled to receive a $1,073,022 cash payment, accrued salary, paid time off and, for a period of up to 18 months following the date of the Separation Agreement, the continued receipt of certain fringe benefits under Mr. Biedermann’s employment agreement. Mr. Biedermann would not be entitled to any additional compensation following a change of control of the Company. In addition, Mr. Biedermann agreed to serve as an independent consultant to the Company through December 14, 2012, for which the Company agreed to pay Mr. Biedermann a consulting fee of $27,000 per month, payable monthly.

On October 23, 2012, the board of directors resolved to terminate Mr. Biedermann’s consulting arrangement with the Company and to pay all amounts owed to Mr. Biedermann in respect of this arrangement.

James Archbold

Mr. Archbold serves as the Company’s Vice President and Director of Investor Relations, and until April 2012 served as the Company’s Secretary. Pursuant to the terms of his employment agreement, Mr. Archbold is paid an annual base salary at the rate of $400,000 per year (reduced to $350,000 per year after April 2012) and is entitled to $95,000 as an annual cash bonus. Mr. Archbold participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Archbold received health insurance coverage, a company mobile phone and a company car from the Company.

Mr. Archbold may terminate his employment agreement for “good reason,” which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Archbold’s responsibilities and duties. The Company may terminate the agreement if Mr. Archbold becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause,” which includes Mr. Archbold’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude, or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Archbold may terminate Mr. Archbold’s employment for any reason other than those described above by giving 12 months’ notice. The agreement would terminate automatically upon Mr. Archbold’s death.

If the agreement is terminated due to Mr. Archbold’s death, or by the Company due to Mr. Archbold’s disability or for cause, or by Mr. Archbold other than for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Archbold the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Archbold terminates for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Archbold the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to 18 months of the base salary, bonuses and incentive compensation that would have otherwise been paid to him under the agreement. For these purposes, Mr. Archbold will be considered to be entitled to an annual cash bonus equal to the average dollar bonus he earned during the two prior fiscal years and annual equity incentive compensation equal to the value (calculated as the US GAAP expense) of all equity awards granted in the prior calendar year. The Company must also pay or provide to him for 18 months such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided.

If Mr. Archbold’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Archbold obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Archbold becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Archbold with such fringe benefits will cease.

The effect of a termination of employment of Mr. Archbold following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Potential Payments Upon Termination of Employment

The Company’s agreements with its executive officers provide for certain payments upon termination. Set forth below is information on the aggregate amounts that each such executive officer would have received had he been terminated on the last business day of 2011. See “Employment Agreements” above for additional information regarding the terms of the employment agreements with the executive officers of the Company.

Generally, the material terms and payment provisions under the employment agreements of named executive officers, including those that relate to payments upon termination of employment, were the result of individual negotiations with the relevant officer over the terms of his employment, and the potential payments under these arrangements were not separately considered from the entire compensation package contemplated by the employment agreement. The Compensation Committee considers these potential payments upon termination of employment as one portion of total potential compensation, but such payments do not materially or directly influence the decisions made regarding other aspects of compensation.

Termination of Employment Not in Connection with a Change in Control

Mr. Evangelou would have received aggregate compensation of approximately $1,204,827 if his employment terminated other than for cause, death or disability or if Mr. Evangelou terminated his employment with good reason on the last business day of 2011 and if such termination was not in connection with a change in control. The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	18 months base salary ($675,000);

(iii)	18 months annual cash bonus ($0);

(iv)	18 months annual equity incentive ($486,636); and

(v)	18 months of fringe benefits ($43,191).

Mr. Archbold would have received aggregate compensation of approximately $1,124,700 if his employment terminated other than for cause, death or disability or if Mr. Archbold terminated his employment with good reason on the last business day of 2011 and if such termination was not in connection with a change in control. The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	18 months base salary ($600,000);

(iii)	18 months annual cash bonus ($142,500);

(iv)	18 months annual equity incentive ($320,622); and

(v)	18 months of fringe benefits ($61,578).

Termination of Employment in Connection with a Change in Control

The employment agreements of Messrs. Carey, Evangelou and Archbold provide additional compensation (referred to below as “CIC Termination Payments”) if the applicable executive’s employment with the Company is terminated under certain circumstances in connection with a “change in control” of the Company. Mr. Biedermann waived all his rights with respect to any CIC Termination Payments upon entering into the Separation Agreement.

For these purposes, a “change in control” of the Company will occur if:

•

any person acquires voting securities of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, excluding certain acquisitions by the Company and related entities or their employee benefit plans and certain acquisitions otherwise excluded in this definition;

•

individual members of the board of directors as of October 13, 2011, and individuals whose election to the Company’s board of directors or nomination for election by the Company’s stockholders is approved by such members without an actual or threatened election contest, cease to constitute at least a majority of the board of directors;

•

the Company consummates a merger, consolidation, reorganization or business combination, or a sale or disposition of substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent at least 30% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and (B) after which more than 30% of the members of the board of directors of the successor entity were members of the Company’s board of directors at the time of the board’s approval of the transaction, and (C) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the successor entity; or

•	a liquidation or dissolution of the Company.

CIC Termination Payments. Messrs. Carey, Evangelou and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate their employment with “CIC good reason” (as defined below) within one year of a change in control of the Company. In addition, Messrs. Carey, Evangelou and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate with CIC good reason prior to such a change in control. However, in connection with a termination prior to a change in control, Messrs. Carey, Evangelou and Archbold must reasonably demonstrate that the termination (or the applicable CIC good reason event) is related to a third party who had indicated an intention or had taken steps reasonably calculated to effect a change in control, and a change in control involving such third party (or a party competing with such third party to effectuate a change in control) occurred within six months of the termination date. The Company does not provide for a 280G gross-up of excise taxes on “parachute payments” paid upon a change in control as determined in accordance with Internal Revenue Code sections 280G and 4999. For each executive, if the CIC Termination Payments would be subject to the excise tax imposed by sections 280G and 4999, such CIC Termination Payments would be reduced unless the executive would receive a larger after-tax benefit from the CIC Termination Payments if the reduction had not occurred. If the CIC Termination Payments are not reduced, the executive will be responsible for any excise tax that results.

Under the employment agreements, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of the executive officer’s responsibilities and duties; (iii) the relocation of the executive officer’s employment to a facility or a location more than 30 miles from the executive officer’s then present location and more than 30 miles from the executive officer’s then present residence, without his consent; or (iv) a material reduction in the executive officer’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

Pursuant to the terms of the Transition Agreement, if Mr. Carey’s employment was terminated under circumstances in which he is entitled to the CIC Termination Payments, the Company will pay Mr. Carey $775,931 in addition to the other amounts to be paid under the Transition Agreement.

Mr. Biedermann would not be entitled to any additional compensation following a change of control of the Company.

If Mr. Evangelou terminated his employment on the last business day of 2011 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Evangelou would have received aggregate compensation of approximately $1,821,289 upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Evangelou’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,704,968);

(iii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($2,565); and

(iv)	vesting of unvested equity awards (valued at $113,756).

If Mr. Archbold terminated his employment on the last business day of 2011 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Archbold would have received aggregate compensation of approximately $1,628,571 upon the execution and non-revocation of a release, comprised of:

accrued obligations (valued at $0);

(i)	two times the sum of (1) Mr. Archbold’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,520,358);

(ii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($33,264); and

(iii)	vesting of unvested equity awards (valued at $74,949).

Narrative Disclosure of Our Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee reviews the Company’s executive compensation program and its executive compensation policies and practices to assess whether any aspect of the program or the policies and practices would encourage any of the Company’s named executive offices to take any unnecessary or inappropriate risks that could threaten the value of the Company or create or increase risks that are reasonably likely to have a material adverse effect on the Company. As a result of our review, we concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of [—], 2012 (or as of the date indicated in the footnotes below): (i) by each person who is known by the Company to beneficially own more than 5% of the common stock; (ii) by each of the named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. All information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Directors and Officers
David Bailey	102,249	(1)	0.13%
James Archbold	311,183	(2)	0.39%
Evangelos Evangelou	268,747	(3)	0.34%
Roustam Tariko	15,920,411	(4)	19.4	%(4)
Jose Aragon	0		0%
N. Scott Fine	40,298	(5)	0.05%
Marek Forysiak	34,279	(6)	0.04%
Robert Koch	67,975	(7)	0.09%
Alessandro Picchi	0		0%
Markus Sieger	74,709	(8)	0.09%

All directors and executive officers as a group	[	—]	[	—]%

5% Shareholders
Roust Trading Ltd. / Roustam Tariko	15,920,411	(4)	19.4	%(4)
Mark Kaufman / W&L Enterprises Ltd	7,517,549	(9) (10)	9.5%
ING	5,309,203	(9)	7.26%
William V. Carey	4,281,514	(11)	5.87%

(1)	Includes 13,749 restricted and shares, plus 88,500 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(2)	Includes 86,746 restricted and unrestricted shares, plus 224,437 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(3)	Includes 129,997 restricted and unrestricted shares, plus 138,750 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(4)	Includes 3,000,000 shares which Mr. Tariko has a right to acquire, but as of the date hereof has not acquired, under the Amended Securities Purchase Agreement.
(5)	Includes 3,527 restricted and shares, plus 36,771 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(6)	Includes 12,112 restricted and shares, plus 22,167 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(7)	Includes 7,975 restricted and shares, plus 60,000 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(8)	Includes 78,750 restricted and shares, plus 10,000 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(9)	Includes 15,751 restricted and shares, plus 58,958 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of [—], 2012.
(10)	The information in this table is based solely on a Schedule 13D/A filed jointly on June 15, 2012 by Mark Kaufman and W & L Enterprises Ltd and a Schedule 13G/A filed on June 14, 2012 by ING.
(11)	Includes 30,000 shares owned by the WVC 2007 Family LLC; 3,976,846 shares owned directly by Mr. Carey as trustee of The William V. Carey Revocable Trust; and options to purchase 274,668 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of April 15, 2012. This does not include 152,500 shares owned by Mr. Carey’s spouse of which Mr. Carey disclaims beneficial ownership.

Related Party Transactions

A related party transaction is defined as any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000 but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. A related person is:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

It is the Company’s policy that directors, officers and any other related persons are required to report any related party transactions to the Interim Chief Executive Officer. All such transactions also are required to be reported to the audit committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing and approving or ratifying any related party transaction. The audit committee intends to approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this effect has been adopted by the board of directors.

In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer. The audit committee of the board of directors conducts an annual review of all transactions between related parties and the Company.

Transaction with Roust Trading

Pursuant to the Original Securities Purchase Agreement and the Amended Securities Purchase Agreement, on May 7, 2012, the date of the Initial Closing, Roust Trading acquired 5,714,286 shares of Common Stock. On July 9, 2012, the Company entered into the Amended Securities Purchase Agreement with Roust Trading pursuant to which Roust Trading has the right to cause the Company to issue to Roust Trading the Additional Issue Shares. Please refer to Proposal 5 for more information on the terms of the Amended Securities Purchase Agreement and the Financing Transaction.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 2)

On December 9, 2010, the audit committee of the board of directors selected and appointed Ernst & Young (“EY”) to serve as the Company’s independent public accountants for the year ending December 31, 2011, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the annual meeting.

Stockholder ratification of Proposal 2 is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the audit committee of the board will reconsider whether or not to retain EY. Even if Proposal 2 is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent accountant at any time during the year if the audit committee of the board determines that such a change would be in the best interests of the Company and its stockholders.

Though a representative of EY will have the opportunity to be present at the annual meeting and make a statement if they desire to do so, no such representative is expected to be present or available to respond to questions.

Fees Paid to Independent Auditors and Other Information

The following table presents the aggregate fees billed for audit fees, audit-related fees, tax fees and other fees by the Company’s principal audit accountant which was EY for the fiscal year ended December 31, 2011 and PricewaterhouseCoopers (“PwC”) for the fiscal year ended December 31, 2010:

	EY 2011	PwC 2010
Audit fees	$1,832,000	$2,320,749
Audit-related fees(1)	$7,319	—
Tax fees(2)	—	$42,138
All other fees(3)	$4,830	$196,021
Total fees	$1,844,149	$2,558,908

(1)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.”
(2)	Tax fees include fees for professional services related to tax compliance, tax advice and tax planning.
(3)	All other fees include fees for professional services rendered in connection with translation services.

The audit committee currently pre-approves all audit and permissible non-audit services prior to commencement of services. During 2010 and 2011, the audit committee pre-approved 100% of the total fees to EY and PwC. The audit committee has determined the rendering of all other non-audit services by EY is compatible with maintaining the auditor’s independence. During 2011, none of the total hours expended on the Company’s financial audit by EY were provided by persons other than full-time, permanent employees of EY.

Changes in the Company’s Certifying Accountant

On December 9, 2010, the Audit Committee of the board of directors of the Company approved the dismissal of PwC as its independent registered public accountant, which dismissal was finalized upon completion of PwC’s procedures regarding the financial statements of the Company as of and for the fiscal year ending December 31, 2010. Also on December 9, 2010, the Company appointed EY as its independent registered public accountant commencing with the 2011 quarter reviews and audit for the fiscal year ending December 31, 2011. The engagement of EY was approved by the Audit Committee of the board of directors of the Company.

The reports of PwC on the financial statements of the Company as of and for the fiscal years ended December 31, 2008 and 2009, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2008 and 2009, and through December 9, 2010, there were no (i) disagreements with PwC on any matter concerning accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of the disclosure included on the Form 8-K filed with the SEC on December 15, 2010, which reflects the disclosure above, related to PwC and requested a letter from PwC addressed to the SEC indicating whether or not PwC agrees with the disclosures included therein. A copy of this letter, dated December 9, 2010, is attached as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on December 15, 2010.

During the Company’s fiscal years ended December 31, 2008 and 2009, and through December 9, 2010, neither the Company, nor anyone on its behalf, consulted with EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by EY to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Required Vote

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

NON-BINDING VOTE ON THE COMPENSATION PAID TO

THE COMPANY’S NAMED EXECUTIVE OFFICERS

(PROPOSAL 3)

In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a), we are asking our stockholders to approve, in a separate advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

At our 2011 annual meeting of stockholders, we provided stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting, and our stockholders favorably approved the proposal, with more than 73% of the votes cast in favor. At the 2011 annual meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting more than 69% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis, our compensation committee and board of directors believe that our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our stockholders. Our compensation committee and board of directors also believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis if they attain specified goals.

As discussed in the Compensation Discussion and Analysis, key components to our compensation program include:

•	Performance Based Pay: In 2010 and 2011, performance based bonuses were not paid and performance based equity awards previously granted to our named executive officers were forfeited.

•

Higher Ownership Guidelines: Effective March 3, 2012 we increased the stock ownership obligations for our former Chief Executive Officer from four times to five times his annual base salary and for our other executive officers and directors from four times to five times their annual base salary.

•

Clawback Policy: Effective April 26, 2012 we adopted a clawback policy to enable us to recoup incentive compensation paid on the basis of financial results that are later materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

•	No-Hedging Policy: On April 26, 2012, we adopted a no-hedging policy that prohibits our executive officers from hedging the economic risk in the shares of the Company that they own.

•	No Tax Gross-Ups: We have eliminated all excise tax gross-ups on any potential “parachute payments” to our executive officers.

We are asking our stockholders to indicate their approval of our named executive officer compensation as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2011.

As this is an advisory vote, the results will not be binding on the Company, the board of directors, or the compensation committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and our board of directors, although our board and compensation committee will consider the outcome of this vote when making future compensation decisions.

Required Vote

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON BINDING VOTE TO

APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

APPROVAL OF AMENDMENTS

TO THE 2007 STOCK INCENTIVE PLAN

(PROPOSAL 4)

The board of directors has adopted amendments to the Company’s 2007 Stock Incentive Plan (the “Plan”), subject to stockholder approval. The Plan provides for equity-based compensation awards to be made to employees, officers, directors and other service providers of the Company. The Plan provides for the award of stock options, stock appreciation rights, restricted stock and restricted stock units. The amended and restated Plan shall become effective following the approval of the Company’s stockholders. In the event that stockholder approval is not obtained, the Company will not adopt the amendments and may continue to grant awards from the remaining shares of common stock authorized for issuance under the Plan.

The board of directors has adopted the amendments to the Plan to increase the number of shares available for issuance as equity incentives and to make other changes to reflect developments in our equity compensation program. The following is a summary of the material features of the Plan, as well as the amendments proposed for approval.

Purpose. The Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers, key employees, outside directors, and other persons to advance the interests of the Company by providing such persons with stronger incentives to continue to serve the Company and to expend maximum effort to improve the business results and earnings of the Company. The Plan is intended to accomplish this objective by providing to eligible persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

Securities to be Offered. Subject to adjustment as provided in the Plan, the number of shares of common stock available for issuance under the amended and restated Plan shall be increased by 5,350,000 shares, from 1,397,333 to 6,747,333 shares. If any shares covered by a grant are not purchased or are forfeited, or if a grant otherwise terminates without delivery of any shares subject thereto, then the number of shares of common stock counted against the aggregate number of shares available under the Plan with respect to such grant shall again be available for making grants under the Plan.

Administration . The Plan is administered by the compensation committee of the board of directors which has the full power and authority to take all actions and to make all determinations required or provided for under the Plan. The compensation committee’s interpretation and construction of any provision of the Plan, or any award agreement entered into thereunder, is final, binding and conclusive. Subject to the terms of the Plan, the compensation committee has the full and final authority to designate grantees, determine the type(s) of grants and number of shares of common stock subject thereto, and establish the terms and conditions of each grant relating to vesting, exercise, transfer, or forfeiture of such grant or the underlying shares subject thereto. Additionally, the compensation committee has full and final authority to both prescribe the form of each award agreement, and amend, modify, or supplement the terms of any outstanding grant. The compensation committee, in its discretion, has the right to require the return of previously awarded grants as a condition to any subsequent grant made under the Plan. The terms and conditions of such subsequent grant are determined by the compensation committee at the time of the grant, subject to the terms and conditions of the Plan. Grants made to outside directors are approved by the board and all rights, powers and authorities vested in the compensation committee under the Plan are instead vested in the board.

Delegation. The compensation committee has the right to delegate to one or more officers of the Company the authority of the compensation committee to grant and determine the terms and conditions of grants under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law. Such delegation of authority is not permitted with respect to grants to any members of the board of directors or to any employee who is subject to Rule 16b-3 under the Exchange Act or who is a covered employee under Section 162(m) of the Internal Revenue Code (the “Code”). The compensation committee is also permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan.

Eligibility and Participation. Awards under the Plan may be granted to any employee (including officers and directors) of the Company, a parent of the Company, or any of its subsidiaries, as well as to any outside director or “service provider” designated from time to time by the compensation committee and whose participation in the Plan is deemed to be in the best interests of the Company.

Stock Options. The Company may grant either incentive stock options (within the meaning of section 422 of the Code), or nonqualified stock options. The exercise price of an option is determined by the compensation committee, provided that the exercise price per share may not be less than the fair market value of a share of common stock on the date of grant of the option. The compensation committee determines the vesting and/or exercisability requirements and the term of exercise of each option. Generally, all vesting of options ceases upon the termination of the Grantee’s employment or other service relationship with the Company, provided that if such termination is on account of death or disability, such grantee is entitled to certain additional vesting rights. The maximum term of a stock option is ten years from the date of grant. The exercise price may be paid (i) in cash, (ii) in cash equivalents or (iii) or by such other method approved by the compensation committee. Options are not assignable or transferable other than by will or in accordance with the laws of descent and distribution; provided, however, that in the case of nonqualified stock options, to the extent a transfer is permitted in an award agreement and compliant with any applicable restrictions on transfers, a transfer may be made to a grantee’s “family member” (as defined in an award agreement). The maximum value of shares of common stock that may be subject to incentive stock options that become exercisable by an employee in any one year is limited under the Plan to $100,000. For purposes of Section 162(m) of the Code, the maximum number of shares of common stock that may be covered under options granted under the amended and restated Plan to any grantee in any calendar year is 1,000,000 shares of common stock.

The Plan provides that each outside director who is initially elected to the board shall automatically be awarded a grant of restricted stock having a fair market value of $100,000. Thereafter, all outside directors shall, on each anniversary date of his or her election to the board, automatically receive additional grants of restricted stock having a fair market value of $100,000. In addition, the board of directors may make discretionary option grants to any outside director under the 2007 Plan.

Stock Appreciation Rights. The compensation committee may make grants of stock appreciation rights (“SAR”) under the Plan. A stock appreciation right entitles the grantee, upon exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of exercise over the option price of the right, multiplied by the number of shares of common stock as to which the right is being exercised. The option price may not be less than the fair market value of a share of common stock on the date of grant. The compensation committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of employment or service of a grantee. The maximum term of a stock appreciation right will be ten years from the date of grant. For purposes of Section 162(m) of the Code, the maximum number of shares of common stock that may be subject to stock appreciation rights granted under the amended and restated Plan to any grantee during any calendar year is 1,000,000 shares of common stock. Stock appreciation rights may be payable in cash or in shares of common stock or in a combination of both.

Restricted Stock Awards and Restricted Stock Units. The compensation committee may make grants of restricted stock awards or restricted stock units under the Plan. A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the compensation committee. An award of restricted stock units provides the grantee with a conditional right to receive shares of common stock in the future. Vesting requirements are based on the continued employment of the grantee for specified time periods. In addition, the compensation committee may prescribe other vesting conditions, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the restricted stock award or restricted stock unit award. Generally, vesting of restricted stock awards or restricted stock units ceases upon termination of the Grantee’s employment with the Company, provided that if such termination is on account of death or disability, such grantee is entitled to certain additional vesting rights. Subject to the transfer restrictions and vesting requirements of a restricted stock award, a grantee has the rights of a stockholder of the Company during the restriction period, including all voting and dividend rights, unless the compensation committee determines otherwise at the time of the grant. Holders of restricted stock units have no rights as stockholders of the Company unless otherwise provided in an award agreement. For purposes of Section 162(m) of the Code, the maximum number of shares of common stock that may be subject to restricted stock awards or restricted stock units granted under the amended and restated Plan to any grantee during any calendar year is 1,000,000 shares of common stock.

Change in Stock/Reorganization/Change in control. If the number of outstanding shares of common stock is increased or decreased or the shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, the maximum number and kind of shares set forth in the Plan may be equitably adjusted in a manner deemed appropriate by the compensation committee. In addition, the number and kind of shares for which grants are outstanding, and the option price per share, if applicable, may be equitably adjusted in a manner deemed appropriate by the compensation committee.

In the event the Company is a party to any reorganization, merger or consolidation with one or more other entities, the maximum number and kind of shares set forth in the Plan may be equitably adjusted in a manner deemed appropriate by the compensation committee. In addition, (i) provision may be made by the compensation committee for the cash settlement of grants for an equivalent cash value, as determined by the compensation committee or (ii) the number and kind of shares for which grants are outstanding, and the option price per share, if applicable, may be equitably adjusted in a manner deemed appropriate by the compensation committee. Subject to any contrary language in a restricted stock or restricted stock unit award agreement, any restrictions applicable to such grant shall apply as well to any replacement shares received by the grantee as a result of the reorganization, merger or consolidation.

In connection with a “change in control” (as defined in the Plan), the compensation committee may provide for one of the following with respect to outstanding grants: (i) the assumption or substitution of such grants, with appropriate adjustment in the number and kind of shares for which grants are outstanding, and the option price per share, if applicable, as deemed appropriate by the compensation committee, (ii) provision for the cash settlement of a grant for an equivalent cash value, as determined by the compensation committee, or (iii) such other modification or adjustment to a grant as the compensation committee deems appropriate to maintain and protect the rights and interests of grantees upon or following a change in control. Unless otherwise provided by the compensation committee and set forth in the award agreement, upon a change in control, each outstanding grant becomes fully vested and exercisable.

Term; Amendment and Termination. The term of the amended and restated Plan is ten years from the date of the 2012 annual meeting. The board of directors may terminate or amend the Plan at any time, subject to stockholder approval under certain circumstances provided in the Plan. The amendment, suspension, or termination of the Plan may not, without the consent of the grantee, alter or impair rights or obligations under any outstanding grant under the Plan. Without the prior approval of the Company’s stockholders, evidenced by the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy at a meeting of stockholders, neither the compensation committee nor the board of directors may cause a cancellation, substitution, exchange (including an exchange for cash or another type of award) or amendment of an option or SAR that would have the effect of reducing the exercise price of such an option or SAR previously granted under the Plan, or otherwise approve any modification to such an option or SAR that would be treated as a “repricing” under applicable listing requirements of the Nasdaq market.

Plan Benefits. During 2011, stock options were granted under the Plan to the Company’s named executive officers, as set forth in the table captioned “Grants of Plan-Based Awards”. It is not possible to determine the benefits or amounts that will be received by participants in the future because the amounts to be awarded are within the compensation committee’s discretion, the value of the shares granted is not determinable until the end of the restriction period and, with respect to performance-based awards, the amount payable, if any, will depend upon the extent to which the participant achieves the performance targets.

As of [—], (i) options covering 1,283,493 shares of our common stock with a weighted average exercise price of $28.02 and a weighted average remaining term of 4.9 years were outstanding under all equity plans, (ii) unvested restricted stock units covering 470,046 shares of our common stock were outstanding under all equity plans, (iii) 282,092 shares were available for future grant under the Plan (the only plan from which equity awards can currently be made) and (iv) the closing market price of our common stock was $4.04.

Section 162(m). Compensation of persons who are “covered employees” of the Company and whose compensation is otherwise deductible in the United States is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. If approved by the Company’s stockholders, the Plan will enable the compensation committee to grant stock options and stock appreciation rights that will be exempt from the deduction limits of Section 162(m).

Required Vote

Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for the approval of amendments to the Company’s 2007 Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2007 STOCK INCENTIVE PLAN.

ISSUANCE OF SHARES OF COMMON STOCK

TO ROUST TRADING LTD.

PURSUANT TO THE FINANCING TRANSACTION

(PROPOSAL 5)

Overview

On July 9, 2012, following approval of the board of directors, the Company entered into the Amended Securities Purchase Agreement with Roust Trading, which amended and restated the Original Securities Purchase Agreement with Roust Trading in its entirety. The Amended Securities Purchase Agreement provides for the following principal transactions:

1.	the purchase by Roust Trading for cash of (i) the Initial Shares for an aggregate principal price of $30 million, or $5.25 per share, and (ii) the New Debt in an aggregate principal amount of $70 million, which has a stated interest rate of 3.0% and matures on July 31, 2016. The issuance and sale of the Initial Shares and the New Debt occurred on May 7, 2012. Following approval of this Proposal 5 by the Company’s shareholders (not including the Initial Shares and any Additional Initial Shares then issued, which shares of Common Stock will not be able to vote on this Proposal 5 and will not be considered present or represented by proxy at the annual meeting for such purpose, the “Company Stockholder Approval”) and subject to the consummation of the Second Closing and receipt of certain Polish regulatory waivers, the New Debt will be effectively exchanged at a price of $5.25 for the Exchange Share upon the earlier of January 30, 2013 and the date such Polish regulatory waivers are received;

2.	the issuance to Roust Trading, within five business days of a request by Roust Trading, up to the following amount of shares of Common Stock at any time after the following dates: (i) 3 million shares of Common Stock after the execution of the Amended Securities Purchase Agreement and the Amended Governance Agreement, which occurred on July 9, 2012; (ii) 5 million shares of Common Stock after receipt of Company Stockholder Approval; and (iii) 2 million shares following the Backstop Escrow Release Date (as defined in the Amended Securities Purchase Agreement);

3.	the purchase by Roust Trading of the Rollover Notes in an aggregate principal amount of $102,554,000. The proceeds of the Rollover Notes will be used by the Company to repurchase, at par, Convertible Notes held by Roust Trading or its affiliates in the same principal amount as the Rollover Notes. The Rollover Notes will bear a blended interest rate of 6.00% over their term. Interest accrued up to and including June 30, 2014 on the Rollover Notes may effectively be paid in shares of Common Stock, and interest accrued following that date on the Rollover Notes will be paid in cash;

4.	the issuance of the Backstop Notes in an aggregate principal amount of up to $107.5 million by the Company, at its option, to Roust Trading. The Backstop Notes will bear a blended interest rate of 6.00% over their term. Interest accrued up to and including December 31, 2013 on the Backstop Notes may effectively be paid in shares of Common Stock, and interest accrued following that date on the Backstop Notes will be paid in cash; and

5.	Roust Trading and its affiliates may purchase an amount of shares of Common Stock in the market such that their total holdings of shares of Common Stock, including Common Stock issuable to Roust Trading pursuant to the Amended Securities Purchase Agreement, would not exceed that amount which would require Roust Trading to make a tender offer for the Company’s Common Stock under Polish law. Upon receipt of certain Polish regulatory waivers if and to the extent received, Roust Trading and its affiliates may purchase (subject to applicable blackout periods) an amount of shares of Common Stock in the market such that their holdings of shares of Common Stock, including shares of Common Stock issuable to Roust Trading pursuant to the Amended Securities Purchase Agreement, would not exceed 42.9% of the outstanding Common Stock.

Pursuant to the Amended Securities Purchase Agreement, Roust Trading agreed to conditionally waive any default existing under the Amended Securities Purchase Agreement, the New Debt or any other indebtedness of the Company, provided that the Restatement did not result in US$ 49 million impact on each of revenue and EBITDA and a US$ 10 million impact of impairment charges. The Company’s management has concluded that the total cumulative impact of the Restatement exceeded those thresholds. As a result of the Restatement, Roust Trading may no longer be obligated to consummate the Financing Transaction.

Despite the lack of an effective waiver of rights from Roust Trading, our board of directors has determined that the Financing Transaction, if performed, is fair to, and in the best interest of, our stockholders even though Roust Trading is not obligated to and may choose not to consummate the Financing Transaction.

However, in light of the uncertainty about the intention of Roust Trading to consummate the Financing Transaction, the Company has begun and will continue to review available options to address its liquidity position in light of the maturity of the Convertible Notes. The Company’s review will be conducted within the framework of its contractual obligations to Roust Trading.

If Company Stockholder Approval is not obtained, the Exchange Shares will not be issued and the New Debt will remain outstanding. In addition, Roust Trading has the right to sell the Initial Shares back to the Company for an aggregate purchase price of $30 million in the event that the Amended Securities Purchase Agreement is terminated after the Initial Closing and prior to the Second Closing, which may occur if Company Stockholder Approval is not obtained.

The proceeds (net of fees and expenses of the Company) obtained from the Financing Transaction must be used to discharge the Company’s obligations under the Convertible Notes. The Company has determined that it will not use any of the proceeds obtained from the sale of the Initial Shares on May 7, 2012, unless and until Company Stockholder Approval is obtained (other than to fund the purchase of shares of Common Stock if Roust Trading exercises the right described in the preceding paragraph).

As a result of the sale of the Initial Shares on May 7, 2012, Roust Trading and its affiliates’ ownership in the shares of outstanding Common Stock increased to approximately 16.4%. If this Proposal 5 is approved and the Company issues the Approval Shares to Roust Trading and its affiliates, Roust Trading and its affiliates’ will hold approximately 39,574,641 shares of Common Stock or approximately     % of shares of outstanding Common Stock. The calculation of outstanding shares of Common Stock in the preceding sentence reflects          shares outstanding as of the record date, and gives pro forma affect to the Additional Initial Shares and the 23,654,230 Approval Shares being issued (which amount assumes (i) a purchase price of $3.44 for newly issued shares of Common Stock in connection with the payment of interest under the New Debt, Rollover Notes and Backstop Notes, and (ii) the Second Closing having occurred on December 31, 2012) and without giving effect to any exercisable options.

Concurrently with the Amended Securities Purchase Agreement, the Company has also entered into the Amended Governance Agreement, which amended and restated in its entirety the Original Governance Agreement. Under the Amended Governance Agreement, Roust Trading has obtained various veto and governance rights related to its investment in the Company, including veto rights relating to the size of the board of directors, certain senior management positions in Russia, certain restructuring transactions, certain acquisitions or business combinations, certain sales of assets, certain equity issuances, certain equity compensation to senior management, certain dividends and share repurchases, the incurrence of certain indebtedness, certain material amendments to the Company’s organizational documents and certain deviations from the Company’s annual capital expenditure budget which have been approved by the board of directors.

The Company and Roust Trading have also entered into amended and restated agreements relating to registration rights and rights of first offer. In addition Roust Trading and the Company and each member of the board of directors, the Company and Roust Trading have entered into voting agreements with respect to the proposals included in this Proxy Statement.

Each of these agreements is described more fully below under “Summary of Terms of Agreements.”

Reasons for the Financing Transaction

The primary rationale of the Financing Transaction is to enable the Company to meet its obligations under the Convertible Notes at their maturity date, which consist of an aggregate principal amount of $310 million maturing on March 15, 2013. Assuming approval by the Company’s shareholders of this Proposal 5 and Roust Trading’s election to complete the Financing Transaction on its existing terms, once completed, the overall effect of the Financing Transaction would enable the Company to repurchase such amount of Convertible Notes equal to $100 million, net of expenses, from third party investors, in exchange for newly issued shares of Common Stock and to exchange up to $210 million principal amount of outstanding Convertible Notes for unsecured Company senior notes due July 31, 2016 which bear interest at a blended rate of 6.00%. The Company believes that if the Financing Transaction is not consummated, it will not be able to find sources of financing on terms as favorable as the Financing Transaction and may not be able to secure other financing at all, in order to meet its obligations under the Convertible Notes on a timely basis.

In the year prior to execution of the Financing Transaction with Roust Trading on April 23, 2012, the board of directors considered potential strategic alternatives available to the Company in order to address the Company’s financial needs, including certain asset dispositions, financial and strategic investments in the Company and debt restructuring options. However, these alternatives were less progressed and more uncertain as to timing than the proposed Financing Transaction and did not provide any immediate and definitive answer to the liquidity issues facing the Company in 2013. Having considered these potential strategic alternatives, the board of directors believes that the Financing Transaction remains the best available alternative for the Company in light of its liquidity and financial position. The Financing Transaction would allow the Company to fully repay or repurchase the outstanding amount of Convertible Notes, permit the continued viability of the Company, provide the Company’s existing shareholders with significant continued participation in its governance and in its future earnings and growth potential, and preserve the Company as an independent public company while adding significant new opportunities in the Russian and international spirits markets and providing potential strategic benefits in a relationship with Roust Trading and its affiliates.

If the Company’s stockholders vote against Proposal 5 and stockholders reject the issuance of the Exchange Shares, the Additional Approval Shares and the additional shares that may be issued in connection with the payment of interest on the New Debt, Rollover Notes and Backstop Notes, or Roust Trading refuses to consummate the transactions contemplated by the Amended Securities Purchase Agreement, the Exchange Shares will not be issued and the New Debt, which will mature on July 31, 2016, will remain outstanding. The closing conditions related to the Second Closing and the Backstop Closing will not be satisfied, and the Company will not be able to complete the issuance of the Additional Approval Shares, the Rollover Notes and the Backstop Notes. In addition, Roust Trading may elect to exercise its option and sell the Initial Shares back to the Company for an aggregate purchase price of $30 million, in which case the total investment received by the Company pursuant to the Amended Securities Purchase Agreement would be the net proceeds of the issuance of the New Debt.

If the Financing Transaction is not consummated, the Company may not be able to find sources of financing on terms as favorable as the Financing Transaction and may not be able to secure other financing at all, in order to meet its obligations under the Convertible Notes on a timely basis. As a result, the Company would face significant liquidity issues in the near future.

History of Financing Transaction Negotiations

Beginning in the spring of 2011, the board of directors and senior management of the Company began to evaluate potential strategic alternatives for the Company, with a primary focus on addressing the upcoming maturities of certain of the Company’s debt securities. The alternatives considered included certain asset dispositions, such as a sale of certain brands held by the Company, financial and strategic investments in the Company and debt restructuring options. The board of directors retained Jefferies & Co. (“Jefferies”) on May 29, 2011 as its financial advisor to assist it in its review of such potential strategic alternatives. No transactions were pursued in any material respect prior to the summer of 2011, but Jefferies continued in its role as financial advisor to the Company.

In the summer of 2011, Mr. Roustam Tariko and the Company began preliminary discussions regarding potential financing arrangements as well as the potential acquisition of certain assets held by Russian Standard, a subsidiary of Roust Trading, and several meetings were held between Mr. Tariko and Mr. Carey. The board of directors at the time determined that such an acquisition would not be suitable for the Company.

On August 19, 2011, Mr. Carey received a letter from Mr. Tariko, on behalf of Russian Standard, wherein Mr. Tariko stated Russian Standard’s interest in investing in the Company in order to build a closer relationship between the respective businesses and to offer financial support for the Convertible Notes. The letter contemplated an investment of up to $200,000,000.

On October 7, 2011, the Company and Russian Standard Vodka, a subsidiary of Russian Standard, entered into a non-disclosure agreement.

On November 18, 2011, Mr. Tariko and Russian Standard announced on a Schedule 13D filed with the SEC that they beneficially held 9.9% of the Company’s then-outstanding common stock, and on December 6, 2011, Mr. Tariko, on behalf of Russian Standard, sent a letter to Mr. Carey in which Mr. Tariko expressed his desire for the Company and Russian Standard to enter into a strategic partnership. Mr. Tariko’s proposal contemplated a line of credit to the Company to restructure its debt and offered to sell certain assets of Roust Inc. to the Company. In exchange, the offer contemplated the issuance of new shares by the Company equivalent to 19.9% of the pre-dilution outstanding shares of Common Stock to Russian Standard. In addition, Russian Standard requested to discuss the implications of any potential transaction on governance rights and board representation in the Company.

Between November 18, 2011 and January 31, 2012, members of the board of directors and senior management engaged in a series of preliminary discussions with Russian Standard regarding its financing proposal.

On January 2, 2012, the board of directors held a telephonic meeting, during which the board of directors, senior management, Jefferies, and the Company’s external legal counsel, Dewey & LeBoeuf LLP, discussed strategic alternatives potentially available to the Company, including the potential integration of Russian Standard assets into the Company. The board of directors requested the Company’s financial and legal advisors to further review the potential strategic alternatives discussed by the board of directors.

On January 21, 2012, the board of directors met in Warsaw, Poland with senior management, Jefferies (which participated telephonically) and the Company’s external legal counsel, where the Company’s financial position was discussed and various potential strategic alternatives were addressed in detail. The board of directors discussed the proposal by Mr. Tariko, and emphasized the need for a “backstop” feature for the Convertible Notes, to ensure full repayment thereof, with respect to any financing arrangement. The board of directors requested Jefferies to continue to review the proposal made by Russian Standard and to develop a term sheet describing the proposed transaction in detail.

On January 31, 2012, the board of directors held a telephonic meeting with senior management, Jefferies and the Company’s external legal counsel, where Mr. Carey presented a potential transaction with Russian Standard in which Russian Standard would convert its Convertible Notes into Common Stock, enter into a backstop agreement to fund the remaining outstanding amount of Convertible Notes and obtain certain governance rights and protections. Separately, the Company would also continue to negotiate with Russian Standard for the acquisition of the distribution assets held by Roust, Inc.

In a letter addressed to the board of directors dated February 1, 2012, Mr. Tariko, on behalf of Russian Standard, made a more detailed proposal for a potential transaction between Russian Standard and the Company. First, Mr. Tariko offered financial support with relation to the Convertible Notes. This financial support included the exchange, at par, of up to approximately $103,000,000 face value of Convertible Notes held by Russian Standard for newly issued common stock of the Company at a price of $7.00 per share and the extension of a backstop credit facility of up to $207,000,000 to provide additional funding to repay the Convertible Notes. Second, Mr. Tariko offered to sell certain assets and distribution rights held by Roust, Inc. in exchange for newly issued common stock of the Company in order to reach an ownership stake of 32.99%. Russian Standard also requested board representation of up to three directors, the right to jointly appoint key members of the Company’s management team in Russia and protective rights in relation to significant strategic transactions or corporate actions and significant changes to the capital structure of the Company.

On February 3 and February 7, 2012, the board of directors held telephonic meetings, during which the board of directors, senior management, Jefferies and the Company’s external legal counsel reviewed the proposal by Russian Standard and discussed the strategic alternatives potentially available to the Company.

On February 14, 2012, the board of directors held a telephonic meeting with the senior management, Jefferies and the Company’s external legal counsel. Mr. Carey updated the board of directors of his discussions with Mr. Tariko, and Jefferies discussed with the board of directors the strategic options potentially available to the Company. The board of directors requested the Company receive a term sheet outlining in more detail Russian Standard’s proposal. In addition, the board of directors determined that Skadden, Arps, Slate, Meagher & Flom LLP would serve as co-counsel for any transaction involving Russian Standard.

On February 17, 2012, on which day the closing price of the Company’s share price was $5.97, the Company received a preliminary term sheet from Russian Standard. The preliminary term sheet proposed three separate transactions: (i) Russian Standard would purchase $64,200,000 of newly issued common stock of the Company at a proposed price of $7.00 per share, such that Russian Standard’s percentage ownership of the Company’s outstanding common stock would be 19.9%. In addition, Russian Standard proposed to exchange, at par value, $102,500,000 face value of Convertible Notes for rollover notes maturing in 2016 of the same principal value as the Convertible Notes; (ii) Russian Standard would purchase $38,300,000 of newly issued common stock of the Company at a price of $7.00 a share, such that Russian Standard’s percentage ownership of the Company’s outstanding common stock would be 25.0%. In addition, Russian Standard proposed to enter into a contractual agreement with the Company to provide the Company with funds of up to $105,000,000 in order to repay the remaining principal amount of the Convertible Notes; and (iii) Russian Standard offered to assign certain distribution rights of Roust, Inc. in exchange for common stock such that Russian Standard’s percentage ownership of the Company’s outstanding common stock would be 32.99%. The term sheet proposed, among other things, board representation of up to three directors of the Company to be nominated by Russian Standard, a right of first refusal for sale of the Common Stock by the members of the board of directors, joint appointment of certain of the Company’s management team in Russia, certain veto rights related to significant strategic transactions and corporate actions and significant changes to the capital structure of the Company, participation rights and registration rights.

During the week of February 20, two alternative proposals emerged from negotiations between Russian Standard and the Company. The first alternative, reflected in the February 1 letter by Mr. Tariko, contemplated the conversion of $102,500,000 principal value of Convertible Notes into shares of Common Stock at a conversion price of $7.00 per share and a backstop facility with a principal aggregate value of $207,500,000. The second alternative, reflected in the February 17 proposal, contemplated a cash purchase of an aggregate amount of $100,000,000 of Common Stock at a purchase price of $5.75 per share the proceeds of which would be used to repurchase or redeem the Convertible Notes and the extension of the maturity of the Convertible Notes through newly issued rollover notes and backstop notes to Russian Standard.

On February 21, 2012, the board of directors held a telephonic meeting with senior management, Jefferies, and the Company’s external legal counsel to discuss Russian Standard’s proposal. The board of directors determined to continue discussions with Russian Standard. In addition, the board of directors reviewed other strategic alternatives potentially available to the Company.

On February 22, 2012, Mr. Tariko sent a letter to the board of directors requesting to meet with the members of the board of directors in order to expedite discussions regarding a potential transaction.

On February 28, 2012, the board of directors held a telephonic meeting, during which the board of directors, senior management, Jefferies and the Company’s external legal counsel discussed at length the advantages and disadvantages of the two alternative proposals submitted by Russian Standard described above.

On February 29, 2012, the Company announced its results for the fiscal year ended December 31, 2011, reporting a net loss from continuing operations of $1.3 billion. In addition, the Company stated that its management had concluded that cash generated from operations, cash on hand and amounts expected to be available under existing credit facilities would not be sufficient to repay the principal on the Convertible Notes, due on March 15, 2013, and that the Company was considering all strategic alternatives that would be in the best interest of stockholders, including the proposal made by Russian Standard. The closing price of the Company’s stock on February 29 was $4.36.

On March 1, 2012, Mr. Carey and Mr. David Bailey, Lead Director of the board of directors, met Mr. Tariko in Warsaw, Poland, to discuss the Company’s recent financial performance and a potential transaction between the Company and Russian Standard. Messrs. Carey and Bailey stressed the importance of having a backstop financing facility, to ensure full repayment of the Convertible Notes.

On March 2, 2012, on which day the closing price of the Company’s share price was $4.15, the Company received a revised preliminary term sheet from Russian Standard. The revised preliminary term sheet reflected Russian Standard’s proposal to make a $100,000,000 cash investment in the Company. The share purchase price was adjusted to $5.25 per share, which reflected both the cash investment which would be made in the Company and the decline in the price of the Company’s shares on February 29. The proposal offered to purchase 5,714,268 shares of the Company’s common stock for $30,000,000 and new debt with a face value of $70,000,000, a term of one year and a stated interest of 3.00% per annum, which would be convertible into 13,333,333 shares of Common Stock. In addition, Russian Standard offered to exchange $102,500,000 face value of Convertible Notes for newly issued rollover notes of the same principal value, and to purchase, at the request of the Company, $107,500,000 in newly issued backstop notes. With respect to the distribution rights of Roust Inc., the term sheet contemplated separating any discussion of the contribution of such rights from discussions regarding the financing proposal. The term sheet continued to request board representation and certain shareholder protection measures.

On March 3, 2012, the board of directors met in New York City with senior management, Jefferies and the Company’s external legal counsel during which the board of directors reviewed the Russian Standard terms, including, in particular, the desirability of having Russian Standard invest in the Initial Shares as a first-step in the Financing Transaction, the need for shareholder approval, the mechanics of the Rollover Notes and the Backstop Notes, and Russian Standard’s board representation and veto rights. After review, the board of directors decided to continue negotiations with Russian Standard. In addition, the board of directors reviewed its legal and financial position in detail as well as the future financial needs of the Company. As part of that discussion, the Company’s challenging operating environment and the volatility in the equity capital markets were highlighted. The board of directors also discussed other potential strategic alternatives being considered by the Company and noted the difficulties associated with such alternatives.

On March 9, 2012, after further negotiations, Russian Standard delivered to the Company a term sheet reflecting the terms described in the March 2, 2012 preliminary term sheet (as further negotiated). The contents of the term sheet were generally reflected on the Schedule 13D filed by Russian Standard and Mr. Tariko on March 9, 2012.

On March 13, 2012, the board of directors held a telephonic meeting with senior management, Jefferies and the Company’s external legal counsel to continue to discuss the Russian Standard terms. The board of directors discussed the commercial and financial terms of the proposal, including the interest rate on the New Debt, shareholder approval, repurchasing the Convertible Notes at par, and the governance rights proposed by Russian Standard. The board of directors authorized the Company and its financial and legal advisors to proceed to negotiate definitive documentation based on the revised proposal.

From March 14 through April 16, 2012, representatives of Roust Trading and the Company, including their respective legal counsels, engaged in a series of telephone and in-person negotiations to determine the terms and conditions of the Securities Purchase Agreement, the Governance Agreement and the other agreements related to the Financing Transaction (together, the “Operative Agreements”). Throughout this period, senior management and the Company’s external legal counsel kept the board of directors apprised of the status of the negotiations.

On April 17, 2012, the board of directors met in Warsaw, Poland, with senior management, Jefferies and the Company’s external legal counsel to review the proposed Financing Transaction. At the meeting, Jefferies provided financial advice to the board of directors, and the Company’s external legal counsel described the material terms and conditions of the proposed Operative Agreements. As part of the Company’s external legal counsel’s presentation, legal counsel noted that the Company’s negotiations with Roust Trading and its affiliates and that the Company was considering strategic alternatives in light of its financial position were both publicly known for several months. Senior management, Jefferies and the Company’s external legal counsel all noted that none of the other potential strategic alternatives that had been considered were capable of being concluded in the near future and none of such alternatives addressed the upcoming maturities of certain of the Company’s debt securities in the manner addressed by the Financing Transaction. The Company’s external legal counsel also noted that should a Superior Proposal (as defined in the Securities Purchase Agreement) materialize, the board of directors would be capable of entertaining such proposal. Based upon its deliberations and analysis over the course of the preceding five months, and the information and advice that it had received, the board of directors determined that the proposed Financing Transaction, on the terms and conditions set forth in the Original Securities Purchase Agreement and other Operative Agreements, is fair to and in the best interest of the Company and its stockholders and approved the Financing Transaction and authorized the execution, delivery and performance of the Operative Agreements. On April 23, 2012, the parties executed and delivered certain definitive agreements related to the Financing Transaction.

On May 4, 2012, the Company sold the Initial Shares to Roust Trading and sold the New Debt to Joint Stock Company “Russian Standard Bank”, an affiliate of Roust Trading. These transactions were fully completed on May 7, 2012.

On June 1, 2012, upon the recommendation of senior management, the board of directors concluded that the Company’s financial statements for all financial reporting periods from and after January 1, 2010 should no longer be relied upon. The Company undertook to restate those financial statements to correct errors resulting from a failure to properly record certain retroactive trade rebates and trade marketing expenses in respect of the Company’s net sales in its main operating subsidiary in Russia, the Russian Alcohol Group. The Company announced the Restatement on a Current Report on Form 8-K filed with the SEC on June 4, 2012.

On June 5, 2012, the Company received a letter from Roust Trading expressing its concern about the accounting errors leading to the Restatement. The letter requested that the Company keep Roust Trading informed of all information learned upon any investigation into the accounting errors and notified the Company that Roust Trading was in the process of evaluating its rights under the Operative Agreements with respect to the Restatement and reserving all rights available to it under the Operative Agreements and all other legal rights.

On June 7 and 8, 2012, Messrs. Carey and Tariko, together with external legal counsel, met in Moscow, Russia, to discuss the impact of the Restatement on the Financing Transaction. During these meetings, Mr. Tariko requested that a committee of the board of directors provide direct access for Mr. Tariko to oversee the Company’s operations in Russia and at the Russian Alcohol Group and proposed that, in light of the Company’s poor recent performance and the Restatement, the board of directors should consider appointing Mr. Tariko as a member of the board of directors and Chairman in place of Mr. Carey and consider replacing Mr. Carey as Chief Executive Officer. Mr. Tariko also indicated that some financial adjustment to the terms of the Financing Transaction would be necessary to reflect the effects of the Restatement. Finally, Mr. Tariko requested that a direct dialogue be established between himself and the board of directors as soon as possible.

On June 9 and 10, 2012, a special committee of all non-Russian Standard affiliated directors (the “Special Committee”), formed to consider issues related to the Financing Transaction and other matters with Russian Standard, and the board of directors held telephonic meetings together with external legal counsel to discuss a response to Mr. Tariko. The Special Committee and the board of directors considered the importance of the Financing Transaction to the Company, the significance of Russian Standard as a strategic partner of the Company and the Company’s alternatives for securing financing to fund the upcoming maturity of the Convertible Notes. As a result of these meetings, the board of directors agreed on the following key points in response to Mr. Tariko: 1) the board of directors, in light of the Restatement and the recent performance of the Company, determined to conduct a review of the Chief Executive Officer’s performance in order to determine whether the Chief Executive Officer should remain in office; 2) the board of directors agreed to consider appointing Mr. Tariko as a director in the place of an existing Russian Standard nominee to the board of directors; 3) the board of directors agreed that, once the Financing Transaction is completed, the board of directors would be prepared to consider Mr. Tariko as a non-executive Chairman of the board of directors; and, 4) the board of directors decided to form a negotiating committee of directors to engage with Russian Standard going forward and to lead any negotiations related to the Russian Standard transaction in the future - the negotiating committee consisted of Messrs. Bailey, Fine and Shanahan (the “Negotiating Committee”).

On June 11, 2012, Roust Trading filed Amendment No. 6 to its Schedule 13D on file with the SEC to inform investors that Roust Trading took very seriously the Company’s recent announcement regarding the Restatement and that it was engaged in negotiations with the board of directors to discuss the management of the Company, particularly stronger control of the Company’s Russian operations, in order to protect bondholders, shareholders, and Roust Trading, and to discuss the impact of the Restatement on the Financing Transaction. In addition, Roust Trading stated that subject to these discussions it would continue its strategic support of the Company in turning around its operations, because of its strong portfolio of brands.

On June 13, 2012, the members of the Negotiating Committee and their external legal counsel met with Mr. Tariko and his legal counsel in Milan, Italy, to directly discuss Mr. Tariko’s concerns about the management of the Company and the proposed terms of an amended Financing Transaction. Mr. Tariko reiterated the points he expressed to Mr. Carey in their meetings in Moscow the week before and the Negotiating Committee elaborated on the response from the board of directors as agreed by the board of directors on June 10, 2012.

On June 17, 2012, Mr. Carey informed the Special Committee that he would agree to step down as Chief Executive Officer of the Company if asked to do so and that the board of directors would have to put in place a process of succession and a search for a new Chief Executive Officer once it had resolved on the matter. The Special Committee also discussed an appropriate proposal with respect to a financial settlement to be made to Roust Trading in exchange for a suitable waiver of Roust Trading’s rights with respect to the Restatement under the Operative Agreements.

From June 20, 2012, through June 27, 2012, representatives of Roust Trading and the Company, including the Negotiating Committee and their respective legal counsels, engaged in a series of telephone and in-person negotiations regarding revisions to the Operative Agreements. Throughout this period, the Negotiating Committee and the Company’s external legal counsel kept the board of directors apprised of the status of the negotiations.

On June 28, 2012, the Negotiating Committee and its external legal counsel met with Mr. Tariko and his legal counsel in New York City to negotiate the final terms of an amended Financing Transaction. During the course of these negotiations, the parties agreed to a proposed financial settlement of ten million additional shares of Common Stock to be issued as follows: three million shares of Common Stock to be issued within five business day upon request from Roust Trading after execution of amended Operative Agreements; five million shares of Common Stock to be issued within five business day upon request from Roust Trading after shareholder approval of the Financing Transaction; and, two million shares of Common Stock to be issued upon request from Roust Trading after the Backstop Escrow Release Date. The parties also agreed for any interest on the New Debt, Rollover and Backstop Notes to be paid in shares of Common Stock to be based on a price for the Common Stock of $3.44. In addition, the parties agreed to a waiver on further purchases of shares of the Common Stock by Roust Trading on the open market up to 42.9% of the outstanding Common Stock, the appointment of Mr. Tariko as a member of the board of directors and the appointment of Mr. Tariko as non-executive Chairman of the board of directors upon the execution of amended Operative Agreements and the creation of a Russia Oversight Committee of the board of directors to oversee the Company’s operations in Russia. Finally, the parties agreed to a waiver of Roust Trading’s rights with respect to the Restatement under the Operative Agreements on the condition that the Restatement met certain financial parameters, an extension of the end date for the Second Closing under the Operative Agreement and a commitment from Roust Trading to work with the Company on synergies to be realized between the operations of the two groups.

On June 29, 2012, the board of directors met in New York City with Jefferies and the Company’s external legal counsel to review the proposed amended Financing Transaction. The board of directors discussed the commercial and financial terms of the proposal, including the proposed issuance of additional shares of the Common Stock, the adjustment to the price of equity to be issued as interest on the New Debt, Rollover and Backstop Notes, the appointment of Mr. Tariko as a member of the board of directors and non-Executive Chairman of the board of directors, and the right by Roust Trading to purchase on the open market up to 42.9% of the Common Stock. The board of directors also discussed the scope of the proposed waiver from Roust Trading of certain contractual claims it may have under the Original Securities Purchase Agreement and under certain other agreements arising from the accounting errors announced in connection with the Restatement. The waiver was proposed to be conditional on the accounting errors related to the Restatement resulting in an aggregate impact of less than $49 million on each of revenue and EBITDA, an impairment charge of less than $10 million and certain other conditions. The board of directors authorized the Company and its financial and legal advisors to proceed to negotiate definitive documentation based on the proposal for an amended Financing Transaction negotiated by the Negotiating Committee with Roust Trading and Mr. Tariko.

From June 30, 2012, through July 7, 2012, representatives of Roust Trading and the Company, including their respective legal counsels, engaged in a series of telephone and in-person negotiations regarding revisions to the Operative Agreements. Throughout this period, the Negotiating Committee and the Company’s external legal counsel kept the board of directors apprised of the status of the negotiations.

On July 8, 2012, the board of directors held a telephonic meeting with Jefferies and the Company’s external legal counsel to review the terms and conditions of the proposed amended Operative Agreements agreed with Roust Trading, subject to board approval. At the meeting, Jefferies provided financial advice to the board of directors, and the Company’s external legal counsel described the material terms and conditions of the proposed amended Operative Agreements, as well as the terms and basis for concluding a transition agreement with Mr. Carey in respect of his resignation as Chief Executive Officer of the Company and Chairman of the board of directors. Based upon its deliberations and analysis over the course of the preceding month, and the information and advice that it had received, the board of directors determined that the proposed amended Operative Agreements, on the terms and conditions set forth in the amended Operative Agreements, were fair to and in the best interest of the Company and its stockholders and approved the amended Financing Transaction and authorized the execution, delivery and performance of the amended Operative Agreements and a transition agreement with Mr. Carey in respect of his resignation as Chief Executive Officer of the Company and Chairman of the board of directors. In addition, the board of directors approved the appointment of Mr. Tariko as a member of the board of directors and non-Executive Chairman of the board of directors, as well as the appointment of Mr. David Bailey as the interim Chief Executive Officer of the Company, subject to the execution of definitive documentation. On July 9, 2012, the parties executed and delivered certain definitive agreements related to the amended Financing Transaction.

On October 5, 2012, the Company completed the Restatement and filed an amended annual report on Form 10K/A for the year ended December 31, 2011, and amended quarterly reports on Form 10Q/A for the three and nine months ending September 30th, 2011 and the three months ending March 31st, 2012, with the SEC. In connection therewith, the Company’s management concluded that the total impact on net income of the Restatement for the fiscal years ending on December 31, 2011 and 2010 amounted to $65 million, and the total impact on EBITDA of the Restatement for the fiscal years ending on December 31, 2011 and 2010 amounted to $62.6 million. This resulted in a total cumulative impact of the Restatement in excess of the thresholds set out in the Amended Securities Purchase Agreement upon which Roust Trading’s waiver was conditioned.

From October 5 to [—], representatives of Roust Trading and the Company, including their respective legal counsels, engaged in a series of telephone and in-person discussions to discuss the impact of the Restatement on the Financing Transaction. During these discussions, the Company offered to issue to Roust Trading such number of additional shares of Company common stock as would be approximately proportional to the increase in the total impact of the Restatement from the agreed limits in the Amended Securities Purchase Agreement. Roust Trading has not accepted this offer and the parties remain in discussions. Throughout these discussions, Roust Trading has reserved its rights in respect of the Amended Securities Purchase Agreement and therefore it is uncertain at this stage whether Roust Trading will consummate the Financing Transaction or if Roust Trading will propose new terms to an amended transaction or propose an alternative transaction.

Summary of Terms of Agreements

The following is a summary of material terms and provisions of the Operative Agreements. The following summaries do not purport to be complete descriptions of all of the terms of such agreements. You are urged to read each agreement in its entirety. You can find the Amended Securities Purchase Agreement, the Amended Governance Agreement, the Form of Senior Rollover Note Due July 16, 2016, the Form of Senior Backstop Note Due July 16, 2016, the Amended Registration Rights Agreement and the amended and restated irrevocable voting agreements in the Company’s Form 8-K filed with the SEC on July 9, 2012. The Form of 3% Senior Note Due July 31, 2016, may be found on the Company’s Form 8-K filed with the SEC on April 24, 2012.

Amended Securities Purchase Agreement

Sale and Purchase of Common Stock and Notes. Pursuant to the Amended Securities Purchase Agreement, on May 7, 2012 the Company issued to Roust Trading the Initial Shares, at a subscription price of $5.25 per share, and the New Debt. In addition, the Company agreed to issue to Roust Trading the Additional Initial Shares and, subject to the approval sought herein, the Additional Approval Shares. Roust Trading has agreed, subject to certain conditions and the approval sought herein, to purchase the Rollover Notes and to subscribe to the Backstop Notes, at the election of the Company.

Closing Conditions. The Initial Closing was subject to the satisfaction or waiver of certain closing conditions. Upon the Initial Closing, the Amended Registration Rights Agreement became effective. The Initial Closing occurred on May 4, 2012 and was concluded on May 7, 2012.

The Second Closing is subject to certain closing conditions (the “Second Closing Conditions”), including, but not limited to, the accuracy of certain representations and warranties at the Second Closing and at the Initial Closing, the occurrence of the Initial Closing, Company Stockholder Approval, the absence of any proceeding by a governmental authority challenging the transaction documents related to the Amended Securities Purchase Agreement or the transactions contemplated thereby, legal validity of the transactions contemplated by the Amended Securities Purchase Agreement and the related transaction documents, no stop order or suspension of trading being issued by NASDAQ, the SEC or any other governmental entity and no event of default on any indebtedness for which the aggregate principal amount is greater than $30 million. The total cumulative impact of the Restatement exceeded the thresholds set out in the Amended Securities Purchase Agreement with Roust Trading – in particular, in relation to the waiver of rights granted by Roust Trading with respect to claims it may have in relation to the Restatement and the waiver of the condition to Roust Trading’s obligation to complete the transaction on account of the Restatement. As a result, Roust Trading may no longer be obligated to consummate the associated funding transaction and may have other claims against the Company, including a potential event of default under the New Debt. Roust Trading has reserved its rights and therefore it is uncertain at this stage whether Roust Trading will consummate the funding transaction agreed with the Company or if Roust Trading will propose new terms to an amended transaction or propose an alternative transaction.

The Backstop Closing is subject to certain closing conditions (the “Backstop Closing Conditions”), including, but not limited to, the accuracy of certain representations and warranties as given at the Backstop Closing and at the Initial Closing, the occurrence of the Initial Closing and the Second Closing and no event of default on any indebtedness for which the aggregate principal amount is greater than $30 million. The Backstop Closing is expected to occur on February 15, 2013, at which time the Backstop Notes and the purchase amount of the Backstop Notes will be placed into escrow for their release at the maturity of the Convertible Notes. If Roust Trading or its affiliates own any Convertible Notes at the time of the Backstop Closing, Roust Trading will purchase additional Rollover Notes equal to the face value of the Convertible Notes it and its affiliates hold, and the Company will use the proceeds to repurchase the Convertible Notes held by Roust Trading or its affiliates.

Additional Market Purchases of Shares. Roust Trading and its affiliates may also purchase (subject to applicable blackout periods and regulatory limitations) an amount of shares of Common Stock in the market such that their total holdings of shares of Common Stock, including Common Stock issuable to Roust Trading pursuant to the Amended Securities Purchase Agreement, would not exceed 42.9%, or if less that amount which would require Roust Trading to make a tender offer for the Company’s Common Stock under Polish law.

Amendment to New Debt. Pursuant to the Amended Securities Purchase Agreement, the Company agreed to change the maturity of the New Debt to July 31, 2016.

Roust Trading Option to Put Back Initial Shares. Roust Trading will have the right to sell to the Company the Initial Shares for an aggregate purchase price of $30 million in the event that the Amended Securities Purchase Agreement is terminated after the Initial Closing and prior to the Second Closing. In addition to other termination rights described under “ - Termination,” such termination may occur if Company Stockholder Approval is not obtained.

Certain Covenants. The Amended Securities Purchase Agreement contains certain covenants by the Company, including, but not limited to, maintenance of the Company’s reporting status and the listing of the Common Stock, reservation of enough Common Stock in order to consummate the transactions contemplated by the Amended Securities Purchase Agreement, use of proceeds of the transactions contemplated by the Amended Securities Purchase Agreement to redeem or repurchase the Convertible Notes, recommendation by the board of directors of the issuance of the Approval Shares, as described in this Proposal 5 (the “Company Recommendation”), solicitation of the approval of the stockholders of the Company for, among other things, Company Stockholder Approval and an increase of the size of the board of directors to eleven (11) directors, as contemplated in Proposal 6.

Roust Trading has represented that it will have sufficient funds to purchase the Backstop Notes required by the Amended Securities Purchase Agreement. Roust Trading has agreed to place such amount (not to exceed $107.5 million) necessary to fully fund the Backstop Notes in an escrow account by February 15, 2013 pursuant to a Backstop Escrow Agreement, to be entered into by Roust Trading and the Company on the date of the Second Closing.

Waiver. Roust Trading agreed to waive certain contractual claims it may have under the Original Securities Purchase Agreement and under certain other agreements arising from the Restatement. Such waiver is conditional on the Company disclosing in amended filings with the SEC a Restatement with an aggregate impact of less than $49 million on each of revenue and EBITDA, an impairment charge of less than $10 million and certain other conditions, including, the Company having filed all periodic reports required to be filed under applicable law and the Company holding a meeting of stockholders to approve the Financing Transaction by December 31, 2012. The Restatement was filed with the SEC on October 5, 2012. The total cumulative impact of the Restatement exceeded the thresholds set out in the Amended Securities Purchase Agreement with Roust Trading. As a result, Roust Trading may no longer be obligated to consummate the associated funding transaction and may have other claims against the Company, including a potential event of default under the New Debt. Roust Trading has reserved its rights and therefore it is uncertain at this stage whether Roust Trading will consummate the funding transaction agreed with the Company or if Roust Trading will propose new terms to an amended transaction or propose an alternative transaction.

Lock-Up. Roust Trading has agreed not to sell or otherwise transfer the New Debt and, for a period of up to 12 months after the effective date of the Amended Securities Purchase Agreement, any shares of Common Stock or any Rollover Notes or Backstop Notes.

Additional Rights Relating to the New Debt, Rollover Notes, and Backstop Notes. The Amended Securities Purchase Agreement includes provisions which affect the rights and obligations of the Company with respect to New Debt, Rollover Notes and Backstop Notes held by Roust Trading and its affiliates.

Share Purchase Rights. The Amended Securities Purchase Agreement provides Roust Trading and its affiliates certain share purchase rights with respect to the New Debt, Rollover Notes and Backstop Notes.

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Share Purchase Rights Relating to Payment of Principal and Interest on New Debt. Subject to the Second Closing being consummated and receipt of certain Polish waivers, upon the earlier of January 30, 2013 and the date such Polish regulatory waivers are received, Roust Trading may cause the Company to sell to Roust Trading, and on or after January 30, 2013, the Company may cause Roust Trading to purchase from the Company, that number of shares of Common Stock equaling the then-outstanding principal amount of the New Debt, plus accrued and unpaid interest thereon as of the Second Closing Date divided by $5.25, plus accrued and unpaid interest thereon as of the Second Closing divided by $3.44, and the proceeds of such sale will be used to repurchase or redeem the New Debt and pay the accrued but unpaid interest thereon as of the Second Closing Date.

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Share Purchase Rights Relating to Payment of Interest on Rollover Notes and Backstop Notes. To the extent interest has accrued up to and including April 9, 2013 under either of the Rollover Notes or the Backstop Notes, and for interest that will accrue from April 10, 2013 up to and including June 30, 2014, under the Rollover Notes, or up to and including December 31, 2013, under the Backstop Notes, on April 9, 2013 (other than with respect to interest due prior to April 9, 2013, which purchase right will occur on the date that such interest is due), the Company will sell to Roust Trading, and Roust Trading will purchase from the Company, that number of shares of Common Stock equaling the amount of interest due or that will be due divided by the VWAP of the Company’s Common Stock; provided, however, if the VWAP of the Common Stock is higher than $4.13, or lower than $2.75, for the purposes of the exercise of the purchase rights described above, the VWAP used will be $4.13 or $2.75, respectively. The proceeds from any such issuances must be used to pay interest on the Rollover Notes or Backstop Notes, as the case may be. After June 30, 2014, interest on both the Rollover Notes and the Backstop Notes is payable only in cash.

Restriction on Optional Redemption of the New Debt by the Company. The New Debt may not be redeemed at the Company’s option, unless the Amended Securities Purchase Agreement is terminated prior to the date of the Second Closing. If the Amended Securities Purchase Agreement is terminated at a time when the Second Closing has not occurred, then the New Debt will be redeemable at the Company’s option.

Additional Events of Default. The Amended Securities Purchase Agreement provides Roust Trading and its affiliates certain additional rights of acceleration, as described below, applicable to the New Debt, Rollover Notes and Backstop Notes for so long as Roust Trading and its affiliates have not transferred more than 66.6% of the aggregate principal amount of the New Debt, Rollover Notes, and Backstop Notes.

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New Debt. Additional events of default under the New Debt include: (i) at the Initial Closing, any representation or warranty under the Amended Securities Purchase Agreement was false or incorrect at the date it was given; (ii) any event of default by the Company or any subsidiary of the Company with respect to the Rollover Notes or the Backstop Notes, unless such event of default is cured or waived and so long as all other events of default under the New Debt have been cured or waived and no judgment or decree has been entered for the payment of any monies due pursuant to any event of default; (iii) a breach by the Company or its subsidiaries of its or their obligations with respect to the board representation rights of Roust Trading set forth in the Amended Governance Agreement or with respect to the use of proceeds of the Financing Transaction; (iv) termination of the Amended Securities Purchase Agreement by the Company as a result of entry into a Superior Proposal (as defined therein) or by Roust Trading if Company Stockholder Approval is not obtained and the Company fails to meet certain of its obligations in the Amended Securities Purchase Agreement; (v) the Company repudiates its obligations under any of the Operative Agreements, or the following provisions of the Operative Documents are held unenforceable against the Company for any reason: Sections 2.1(a) through 2.1(d) (Board Representation), Section 2.4 (Appointment of Senior Russian Management Team) or Section 2.5 (Veto Rights) of the Amended Governance Agreement, or Section 8.1 (Preparation and Mailing of Proxy Statement), Section 8.2 (Stockholders Meeting; Recommendation), Section 8.3 (Consents and Approvals), Section 8.4 (Alternative Proposals), Section 8.5 (Reservation of Common Stock), Section 8.6 (Reporting Status; Listing of Common Stock), Section 8.7 (Use of Cash Proceeds) or Section 8.8 (Funding Backstop Notes and Use of Proceeds) of the Amended Securities Purchase Agreement, or (vi) the Company breaches its obligations under Section 8.16 of the Amended Securities Purchase Agreement with respect to the issuance of the Additional Initial Shares or the Additional Approval Shares.

As the total cumulative impact of the Restatement exceeded the thresholds set out in the Amended Securities Purchase Agreement with Roust Trading, Roust Trading may no longer be obligated to consummate the associated funding transaction and may have other claims against the Company, including a potential event of default under the New Debt.

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Rollover Notes. Additional events of default under the Rollover Notes include: (i) at the Initial Closing, any representation or warranty under the Amended Securities Purchase Agreement was false or incorrect at the date it was given; (ii) any event of default by the Company or any subsidiary of the Company with respect to the New Debt or the Backstop Notes, unless such event of default is cured or waived and so long as all other events of default under the Rollover Notes have been cured or waived and no judgment or decree has been entered for the payment of any monies due pursuant to any event of default; (iii) a breach by the Company or its subsidiaries of its or their obligations with respect to the board representation rights of Roust Trading set forth in the Amended Governance Agreement or with respect to the use of proceeds of the Financing Transaction; (iv) the Company repudiates its obligations under any of the Operative Agreements, or the following provisions of the Operative Documents are held unenforceable against the Company for any reason: Sections 2.1(a) through 2.1(d) (Board Representation), Section 2.4 (Appointment of Senior Russian Management Team) or Section 2.5 (Veto Rights) of the Amended Governance Agreement, or Section 8.1 (Preparation and Mailing of Proxy Statement), Section 8.2 (Stockholders Meeting; Recommendation), Section 8.3 (Consents and Approvals), Section 8.4 (Alternative Proposals), Section 8.5 (Reservation of Common Stock), Section 8.6 (Reporting Status; Listing of Common Stock), Section 8.7 (Use of Cash Proceeds) or Section 8.8 (Funding Backstop Notes and Use of Proceeds) of the Amended Securities Purchase Agreement; or (v) the Company breaches its obligations under Section 8.16 of the Amended Securities Purchase Agreement with respect to the issuance of the Additional Initial Shares or the Additional Approval Shares.

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Backstop Notes. Additional events of default under the Backstop Notes include: (i) any event of default by the Company or any subsidiary of the Company with respect to the New Debt or Rollover Notes, unless such event of default is cured or waived and so long as all other events of default under the Backstop Notes have been cured or waived and no judgment or decree has been entered for the payment of any monies due pursuant to any event of default; (ii) a breach by the Company or its subsidiaries of its or their obligations with respect to the board representation rights of Roust Trading set forth in the Amended Governance Agreement or with respect to the use of proceeds of the Financing Transaction; (iii) the Company repudiates its obligations under any of the Operative Agreements, or the following provisions of the Operative Documents are held unenforceable against the Company for any reason: Sections 2.1(a) through 2.1(d) (Board Representation), Section 2.4 (Appointment of Senior Russian Management Team) or Section 2.5 (Veto Rights) of the Amended Governance Agreement, or Section 8.1 (Preparation and Mailing of Proxy Statement), Section 8.2 (Stockholders Meeting; Recommendation), Section 8.3 (Consents and Approvals), Section 8.4 (Alternative Proposals), Section 8.5 (Reservation of Common Stock), Section 8.6 (Reporting Status; Listing of Common Stock), Section 8.7 (Use of Cash Proceeds) or Section 8.8 (Funding Backstop Notes and Use of Proceeds) of the Amended Securities Purchase Agreement; or (iv) the Company breaches its obligations under Section 8.16 of the Amended Securities Purchase Agreement with respect to the issuance of the Additional Initial Shares or the Additional Approval Shares.

No Solicitation of Alternative Proposals. The Company has also agreed, from the effective date of the Amended Securities Purchase Agreement until the earlier occurrence of the termination of the Amended Securities Purchase Agreement and the Second Closing not to (i) solicit, initiate, encourage or induce any inquiry with respect to, or the making, submission or announcement of, any proposal which would reasonably be expected to lead to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 10% or more of the assets of the Company and its subsidiaries, taken as a whole, (B) an equity interest in 10% or more of the Company’s equity securities or (C) any other transaction that is or would be an alternative to the transactions contemplated by the Amended Securities Purchase Agreement (each such proposal being referred to as an “Acquisition Proposal”), (ii) enter into, continue, or otherwise engage in discussions or negotiations with, or provide any non-public information to any entity, with respect to any inquiries regarding an Acquisition Proposal or would otherwise reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into or approve any letter of intent, agreement in principal, acquisition agreement or similar agreement relating to an Acquisition Proposal.

Notwithstanding the foregoing, if the Company receives a bona fide written Acquisition Proposal after the effective date of the Amended Securities Purchase Agreement and before the earlier occurrence of the termination of the Amended Securities Purchase Agreement and the Second Closing which did not result from or arise in connection with a breach of the Company’s obligations not to solicit Acquisition Proposals as described above and which constitutes a Superior Proposal (as defined below) and where the board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that failure to take the actions described in this sentence below would be inconsistent with its fiduciary duties, the Company may (A) provide information in response to such person making the Acquisition Proposal and (B) engage in discussions or negotiations with the person with respect to the Acquisition Proposal.

The Company agreed to promptly notify Roust Trading orally and in writing, and in any event within three business days, after receipt of any Acquisition Proposal, including the identity of the third party making the Acquisition Proposal, the material terms of the Acquisition Proposal and copies of any written communications and documents setting forth the terms of such Acquisition Proposal received by the Company. The Company has also agreed to promptly notify Roust Trading orally and in writing upon determination by the board of directors, after consultation with its financial advisors and outside legal counsel, that an Acquisition Proposal is a Superior Proposal.

A “Superior Proposal” means a bona fide Acquisition Proposal that the board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the Acquisition Proposal, and if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Amended Securities Purchase Agreement (after taking into account any revisions to the terms of the transactions agreed to by Roust Trading), where the board of directors has concluded, in good faith after consultation with its financial advisors and outside legal counsel, that the failure of the board of directors to identify such proposal as a Superior Proposal would be inconsistent with its fiduciary duties under applicable law. For purposes of the definition of “Superior Proposal,” references to 10% in the definition of Acquisition Proposal are replaced by “28%.”

Change in Company Recommendation. The Company may not effect a change in the Company Recommendation (a “Change in Recommendation”) until after the fifth business day following receipt of a notice (a “Change in Recommendation Notice”) from the Company (i) with respect to a Change in Recommendation as a result of a Superior Proposal, advising Roust Trading that the board of directors has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the board of directors intends to effect a Change in Recommendation and (ii) with respect to a Change in Recommendation as a result of a material “intervening event” (as defined in the Amended Securities Purchase Agreement), specifying in reasonable detail the intervening event precipitating the Change in Recommendation and the reasons for the Change in Recommendation. Within five business days of receipt of any Change in Recommendation Notice, Roust Trading may propose to the Company revisions to the terms of the transactions contemplated by the Amended Securities Purchase Agreement and, if requested by Roust Trading, negotiate in good faith with the Company regarding any such revisions.

Termination. The Amended Securities Purchase Agreement may be terminated (1) by mutual agreement of Roust Trading and the Company; (2) by either Roust Trading or the Company if the Second Closing has not been consummated by December 31, 2012, and the party seeking to terminate is not in breach of its obligations under the Amended Securities Purchase Agreement, (3) by the Company in order to concurrently enter into an acquisition agreement or similar agreement with respect to any Superior Proposal, provided that the Company has complied with the provisions relating to Superior Proposals in the Amended Securities Purchase Agreement and Company Stockholder Approval has not been obtained; and (4) by Roust Trading, if Company Stockholder Approval is not obtained and (i) the Company has failed to include the Company Recommendation in its proxy statement, (ii) the Company makes a Change in Recommendation where such change was unrelated to the ability of Roust Trading to consummate the transactions in the Amended Securities Purchase Agreement; (iii) an Alternative Proposal has been publicly announced and the board of directors fails to reaffirm its recommendation of the Amended Securities Purchase Agreement and the transactions contemplated thereby within five business days prior to a meeting of the shareholders of the Company; (iv) the Company breaches certain covenants in the Amended Securities Purchase Agreement relating to the board’s recommendation of the issuance of the Approval Shares and the solicitation of Company Stockholder Approval, Acquisition Proposals, and the maintenance of the Company’s reporting status and, if capable of being cured, fails to cure such breach within ten (10) business days after written notice of such breach by Roust Trading to the Company, provided that Roust Trading is not then in breach of its representations, warranties, covenants or agreements that would cause any of the Initial Closing Conditions and Second Closing Conditions, as the case may be, not to be satisfied.

Termination Fee. In the event that the Amended Securities Purchase Agreement is terminated (i) by the Company, in order to concurrently enter into an acquisition agreement or similar agreement with respect to any Superior Proposal or (ii) by Roust Trading, if the Company Stockholder Approval is not obtained and (a) if the Company has failed to include the Company Recommendation in its proxy statement, (b) the Company makes a Change in Recommendation where such change was unrelated to the ability of Roust Trading to consummate the transactions in the Amended Securities Purchase Agreement; or (c) the Company breaches certain covenants in the Amended Securities Purchase Agreement relating to the board’s recommendation of the issuance of the Approval Shares and the solicitation of Company Stockholder Approval, Acquisition Proposals, and the maintenance of the Company’s reporting status and, if capable of being cured, fails to cure such breach within ten (10) business days after written notice of such breach by Roust Trading to the Company, the Company will pay Roust Trading a fee equal to $12 million within two business days after such termination. No additional remedies other than such termination fee (other than its ability to collect interest and costs of collection of such fee, its ability to seek specific performance and its ability to, in certain situations, sell the Initial Shares back to the Company) may be sought by Roust Trading.

Assignment. Roust Trading may assign any of its rights under the Amended Securities Purchase Agreement to an affiliate.

Amended Governance Agreement

Concurrently with the Amended Securities Purchase Agreement, the Company and Roust Trading entered into the Amended Governance Agreement, which amended and restated the Original Governance Agreement and establishes certain rights of Roust Trading over the governance of the Company, including board composition, veto rights over certain significant transactions, and the issuance of equity securities by the Company.

Board Composition. Under the Amended Governance Agreement, the Company and Roust Trading have agreed: (i) for so long as Roust Trading holds a minimum of 9.0% of the Company’s voting securities, Roust Trading has the right to nominate one member of the board of directors; (ii) for so long as Roust Trading holds a minimum of 15.0% of the Company’s voting securities, Roust Trading has the right to nominate two members of the board of directors; (iii) for so long as Roust Trading holds a minimum of 24.9% of the Company’s voting securities, Roust Trading has the right to nominate three members of the board of directors; and (iv) for so long as Roust Trading holds a minimum of 40.0% of the Company’s voting securities, Roust Trading has the right to nominate four members of the board of directors. The board of directors must include the directors nominated by Roust Trading on the slate of directors it recommends. For so long as Roust Trading has the right to designate at least three nominees to the board of directors, at least one of the directors nominated by Roust Trading and elected to the board of directors must be considered independent according to NASDAQ Marketplace Rules.

Board Committees. Pursuant to the Amended Governance Agreement, the Company has formed a Russia Oversight Committee of the board of directors which will oversee the Company’s operations in Russia. The operation of the Russia Oversight Committee has been suspended during the term of Mr. Tariko as Interim President of the Company. In addition, the Company formed a Russian Standard Relationship Committee of the board of directors which will evaluate any potential transaction between the Company and Roust Trading and its affiliates. The Company also agreed that the nominating and corporate governance committee of the board of directors will consist of three directors, one such director being appointed by Roust Trading pursuant to its rights under the Amended Governance Agreement and two directors that are not appointed by Roust Trading.

Senior Management Team in Russia. For so long as Roust Trading holds at least 9.0% of the Company’s voting securities, Roust Trading has the right to replace certain Russian management positions and may propose to supplement certain senior Russian management positions only if such supplements are reasonably acceptable to the board of directors.

Veto Rights. Upon the effective date of the Amended Governance Agreement, Roust Trading shall have veto rights (the “Veto Rights”) over certain actions by the Company relating to the size of the board of directors, certain restructuring transactions, certain acquisitions or business combinations, certain sales of assets, certain equity issuances, certain equity compensation to senior management, certain dividends and share repurchases, the incurrence of certain indebtedness, certain material amendments to the Company’s organizational documents and certain deviations from the Company’s annual capital expenditure budget that is approved by the board.

Notwithstanding the above, if Company Stockholder Approval is not obtained, the Company may issue shares of Common Stock or any other equity interest in the Company or additional indebtedness, provided that the proceeds of any such issuance are used to repay the Convertible Notes and New Debt on a pro rata basis.

Upon the occurrence of any breach of the Veto Rights by the Company, Roust Trading may claim for repayment under any New Debt, Rollover Notes and Backstop Notes that it and any of its affiliate then holds and such notes shall be immediately due and payable and will be treated as an Acceleration (as defined in the New Debt, Rollover Notes and Backstop Notes).

Failure to Fund Backstop Notes. In the event that the Company exercises its right to issue the Backstop Notes to Roust Trading or its affiliates according to the Amended Securities Purchase Agreement, and Roust Trading or its affiliates fails to perform its obligations to fund the required amounts due to the Company, then from ten (10) business days after the Company delivers to Roust Trading notice of such failure to perform, Roust Trading will not be entitled to the benefit of the rights described in “ - Senior Management Team in Russia” and “ - Veto Rights” above.

Information Rights. Roust Trading has certain information rights with respect to the Company, including, among others, the right of Roust Trading to receive all information reasonably requested in connection with the exercise or non-exercise of any of its Veto Rights and the right of Roust Trading or its designated representative, twice yearly, to request any information or materials that a director of the Company would be entitled to receive and to discuss the business and financial affairs of the Company with any officer or director of the Company, it being understood between Roust Trading and the Company, however, that a meeting with the Company’s Chief Executive Officer and Chief Financial Officer will ordinarily suffice for such purposes.

Roust Trading Offer of New Opportunities. Roust Trading will offer to the Company any opportunity to acquire a business within the spirits sector that has a fair market value in excess of $35 million.

Participation Rights. Subject to certain exceptions set forth in the Amended Governance Agreement, in the event of future issuances of the Company’s equity securities, Roust Trading has the right to purchase such securities on a pro rata basis (relative to its ownership percentage of equity securities of the Company). In the event that the Company issues equity securities pursuant to any employee stock incentive program or other equity-based compensation arrangements, Roust Trading may (i) acquire additional equity securities on the open market or (ii) exchange New Debt, Rollover Notes or Backstop Notes with the Company for the amount of equity securities to necessary preserve its pro rata percentage holdings in the Company prior to such issuance.

Exemption Under the Rights Agreement. The Company will take all action necessary to ensure that (i) Roust Trading and its affiliates do not constitute an “Acquiring Person” under the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, dated September 6, 2011 or (ii) Roust Trading is not otherwise subject to any anti-takeover laws by virtue of acquiring any securities pursuant to any Operative Agreement.

Termination. The Amended Governance Agreement may be terminated at any time by mutual agreement of the parties. The Amended Governance Agreement will terminate upon such time that Roust Trading and its affiliates own less than 9.0% of the Company’s voting securities, except for the Section 2.4, Section 2.5, Section 2.8 and Section 2.9 of the Amended Governance Agreement (see “ - Senior Management Team in Russia”, “ - Veto Rights”, “ - Roust Trading Offer of New Opportunities” and “Information Rights” above), which will terminate upon the earlier of such time when (A) Roust Trading and its affiliates have transferred more than 66.6% of the aggregate amount of the New Debt, Rollover Notes and Backstop Notes outstanding and (B) Roust Trading and its affiliates cease to own any New Debt, Rollover Notes or Backstop Notes. The Amended Governance Agreement was also terminable if the Amended Securities Purchase Agreement was terminated as a result of the Initial Closing not having occurred.

New Debt

The New Debt has been issued pursuant to a senior note in an aggregate principal amount of $70,000,000. The New Debt, as amended, matures and the principal amount and accrued and unpaid interest thereunder will become due and payable on July 31, 2016. The New Debt accrues interest at a rate of 3.00% per annum. Interest is payable in cash semi-annually in arrears on September 18 and March 18 of each year. On the maturity date, the Company is obliged to pay the entire principal amount of the New Debt then outstanding, together with all accrued and unpaid interest thereon.

Optional Prepayment. The Company may, at its option elect to redeem the New Debt, at whole or in part, without penalty; provided, that pursuant to the Amended Securities Purchase Agreement the New Debt may not be redeemed, in whole or in part, prior to termination of the Amended Securities Purchase Agreement prior to the Second Closing Date.

Prepayment Upon a Change of Control. The Company must prepay the New Debt in full, at a price equal to 100% of the aggregate unpaid principal amount of the New Debt, together with all accrued and unpaid interest thereon, upon the occurrence of a Change of Control (as defined under the Indenture dated December 2, 2009 governing the 9.125% Senior Secured Notes due 2016 and its 8.875% Senior Secured Notes due 2016 (collectively, the “Senior Secured Notes”) of CEDC Finance Corporation International, Inc. (the “Senior Secured Notes Indenture”)).

Events of Default. The New Debt contains the following events of default:

1)	Failure to pay interest when due or any breach of covenants or agreements under the New Debt. These events of default provide for a 30 day period within which they can be cured before a default may be declared.

2)	Failure to pay the principal amount when due, whether at maturity or if it becomes due by acceleration. There is no cure period for this event of default.

3)	Events of bankruptcy by the Company or a significant subsidiary, which can be voluntary (such as commencing a bankruptcy proceeding, liquidating or appointing an administrator or receiver or similar official) or involuntary (such as the entry of an involuntary bankruptcy decree by a court, and the order remains in effect and unstayed for at least 60 consecutive days).

4)	Cross-defaults under the Convertible Notes or the Senior Secured Notes (unless the default in the underlying document has been cured).

5)	Cross-defaults under other agreements in the aggregate of $30 million as a result of which the underlying amount becomes due and payable, or (unless cured or waived within 30 days) resulting from the nonpayment when due of principal amount or interest due thereunder.

6)	Final judgments rendered and outstanding against the Company or its significant subsidiaries in an aggregate amount of $30 million or more, to the extent not discharged or stayed within 60 days of the expiry of certain appeal rights.

As the total cumulative impact of the Restatement exceeded the thresholds set out in the Amended Securities Purchase Agreement with Roust Trading, Roust Trading may no longer be obligated to consummate the associated funding transaction and may have other claims against the Company, including a potential event of default under the New Debt.

Default Interest. Upon the occurrence and during the continuance of any event of default, the New Debt will bear an interest rate equal to the rate then applicable to the New Debt plus 2.00% per annum.

Acceleration. Acceleration is automatic upon the occurrence of events of default of the type described under item “3” above under “Events of Default”, and by holders of a majority in aggregate principal amount upon the occurrence of other Events of Default. An acceleration declared by holders of a majority in aggregate principal amount may also be waived by holders of a majority in aggregate principal amount.

Clearance and Registration. The New Debt has been registered with and is transferable through Euroclear.

Rollover Notes

The Rollover Notes will be issued pursuant to a senior note in an aggregate principal amount of $102,554,000. The Rollover Notes will mature and the principal amount and the accrued but unpaid interest thereunder will become due and payable on July 31, 2016. The Rollover Notes will bear interest as follows:

Period	Interest Amount (per annum)
• from issuance of the Rollover Notes through June 30, 2013	4.00%
• from July 1, 2013 through June 30, 2014	5.10%
• from July 1, 2014 through December 31, 2014	6.743%
• from January 1, 2015 through June 30, 2015	7.00%
• from July 1, 2015 through July 31, 2016	8.50%

Interest is payable in cash paid semi-annually in arrears on July 1 and January 1 of each year, commencing on July 1, 2013. On the maturity date, the Company is obliged to repay the entire principal amount of the Rollover Notes then outstanding, together with all accrued and unpaid interest thereon.

Optional Prepayment. The Company may, at its option elect to redeem the Rollover Notes, at whole or in part, without penalty.

Prepayment Upon a Change of Control. The Company must prepay the Rollover Notes in full, at a price equal to 100% of the aggregate unpaid principal amount of the Rollover Notes, together with all accrued and unpaid interest thereon, upon the occurrence of a Change of Control (as defined under the Senior Secured Notes Indenture).

Events of Default. The Rollover Notes contain the same events of default as the New Debt, with modification so as to apply to the Rollover Notes.

Default Interest. Upon the occurrence and during the continuance of any event of default, the Rollover Notes will bear an interest rate equal to the rate then applicable to the Rollover Notes plus 2.00% per annum.

Acceleration. Acceleration is automatic upon the occurrence of events of default of the type described under item “3” above under “Events of Default”, and by holders of a majority in aggregate principal amount upon the occurrence of other Events of Default. An acceleration declared by holders of a majority in aggregate principal amount may also be waived by holders of a majority in aggregate principal amount.

Clearance and Registration. The Rollover Notes will be registered with and will be transferable through Euroclear.

Backstop Notes

The Backstop Notes will be issued pursuant to a senior note in an aggregate principal amount of up to $107.5 million. The Backstop Notes will mature and the principal amount and the accrued but unpaid interest thereunder will become due and payable on July 31, 2016. The Rollover Notes will bear interest as follows:

Period	Interest Amount (per annum)
• from issuance of the Backstop Notes through February 28, 2014	3.25%
• from March 1, 2013 through August 31, 2014	6.341%
• from September 1, 2014 through February 29, 2015	6.50%
• from March 1, 2015 through February 29, 2016	7.50%
• from March 1, 2015 through July 31, 2016	8.00%

Interest is payable in cash paid semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2014. On the maturity date, the Company is obliged to pay the entire principal amount of the Backstop Notes then outstanding, together with all accrued and unpaid interest thereon.

Optional Prepayment. The Company may, at its the option elect to redeem the Backstop Notes, at whole or in part, without penalty.

Prepayment Upon a Change of Control. The Company must prepay the Backstop Notes in full, at a price equal to 100% of the aggregate unpaid principal amount of the Backstop Notes, together with all accrued and unpaid interest thereon, upon the occurrence of a Change of Control (as defined under the Senior Secured Notes Indenture).

Events of Default. The Backstop Notes contain the same events of default as the New Debt, with modification so as to apply to the Backstop Notes.

Default Interest. Upon the occurrence and during the continuance of any event of default, the Backstop Notes will bear an interest rate equal to the rate then applicable to the Backstop Notes plus 2.00% per annum.

Acceleration. Acceleration is automatic upon the occurrence of events of default of the type described under item “3” above under “Events of Default”, and by holders of a majority in aggregate principal amount upon the occurrence of other Events of Default. An acceleration declared by holders of a majority in aggregate principal amount may also be waived by holders of a majority in aggregate principal amount.

Clearance and Registration. The Backstop Notes will be registered with and will be transferable through Euroclear.

Backstop Escrow Agreement

The Company and Roust Trading have agreed to a form of a Backstop Escrow Agreement to be executed at the Second Closing. The Company anticipates entering into the Backstop Escrow Agreement with Roust Trading and the Bank of New York Mellon (as escrow agent) providing that, subject to, without limitation, the conditions set out in Article 2.5 of the Amended Securities Purchase Agreement, the Backstop Notes and purchase amount thereof will remain in custody of the Bank of New York Mellon until their release in accordance with the Amended Securities Purchase Agreement and the Backstop Escrow Agreement.

Registration Rights Agreement

In connection with the Amended Securities Purchase Agreement, the Company entered into an Amended Registration Rights Agreement with Roust Trading concurrently that became effective at the Initial Closing. Pursuant to the Amended Registration Rights Agreement, Roust Trading has the right to make up to three demand registrations with respect to its holdings in Common Stock, the Rollover Notes, and the Backstop Notes, the right to make up to two demand registrations with respect to its New Debt, and the right to request a shelf registration and piggyback registration rights with respect to equity securities of the Company. The Company will not be required to effect more than one demand registration in any 12-month period. The Company is required to file a registration statement as promptly as practicable after a demand request, provided that it will be entitled to postpone the filing or initial effectiveness of a demand registration for a period not to exceed sixty days if such demand registration would reasonably be expected to be detrimental to any material financing, acquisition, merger, disposition of assets or other comparable transaction or if the demand registration would require the Company to make public disclosure of material non-public information, where such public disclosure would be reasonably expected to have an adverse effect on the Company.

Voting Agreements

Pursuant to voting agreements between Roust Trading and the Company and voting agreements between Roust Trading, the Company, and each member of the board of directors, Roust Trading (except with respect to the Initial Shares, which cannot be voted in connection with the Company Stockholder Approval), and each member of the board of directors have agreed to vote (i) in favor of the issuance of Company shares contemplated by this Proposal 5, (ii) against any other proposal that would reasonably be expected to impede or prevent the Amended Securities Purchase Agreement or transactions contemplated thereby, (iii) in favor of increasing the size of the board of directors to eleven (11) directors, as contemplated by Proposal 6, (iv) in favor of the directors proposed by the Company for election of directors to the board of directors, as contemplated by Proposal 1, (v) in favor of the ratification of the choice of the Company’s accountants, as contemplated by Proposal 2, (vi) in favor of an increase in the authorized share capital of the Company of 50,000,000 shares of Common Stock, as contemplated by Proposal 7, and (vii) in favor of the approval of the Company’s employee stock incentive plan, as contemplated by Proposal 4. Roust Trading has granted Mr. David Bailey, and each member of the board of directors has granted Roust Trading, an irrevocable proxy to exercise each of their voting rights on the matters described above.

Use of Proceeds from Transaction

The Company will use the proceeds from the Financing Transaction to discharge its obligations under the Convertible Notes.

NASDAQ Shareholder Approval Requirement

NASDAQ Marketplace Rule 5635(b) generally requires shareholder approval of the issuance of securities to an investor or group of investors that would result in a “change of control” as defined by NASDAQ. NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% of more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b). Because Roust Trading and its affiliates would own in excess of 20% of the voting power of the Common Stock if the Approval Shares are issued to Roust Trading, for the avoidance of doubt the Company is seeking shareholder approval under Rule 5635(b). Notwithstanding the NASDAQ interpretation of Rule 5635(b), the Company does not consider the issuance of the Approval Shares to Roust Trading and its affiliates to be an actual change of control of the Company.

Effect on Existing Stockholders

The issuance and sale of the Approval Shares would have a dilutive effect on the earnings per share and on each shareholder’s percentage voting power.

Upon completion of the Financing Transaction and issuance of the Approval Shares, Roust Trading and its affiliates’ will hold approximately 39,574,230 shares of Common Stock or approximately         % of shares of outstanding Common Stock, and upon the issuance of the Approval Shares, the percentage ownership of the current stockholders of the Company will be diluted by         %. The calculation of outstanding shares of Common Stock in the preceding sentence reflects          shares outstanding as of the record date, and gives pro forma affect to the Additional Initial Shares and 23,654,230 Approval Shares being issued (which amount assumes (i) a purchase price of $3.44 for newly issued shares of Common Stock in connection with the payment of interest under the New Debt, Rollover Notes and Backstop Notes and (ii) the Second Closing having occurred on December 31, 2012) and without giving effect to any exercisable options.

Effect of Failure of Stockholders to Approve

If shareholder approval as described in this Proposal 5 is not obtained, the Exchange Shares will not be issued and the New Debt, which will mature on July 31, 2016, will remain outstanding. The Second Closing Conditions and the Backstop Closing Conditions will not be satisfied, and the Company will not be able to complete the issuance of the Rollover Notes and the Backstop Notes. In addition, Roust Trading may elect to exercise its option and sell the Initial Shares back to the Company for an aggregate price of $30 million, in which case the total investment received by the Company pursuant to the Amended Securities Purchase Agreement would be the aggregate principal amount of the New Debt (net of fees and expenses of the Company). Failure to obtain Company Stockholder Approval will not affect consummation of, or materially affect the Company’s obligations under, the Amended Governance Agreement and Amended Registration Rights Agreement.

Under such circumstances, the Company would face significant liquidity issues in the near future and would be required to seek alternative sources of capital in order to meet its obligations under the Convertible Notes, which may not be available to the Company on commercially reasonable terms, if at all.

Even if Company Stockholder Approval is obtained and the Exchange Shares are issued, there is no assurance that the remaining portions of the Financing Transaction will be consummated. The Amended Securities Purchase Agreement contains certain closing conditions which the Company and Roust Trading must meet before the parties are obligated to consummate the purchase and sale of the Rollover Notes and Backstop Notes. There can be no assurance that the parties will meet all of these closing conditions or that the parties will otherwise be able to consummate the respective closings.

No Appraisal Rights

Pursuant to Delaware law, holders of shares of Common Stock are not entitled to appraisal rights with respect to this Proposal 5.

Required Vote For Approval

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to Proposal 5 is required to approve this Proposal 5. For the avoidance of doubt, such shares will not include the Initial Shares or any Additional Initial Shares, if issued, which shares of Common Stock will not be able to vote on this Proposal 5 and will not be considered present or represented by proxy at the annual meeting for such purpose.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

ISSUANCE OF SHARES OF COMMON STOCK TO ROUST TRADING LTD. PURSUANT TO THE

FINANCING TRANSACTION.

APPROVAL OF AMENDMENT TO

INCREASE THE MAXIMUM SIZE OF THE BOARD

(PROPOSAL 6)

The board has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the maximum size of the board from nine directors to eleven directors.

If the amendment is adopted, it will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to file immediately after receipt of stockholder approval.

The Company’s current Certificate of Incorporation provides that the number of directors of the Company shall be not less than two nor more than nine directors. Within this range, the board of directors is authorized to fix the exact number of directors from time to time as provided in the Company’s bylaws. As of the filing of this proxy statement, the board has fixed the size of the board at nine directors. Any vacancy occurring in the board, including any vacancy created by an increase in the number of directors, may be filled by the vote of a majority of the directors then in office.

Under the Amended Securities Purchase Agreement, the Company has agreed to seek approval of its shareholders to increase the size of the board of directors to eleven (11) members. Currently, under the Amended Governance Agreement, Roust Trading has the right to nominate to the board of directors: (i) one member of the board of directors for so long as Roust Trading and its affiliates hold a minimum of 9.0% of the Company’s voting securities; (ii) two members of the board of directors for so long as Roust Trading and its affiliates hold a minimum of 15.0% of the Company’s voting securities; (iii) three members of the board of directors for so long as Roust Trading and its affiliates hold a minimum of 24.9% of the Company’s voting securities; and (iv) four members of the board of directors for so long as Roust Trading and its affiliates hold a minimum of 40.0% of the Company’s voting securities. Roust Trading’s right to nominate such members to the board of directors is independent of any increase or decrease in the size of the board of directors (such nomination rights listed in (i), (ii), (iii), and (iv) above, the “Board Representation Rights”). The board of directors believes that the size of the board of directors should be increased in order to ensure that Roust Trading’s Board Representation Rights are commensurate with its investment in the Company. The board also believes that increasing the size of the board of directors will provide the Company flexibility to pursue potential transactions with other companies or investors and to add individuals with experience or skills that the board believes may provide value to the Company. Failure to pass this proposal will not affect consummation of, or materially affect the Company’s obligations under, the Amended Governance Agreement or other Operative Agreements, including Roust Trading’s Board Representation Rights.

The text of the amendment to the Certificate of Incorporation is as follows:

“6.1. Number and Election

The number of directors of the Corporation shall be not less than two nor more than eleven directors, the exact number of directors to be fixed from time to time by or in the manner provided in the bylaws of the Corporation. The terms of all directors expire at the next annual stockholders’ meeting following their election. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

Any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, shall be filled by the vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of directors and until such director’s successor shall have been elected and qualified, or until the director’s earlier resignation or removal. No director may be removed except for cause and then only by an affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal shall be considered at such meeting.”

The affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE

SIZE OF THE BOARD.

APPROVAL OF AMENDMENT TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

(PROPOSAL 7)

The board has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the number of the Company’s authorized shares of common stock from 120,000,000 to 170,000,000.

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the shares of common stock currently outstanding. Adoption of the proposed amendment would not affect the rights of the holders of currently outstanding common stock, except for the effects any actual increase in the number of shares of common stock outstanding would have, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to file immediately after receipt of stockholder approval.

In addition to the [—] shares of common stock outstanding as of the record date, the board has reserved [—] shares for fulfilling awards of stock options and restricted stock units that have been granted under the Company’s equity plans.

The board desires to have the additional shares of common stock available to provide flexibility in its evaluation of strategic alternatives. As described in Proposal 5 above, the Amended Securities Purchase Agreement with Roust Trading may require the company to sell, and may require Roust Trading to purchase up to 23,333,333 shares of the Company’s Common Stock, plus any additional issuances in connection with interest on the New Debt, Rollover Notes, and Backstop Notes. Such issuances will substantially reduce the Company’s capital stock available for future acquisitions, financings, employee benefit plans and other corporate purposes. Increasing the number of shares available for issuance could also have certain anti-takeover effects. For example, the additional shares could be issued defensively by the board to dilute the voting power of a party attempting a hostile takeover or change in control of the Company. The board of directors, however, has no present plans for the issuance of Common Stock, except for such stock issued pursuant to any of the Company’s existing or proposed employee benefit plans and pursuant to the Amended Securities Purchase Agreement with Roust Trading, and does not intend to issue any Common Stock except on terms which the board of directors deems to be in the best interests of the Company and its stockholders.

The text of the amendment to the Certificate of Incorporation is as follows:

“4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 171.0 million, of which 170.0 million shall be Common Stock having a par value of $.01 per share (“Common Stock”) and 1.0 million shall be Preferred Stock, having a per value of $.01 per share (“Preferred Stock”).”

The affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE

NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

SHAREHOLDER PROPOSAL TITLED “ADOPT SIMPLE MAJORITY VOTE”

(PROPOSAL 8)

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our board accept no responsibility. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our board unanimously recommends that you vote AGAINST this proposal.

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, the beneficial owner of not less than 500 shares of common stock, has advised the Company that he intends to make a proposal at the 2012 annual meeting. Mr. Steiner has given a proxy for John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf regarding the proposal. The proposal and statement in support of it are set forth below:

8—Adopt Simple Majority Vote

The shareholder requests that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source: “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrel, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

This proposal topic won more than 50%-support at our 2011 annual meeting in Poland. Prior to 2011 every shareholder meeting was at a convenient major USA metropolitan location. A meeting in Poland is a sign that our corporate governance in going backwards.

This proposal topic also won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner and James McRitchie.

The merit of this Simple Majority Vote proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, said there were issues regarding our executive pay. Cash bonuses were given from a bonus pool based on a simple performance measure and were arbitrarily dispersed based on individual performance, which can be subjective. In addition, long-term incentive pay for named executives consisted of market-priced stock options and restricted stock.

Stock options and half of the restricted stock pay simply vested after the passage of time. Equity pay should have performance-vesting features in order to assure alignment with shareholder interest. In addition, performance-based restricted stock pay was based on the same performance targets used to determine cash bonuses. Finally, our company does not have a clawback policy to allow for the recovery of unearned executive pay in the event of fraud or financial restatements.

Our board adopted a poison pill on September 7, 2011. The pill has a 10% triggering threshold and will extend to 2021. A poison pill is a sign that our corporate governance in going backwards.

Please encourage our board to respond positively to this proposal to initiate the improved governance we deserve: Adopt Simple Majority Vote—Yes on 8.

STATEMENT OF THE BOARD OF DIRECTORS

IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL.

The board of directors has carefully considered the above proposal and believes that eliminating existing voting standards under the Company’s Amended and Restated Certificate of Incorporation and Bylaws that require a greater than majority vote is not in the best interest of the Company or the Company’s stockholders.

The board of directors believes that the existing voting standards under the Company’s Amended and Restated Certificate of Incorporation and Bylaws (collectively, the organizational documents) are appropriate and necessary and protect the long-term interests of the Company and the Company’s stockholders. These voting provisions have been previously approved by the board of directors, the Company’s stockholders and NASDAQ and are intended to maximize value for all of the Company’s stockholders. In particular, these requirements protect the Company’s stockholders against coercive takeover tactics by requiring the approval of stockholders for significant corporate matters. In addition, supermajority voting provisions protect the Company against the actions of short-term investors such as hedge funds or corporate raiders and help to increase the Company’s stability, improve its long-term planning and represent broad consensus of the Company’s stockholder. Moreover, Delaware law permits these voting requirements and many other publicly traded companies have adopted these provisions to preserve and maximize value for all their stockholders.

The Company’s Existing Voting Requirements. Under the Company’s existing organizational documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. As permitted by Delaware law, the Company’s organizational documents provide that a vote of the holders of at least two-thirds of the Company’s outstanding shares of stock entitled to vote is required for stockholders to approve changes to selected provisions of the organizational documents that primarily relate to: (i) the issuance of preferred stock; (ii) limitations on the liability of directors; (iii) adoption, amendment or repeal of the Bylaws; (iv) ability of stockholders to act by written consent; and (v) the calling of special meetings of stockholders.

The board of directors believes that in these limited circumstances the higher voting requirements are more representative of all stockholders and are consistent with good corporate governance.

Purposes of Supermajority Voting. If a simple majority vote standard were adopted, and only 50.1% of the shares of stock are present at a stockholder’s meeting, a minority of stockholders representing as little as 25.1% of the outstanding voting power of the Company could approve corporate changes that may be damaging to the long-term interest of the majority of the Company’s stockholders. Supermajority voting is designed to ensure that minority stockholders are protected from coercive tactics by stockholder groups seeking to advance a change in governance, including a change of control, of the Company. The board of directors strongly believes that fundamental changes to corporate structure and governance should have the support of a broad consensus of the Company’s stockholders rather than a simple majority. A dissident group of stockholders should not be permitted to approve fundamental changes which could significantly alter the governance of the Company, despite the objection of our board and 49% of the stockholders. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to the Company.

After careful consideration of the proposal, the board of directors does not believe that implementation of this proposal would enhance the Company’s corporate governance practices. The board of directors operates under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of our stockholders, and promote high ethical conduct among our directors and employees. The board of directors does not believe that approval of this proposal is needed or advisable, or in the best interests of the Company and its stockholders.

The proponent points to the Company’s executive compensation practices to support his proposal. However, these very practices were approved by approximately 73% of the votes cast in favor of the shares voted at our 2011 annual meeting of stockholders. Moreover, we recently adopted a clawback policy to allow for the recovery of unearned executive pay in the event of fraud or financial restatements. Finally, the proponent claims that the adoption of our stockholder rights plan in 2011 was a detriment to our corporate governance. The board of directors views the stockholder rights plan as a beneficial protection of the value of the Company for all of its stockholders and is aimed at protecting minority stockholders from coercive tactics.

On an ongoing basis the board of directors will continue to consider whether changes to the organizational documents are appropriate and in the best interests of the Company and its stockholders. The board is prepared to take additional steps to strengthen the organizational documents in response to legitimate stockholder concerns. However, after careful consideration of this proposal, the board of directors has determined that retention of the supermajority voting requirement remains in the long-term best interests of the Company and its stockholders. The board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all stockholders.

Mr. Steiner presented a substantially similar proposal at last year’s annual meeting. The proposal received 20,001,509 “For” votes out of a total of 40,091,121 votes cast. Therefore, the proposal was supported by less than 50% of the votes cast.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 8.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL REGARDING A SIMPLE MAJORITY VOTE.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the common stock of the Company to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to 2011 or upon written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows the Company to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is an important part of this proxy statement. Specifically, the Company is incorporating the following portions of its annual report to stockholders on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on October 5, 2012, by reference into this proxy statement:

•	Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Part II, Item 7A, “Quantitative and Qualitative Disclosure About Market Risk”;

•	Part II, Item 8, “Financial Statements and Supplementary Data”; and

•	Part II, Item 9, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

A copy of the annual report to stockholders on the Form 10-K/A for the fiscal year ended December 31, 2011 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K/A upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any proposal or proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2013 annual meeting of stockholders or to be properly brought before such meeting of stockholders must comply with applicable SEC regulations and all of the requirements set forth in the Company’s bylaws. Proposals must be received at the Company’s principal executive offices no later than [—], 2012; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to [—], 2013 or delayed more than 60 days after such date, then to be timely such notice must be received by the Company at such offices not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of Public Disclosure (defined in the bylaws) of the date of the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would like to obtain another copy of the proxy, please contact our Corporate Secretary at 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054, telephone (856) 273-6980. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors does not know of any other matters to be presented for a vote at the annual meeting. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement of the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the board, or in the absence of such direction, in their own best judgment.

By Order of the Board of Directors,

David Bailey Interim Chief Executive Officer

Mt. Laurel, New Jersey

[—], 2012

A copy of the annual report to stockholders for the fiscal year ended December 31, 2011 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K/A upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

EXHIBIT A

2007 STOCK INCENTIVE PLAN

AMENDED AND RESTATED AS OF [—], 2012

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

Central European Distribution Corporation, a Delaware corporation (the “Company”), sets forth herein the terms of its amended and restated 2007 Stock Incentive Plan (as amended and restated, the “Plan”).

1.	PURPOSE

The Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers, key employees, outside directors, and other persons to advance the interests of the Company by providing such persons with stronger incentives to continue to serve the Company and its affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Company. The Plan is intended to accomplish this objective by providing to eligible persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors shall in all cases be non-qualified stock options.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “affiliate” of, or person “affiliated” with, a person means any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the 1933 Act (as defined herein).

2.2 “Award Agreement” means the stock option agreement, stock appreciation rights agreement, restricted stock agreement, restricted stock unit agreement or other written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.5 “Committee” means a Committee comprised of no fewer than two members of the Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under the rules of the NASDAQ Stock Market, (ii) a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act, and (iii) an “outside director” under section 162(m) of the Code.

2.6 “Company” means Central European Distribution Corporation.

2.7 “Effective Date” shall be as defined in Section 5.1 hereof.

2.8 “Employee” means an employee of the Company, of a Parent of the Company (within the meaning of Section 424(e) of the Code), or of a Subsidiary.

2.9 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.10 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on a Nasdaq market, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on the day before the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith.

2.11 “Grant” means an award of an Option, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units under the Plan.

2.12 “Grant Date” means (a) for Grants other than Grants to Outside Directors under Section 7 hereof, the later of (i) the date as of which the Committee approves the Grant or (ii) the date as of which the Grantee and the Company enter into the relationship resulting in the Grantee becoming eligible to receive a Grant, and (b) for Grants to Outside Directors under Section 7 hereof, the date on which such Grant is made in accordance with Section 7 hereof.

2.13 “Grantee” means a person who receives or holds an Option, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units under the Plan.

2.14 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.15 “Non-Qualified Stock Option” means an Option that does not meet the requirements for an Incentive Stock Option.

2.16 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.17 “Option Period” means the period during which Options may be exercised as set forth in Sections 10 and 11 hereof.

2.18 “Option Price” means the purchase price for each share of Stock subject to an Option or Stock Appreciation Rights.

2.19 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.20 “Plan” means the Central European Distribution Corporation 2007 Stock Incentive Plan.

2.21 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.22 “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions or conditions pursuant to Section 14.2 hereof.

2.23 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 14 hereof, that are subject to restrictions and to a risk of forfeiture.

2.24 “Restricted Stock Unit” means a unit awarded to a Grantee pursuant to Section 14 hereof, which represents a conditional right to receive a share of Stock in the future, and which is subject to restrictions and to a risk of forfeiture.

2.25 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.26 “Service Provider” means a consultant or adviser to the Company, a manager of the Company’s properties or affairs, or other similar service provider of the Company, none of whom are Employees, as such persons may be designated from time to time by the Committee pursuant to Section 6 hereof.

2.27 “Stock” means the common stock, par value $0.01 per share, of the Company.

2.28 “Stock Appreciation Right” means a right granted pursuant to Section 12 hereof to receive a payment by the Company of an amount equal to the excess of the fair market value of the shares of Stock subject to such Grant, or portion thereof, so surrendered over the Option Price of such shares.

2.29 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.30 “Termination Date” shall be the date upon which an Option shall terminate or expire, as set forth in Sections 10.3 and 11.3 hereof, as applicable.

3.	ADMINISTRATION OF THE PLAN

3.1 General. The Plan shall be administered by the Committee, which shall have the full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Option granted or any Award Agreement entered into hereunder. The Committee shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan, which the Committee deems to be necessary or appropriate to the administration of the Plan, any Option granted hereunder or any Award Agreement entered into hereunder. The Committee’s interpretation and construction of any provision of the Plan, any Option granted hereunder or any Award Agreement entered into hereunder shall be final, binding and conclusive.

3.2 Discretionary Grants. Subject to Section 3.4 hereof and to the other terms and conditions of the Plan, the Committee shall have full and final authority (i) to designate Grantees, (ii) to determine the type or types of Grant to be made to a Grantee, (iii) to determine the number of shares of Stock to be subject to a Grant, (iv) to establish the terms and conditions of each Grant (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options), (v) to prescribe the form of each Award Agreement evidencing a Grant, and (vi) to amend, modify, or supplement the terms of any outstanding Grant. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to authorize the Chief Executive Officer to propose Grantees (other than such officer) and corresponding Grants for the Committee’s approval and, to the extent permitted by applicable law, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. As a condition to any subsequent Grant, the Committee shall have the right, at its discretion, to require Grantees to return to the Company Grants previously awarded under the Plan. Subject to the terms and conditions of the Plan, any such new Grant shall be upon such terms and conditions as are specified by the Committee at the time the new Grant is made. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Employee who is subject to Rule 16b-3 under the Exchange Act or who is a covered employee under Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

3.4 Grants to Outside Directors. Grants to Outside Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

3.5 No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant or Award Agreement.

3.6 Applicability of Rule 16b-3. Those provisions of the Plan that make express reference to Rule 16b-3 under the Exchange Act shall apply only to Reporting Persons.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be 6,747,333. The number of shares of Stock available for issuance of Incentive Stock Options under the Plan shall be 6,747,333. Stock issued or to be issued under the Plan shall be authorized but unissued shares. If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.

5.	EFFECTIVE DATE AND TERM OF THE PLAN

5.1 Effective Date. The Plan shall be effective on the date of its approval by the affirmative vote of the holders of a majority of the shares of Stock present or represented by proxy at a meeting of stockholders (the “Effective Date”).

5.2 Term. The Plan shall terminate on the tenth anniversary of the Effective Date.

6.	DISCRETIONARY GRANTS

6.1 Company or Subsidiary Employees. Grants (including Grants of Incentive Stock Options) may be made under the Plan to any Employee, including any such Employee who is an officer or director of the Company, a Parent of the Company or any Subsidiary, as the Committee shall determine and designate from time to time.

6.2 Service Providers. Grants may be made under the Plan to any Service Provider whose participation in the Plan is determined by the Committee to be in the best interests of the Company and is so designated by the Committee; provided, however, that Grants to Service Providers shall not be Incentive Stock Options.

6.3 Outside Directors. Grants may be made under the Plan to any Outside Director whose participation in the Plan is determined by the Board to be in the best interests of the Board and is so designated by the Board; provided, however, that Grants to Outside Directors shall not be Incentive Stock Options.

6.4 Successive Grants. An eligible person may receive more than one Grant, subject to such restrictions as are provided herein.

7.	GRANTS TO OUTSIDE DIRECTORS

In addition to the provisions of Section 6.3, each Outside Director shall after the conclusion of each annual meeting of stockholders receive a Grant of Restricted Stock having a Fair Market Value of $100,000 (the “Annual Award”). If an individual is elected to the Board other than at an annual meeting of stockholders, such individual shall be awarded a portion of the Annual Award prorated by the number of days until the next annual meeting of stockholders divided by 365.

8.	LIMITATIONS ON GRANTS

8.1 Limitation on Shares of Stock Subject to Grants. The maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for a Grant under Section 6 hereof is 1,000,000 per year. The maximum number of shares of Stock subject to SARs that can be awarded under the Plan to any person eligible for a Grant under Section 6 hereof is 1,000,000 per year. The maximum number of shares of Stock subject to grants of Restricted Stock and Restricted Stock Units that can be awarded under the Plan to any person eligible for a Grant under Section 6 hereof is 1,000,000 per year.

8.2 Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company, a Parent of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	AWARD AGREEMENT

Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, to be executed by the Company and by the Grantee, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing a Grant of Options shall specify whether such Options are intended to be non-qualified stock options or Incentive Stock Options. The Committee may specify in an Award Agreement at the time of the Award that the Grantee’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment or other service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Grantee, or other conduct by the Grantee that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Grantee’s rights, payments and benefits with respect to an Award shall be conditioned upon the Grantee making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Grantee and providing that the Grantee’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation.

10.	INCENTIVE STOCK OPTIONS

10.1 Option Price. The Option Price of each Incentive Stock Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option, provided that in no event will the Option Price be less than the Fair Market Value of a share of Stock on the Grant Date; provided, however, that in the event that a Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Company’s outstanding Stock), the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than the greater of the par value of a share of Stock or 110 percent of the Fair Market Value of a share of Stock on the date immediately prior to the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

10.2 Vesting and Option Period. Each Option granted under the Plan shall be exercisable, in whole or in part, at any time and from time to time over a period commencing on or after the Grant Date and ending upon the expiration or termination of the Option, as the Committee shall determine and set forth in the Award Agreement relating to such Option. Without limiting the foregoing, the Committee, subject to the terms and conditions of the Plan, may in its sole discretion provide that an Incentive Stock Option granted hereunder may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding. For purposes of this Section 10.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The period during which any Option shall be exercisable in accordance with the foregoing schedule shall constitute the “Option Period” with respect to such Option.

10.3 Term. Each Incentive Stock Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding Stock), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

10.4 Acceleration. Any limitation on the exercise of an Incentive Stock Option contained in any Award Agreement may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised.

10.5 Termination of Employment or Other Relationship. Upon the termination of a Grantee as an Employee, any Incentive Stock Option or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 10.2 hereof shall terminate immediately, and any Incentive Stock Option or portion thereof that has vested in accordance with the provisions of Section 10.2 hereof but has not been exercised shall terminate at the close of business on the third anniversary of such Grantee’s termination of employment. For example, an Employee who terminates his employment effective June 30, 2012 will have until June 30, 2015 to exercise his or her vested Incentive Stock Options. If the post-termination period during which an Incentive Stock Option is exercised disqualifies it for treatment as an Incentive Stock Option (currently 90 days after termination of employment) then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option when exercised. Upon termination of an Incentive Stock Option or portion thereof, the Grantee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive, but may not exceed the time limit imposed by the Code and its implementing regulations with respect to Incentive Stock Options (currently 90 days). To the extent the Committee determines that the employment status of a Grantee may continue beyond the leave period limits provided in the Code, the Options held by such Grantee shall cease to be Incentive Stock Options and shall be treated as Non-Qualified Stock Options. Likewise, if the Grantee ceases to be an Employee and is immediately thereafter employed with an affiliate of the Company, or is engaged as a Service Provider or an Outside Director of the Company, such Options shall cease to be Incentive Stock Options and will be treated as Non-Qualified Stock Options.

10.6 Rights in the Event of Death. If a Grantee dies while he or she is an Employee, all Options granted to such Grantee shall fully vest on the date of death, and the executors or administrators or legatees or distributees of such Grantee’s estate shall have the right, at any time within three years after the date of such Grantee’s death (or such longer period as the Committee, in its discretion, may determine in an Award Agreement) and prior to termination of the Option pursuant to Section 10.3 above, to exercise any Option held by such Grantee at the date of such Grantee’s death.

10.7 Rights in the Event of Disability. If a Grantee terminates his or her status as an Employee by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Options shall continue to vest, and shall be exercisable to the extent that they are vested, for a period of three years after such termination of employment (or such longer period as the Committee, in its discretion, may determine in an Award Agreement), subject to earlier termination of the Option as provided in Section 10.3 above. Whether a termination of employment is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.

10.8 Limitations on Exercise of Incentive Stock Options. Notwithstanding any other provision of the Plan, in no event may any Incentive Stock Option be exercised, in whole or in part, after ten years following the date upon which the Option is granted.

10.9 Method of Exercise. An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents. If a “cashless exercise” method is permitted by the Committee, in which Stock to be obtained upon exercise of the Option is sold simultaneously with the exercise of the Option for purposes of paying the Option Price, such transaction would constitute a “disqualifying disposition” under the Code and will result in the Incentive Stock Option being treated as a Non-Qualified Stock Option. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 18 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

10.10 Delivery of Stock Certificates. Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates (or a statement pursuant to the Direct Registration System (DRS) or similar system administered by the Company’s stock transfer agent for recording the issuance and transfer of uncertificated shares) evidencing his or her ownership of the shares of Stock subject to the Option.

11.	NON-QUALIFIED STOCK OPTIONS

11.1 Option Price. The Option Price of each Non-Qualified Stock Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option, provided that in no event will the Option Price be less than the Fair Market Value of a share of Stock on the Grant Date.

11.2 Vesting and Option Period. Each Non-Qualified Stock Option granted under the Plan shall be exercisable, in whole or in part, at any time and from time to time over a period commencing on or after the Grant Date and ending upon the expiration or termination of the Option, as the Committee shall determine and set forth in the Award Agreement relating to such Option; provided, however, that each Option granted to an Outside Director under Section 7 hereof shall be exercisable, in whole or in part, at any time and from time to time over the period commencing on the Grant Date and ending upon the expiration or termination of the Option. Without limiting the foregoing, the Committee, subject to the terms and conditions of the Plan, may in its sole discretion provide that an Option granted to persons other than Outside Directors under Section 7 hereof may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding. For purposes of this Section 11.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The period during which any Option shall be exercisable in accordance with the foregoing schedule shall constitute the “Option Period” with respect to such Option.

11.3 Term. Each Non-Qualified Stock Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or, with respect to Options granted to persons other than Outside Directors under Section 7 hereof, under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (the “Termination Date”).

11.4 Acceleration. Any limitation on the exercise of a Non-Qualified Stock Option contained in any Award Agreement may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised.

11.5 Termination of Employment or Other Relationship. Upon the termination of the employment, or other service relationship of a Grantee with the Company, other than by reason of the death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any Non-Qualified Stock Option or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 11.2 hereof shall terminate immediately, and any Non-Qualified Stock Option or portion thereof that has vested in accordance with the provisions of Section 11.2 hereof but has not been exercised shall terminate at the close of business on the third anniversary of the Grantee’s termination of service, employment, or other relationship, unless (i) the Grantee is a director of the Company in which case the Option shall remain exercisable for ten years from the date it was granted, or (ii) the Committee, in its discretion, extends the period during which the Non-Qualified Stock Option may be exercised in an Award Agreement. Upon termination of an Option or portion thereof, the Grantee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with an affiliate of the Company, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final and conclusive.

11.6 Rights in the Event of Death. If a Grantee dies while employed by, or providing services to, the Company, all Non-Qualified Stock Options granted to such Grantee shall fully vest on the date of death, and the executors or administrators or legatees or distributees of such Grantee’s estate shall have the right, at any time within three years after the date of such Grantee’s death (or such longer period as the Committee, in its discretion, may determine in an Award Agreement) and prior to termination of the Option pursuant to Section 11.3 above, to exercise any Option held by such Grantee at the date of such Grantee’s death, unless the Grantee is a director of the Company in which case the Option shall remain exercisable for ten years from the date it was granted.

11.7 Rights in the Event of Disability. If a Grantee terminates his or her employment or other service relationship with the Company by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Non-Qualified Stock Options shall continue to vest, and shall be exercisable to the extent that they are vested, for a period of three years after such termination of employment or service (or such longer period as the Committee, in its discretion, may determine in an Award Agreement), subject to earlier termination of the Option as provided in Section 11.3 above, unless the Grantee is a director of the Company in which case the Option shall remain exercisable for ten years from the date it was granted. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.

11.8 Limitations on Exercise of Option. Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after ten years following the date upon which the Option is granted.

11.9 Method of Exercise. An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents. A Grantee may also exercise a Non-Qualified Stock Option through a “cashless exercise” method if the Committee so determines. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 18 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

11.10 Delivery of Stock Certificates. Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates (or a statement pursuant to the Direct Registration System (DRS) or similar system administered by the Company’s stock transfer agent for recording the issuance and transfer of uncertificated shares) evidencing his or her ownership of the shares of Stock subject to the Option.

12.	STOCK APPRECIATION RIGHTS (SARs)

12.1 In General. Subject to the terms and conditions of the Plan, the Committee may, in its sole and absolute discretion, grant to a Grantee rights to receive payment by the Company of an amount equal to the excess of the Fair Market Value of the shares of Stock subject to such Award Agreement, or portion thereof, so surrendered (determined in the manner described in Section 2.10 above as of the date the SARs are exercised) over the Option Price of such shares. Such payment may be made, as determined by the Committee in accordance with Sections 12.4 and 12.5 below and set forth in the Award Agreement, either in shares of Stock or in cash or in any combination thereof. All SARs shall be evidenced by provisions in an Award Agreement, which provisions shall comply with and be subject to the terms and conditions set forth in this Section 12. The Option Price of each SAR shall be fixed by the Committee and stated in the Award Agreement evidencing such SAR, provided that in no event will the Option Price be less than the Fair Market Value of a share of Stock on the Grant Date.

12.2 Grant and Term. Each SAR shall relate to a specific number of shares of Stock. The number of SARs held by a Grantee shall be reduced by the number of SARs exercised for Stock or cash under the provisions of the Award Agreement. Each SAR granted under the Plan shall terminate upon the expiration of ten years from the date such SAR is granted or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR (the “Termination Date”).

12.3 Exercise. SARs that are exercisable hereunder and under the Award Agreement may be exercised by delivering to the Company on any business day, at its principal office, addressed to the attention of the Committee, written notice of exercise, which notice shall specify the number of SARs being exercised. The date upon which such written notice is received by the Company shall be the exercise date of the SARs. Except to the extent that SARs are exercised for cash as provided in Section 12.5 below, the individual exercising SARs shall receive, without payment therefor to the Company, the number of shares of Stock determined under Section 12.4 below. An individual holding or exercising SARs shall have none of the rights of a shareholder with respect to any shares of Stock covered by the SARs until shares of Stock are issued to him or her, and, except as provided in Section 18 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

12.4 Number of Shares of Stock. The number of shares of Stock which shall be issued pursuant to the exercise of SARs shall be determined by dividing (i) the total number of SARs being exercised, multiplied by the amount by which the Fair Market Value (determined in the manner described in Section 2.10 above) of a share of Stock on the exercise date exceeds the Option Price of the shares of Stock subject to the Award Agreement by (ii) the Fair Market Value (determined in the manner described in Section 2.10 above) of a share of Stock on the exercise date of the SARs; provided, however, that no fractional share shall be issued on exercise of SARs, and that cash shall be paid by the Company to the individual exercising SARs in lieu of any such fractional share.

12.5 Exercise of SARs for Cash. The Committee shall have sole discretion to determine whether, and shall set forth in the Award Agreement the circumstances under which, payment in respect of SARs granted to any Grantee shall be made in shares of Stock, or in cash, or in a combination thereof. Promptly after the exercise of an SAR for cash, the individual exercising the SAR shall receive in respect of said SAR an amount of money equal to the difference between the Fair Market Value (determined in the manner described in Section 2.10 above) of a share of Stock on the exercise date and the Option Price.

12.6 Limitations. SARs shall be exercisable at such times and under such terms and conditions as the Committee, in its sole and absolute discretion, shall determine and set forth in the Award Agreements; provided, however, that an SAR may be exercised only at such times and by such individuals as the Award Agreement provides; and provided, further, that an SAR may be exercised only at such times as the Fair Market Value (determined in the manner described in Section 2.10 above) of a share of Stock on the exercise date exceeds the Option Price. Adjustments in the number, kind, or Option Price of shares of Stock for which Awards are granted pursuant to Section 18 below shall be made as necessary to the related SARs held by each Grantee.

13.	TRANSFERABILITY OF OPTIONS

During the lifetime of an holder of an Option, only such Optionee (or, in the event of legal incapacity or incompetency, the guardian or legal representative of the Optionee) may exercise the Option, except as otherwise specifically permitted by this Section 13. No Option shall be assignable or transferable other than by will or in accordance with the laws of descent and distribution; provided, however, to the extent permitted under the applicable Award Agreement, and to the extent the transfer is in compliance with any applicable restrictions on transfers, an Optionee may transfer a Non-Qualified Stock Option to a “family member,” as defined in the Award Agreement in a manner consistent with the requirements for the Form S-8 registration statement under the Securities Act. The transfer of a Non-Qualified Stock Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.

14.	RESTRICTED STOCK

14.1 Grant of Restricted Stock or Restricted Stock Units. The Committee may from time to time grant Restricted Stock or Restricted Stock Units to persons eligible to receive such Grants as set forth in Section 6 hereof, subject to such restrictions, conditions and other terms as the Committee may determine.

14.2 Restrictions. At the time a Grant of Restricted Stock or Restricted Stock Units is made, the Committee shall establish a period of time (the “Restricted Period”) applicable to such Restricted Stock or Restricted Stock Units during which such Grant shall be subject to vesting restrictions based upon the Grantee’s continued employment or other service to the Company. Each Grant of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a Grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Such performance objectives shall be established in writing by the Committee prior to the ninetieth day of the year in which the Grant is made and while the outcome is substantially uncertain. Performance objectives shall be based on any, or a combination of any, of the following metrics as determined by the Committee in its sole discretion after first consulting with the Board: stock price, market share, sales, EBITDA, debt, cash flow, total stockholder return, income, profit, earnings per share, return on equity or costs. Performance objectives may include positive results, maintaining the status quo or limiting economic losses. The Committee also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the Restricted Stock or Restricted Stock Units. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Restricted Stock Units.

14.3 Restricted Stock Certificates. The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company may issue Restricted Stock in uncertificated form pursuant to the Direct Registration System (DRS) or similar system administered by the Company’s stock transfer agent for recording the issuance and transfer of uncertificated shares.

14.4 Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

14.5 Rights of Holders of Restricted Stock Units. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Agreement evidencing a Grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

14.6 Termination of Employment or Other Relationship. Upon the termination of the employment or other service relationship of a Grantee with the Company other than by reason of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, unless the Committee, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units. Whether a leave of absence or leave on military or government service shall constitute a termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with an affiliate of the Company, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final and conclusive.

14.7 Rights in the Event of Death. If a Grantee dies while employed by, or providing services to, the Company, all Restricted Stock or Restricted Stock Units granted to such Grantee shall fully vest on the date of death, and the shares of Stock represented thereby shall be deliverable in accordance with the terms of the Plan to the executors, administrators, legatees or distributees of the Grantee’s estate.

14.8 Rights in the Event of Disability. If a Grantee terminates his or her employment or other service relationship with the Company by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Restricted Stock or Restricted Stock Units shall continue to vest in accordance with the applicable Award Agreement for a period of one year after such termination of employment or service (or such longer period as the Committee, in its discretion, may determine in an Award Agreement), subject to the earlier forfeiture of such Restricted Stock or Restricted Stock Units in accordance with the terms of the applicable Award Agreement. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.

14.9 Delivery of Stock and Payment Therefor. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units shall lapse, and, upon payment by the Grantee to the Company, in cash or by check, of the aggregate par value of the shares of Stock represented by such Restricted Stock or Restricted Stock Units, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Notwithstanding the foregoing, the Company may deliver shares of Stock in uncertificated form pursuant to the Direct Registration System (DRS) or similar system administered by the Company’s stock transfer agent for recording the issuance and transfer of uncertificated shares.

15.	REQUIREMENTS OF LAW

15.1 General. The Company shall not be required to sell or issue any shares of Stock under any Grant if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any United States federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Restricted Stock or Stock underlying Restricted Stock Units, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2 Rule 16b-3. It is the intent of the Company that Grants pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.	FOREIGN JURISDICTIONS

The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent that the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

17.	AMENDMENT AND TERMINATION OF THE PLAN

The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that the Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with section 162(m) or section 422 of the Code, the listing requirements of the Nasdaq market or other exchange or securities market or for any other purpose. Except as permitted under Section 18 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Grant theretofore awarded under the Plan. Subject to the anti-dilution adjustment provisions contained in Section 18 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution, exchange (including an exchange for cash or another type of award) or amendment of an Option or SAR that would have the effect of reducing the exercise price of such an Option or SAR previously granted under the Plan, or otherwise approve any modification to such an Option or SAR that would be treated as a “repricing” under applicable listing requirements of the Nasdaq market.

18.	EFFECT OF CHANGES IN CAPITALIZATION

18.1 Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the transaction (other than transactions described in Section 18.2 or 18.3 below), the maximum number and kind of shares set forth in Sections 4, 7 and 8.1 hereof shall be equitably adjusted in a manner deemed appropriate by the Committee. In addition, the number and kind of shares for which grants are outstanding, and the option price per share, if applicable, shall be equitably adjusted in a manner deemed appropriate by the Committee.

18.2 Reorganization. In the event the Company is a party to any reorganization, merger or consolidation with one or more other entities, the maximum number and kind of shares set forth in Sections 4, 7 and 8.1 hereof may be equitably adjusted in a manner deemed appropriate by the Committee. In addition, (i) provision may be made by the Committee for the cash settlement of a grant for an equivalent cash value, as determined by the Committee or (ii) the number and kind of shares for which grants are outstanding, and the option price per share, if applicable, may be equitably adjusted in a manner deemed appropriate by the Committee. Subject to any contrary language in an Award Agreement evidencing a grant of restricted stock or restricted stock units, any restrictions applicable to such grant shall apply as well to any replacement shares received by the grantee as a result of the reorganization, merger or consolidation.

18.3 Change in Control. In connection with a “Change in Control” (as define below), the Committee may provide for one of the following with respect to outstanding grants: (i) the assumption or substitution of such grants, with appropriate adjustment in the number and kind of shares for which grants are outstanding, and the Option Price per share, if applicable, as deemed appropriate by the Committee, (ii) provision for the cash settlement of a grant for an equivalent cash value, as determined by the Committee, or (iii) such other modification or adjustment to a grant as the Committee deems appropriate to maintain and protect the rights and interests of grantees upon or following a change in control. Unless otherwise provided by the Committee and set forth in the award agreement, upon a Change in control, (i) each outstanding option and SAR, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, and (ii) each restricted stock award or restricted stock unit award shall become fully immediately vested and all forfeiture and transfer restrictions shall lapse.

For purposes of this Plan, a “Change in Control” shall be deemed to have occurred upon:

(i) the consummation of any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately prior to the merger or consolidation do not represent, immediately after the merger or consolidation, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the Company’s (or the surviving entity’s) then outstanding securities ordinarily (and apart from rights occurring in special circumstances) having the right to vote in the election of directors;

(ii) the consummation of any sale, lease, exchange or transfer (in any single transaction or series of related transactions) of all or substantially all of the assets or business of the Company and its Subsidiaries;

(iii) the occurrence of any event the result of which is that any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than (A) the Company or any Subsidiary, or (B) any employee benefit plan sponsored by the Company or any Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender, leveraged buyout or exchange offer, open market purchases, privately negotiated purchases, other arrangements or understandings or otherwise; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of such Board, unless the nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least one-half of the persons who were directors at the beginning of the two-year period.

18.4 Adjustments. Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

18.5 No Limitations on Company. The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

19.	DISCLAIMER OF RIGHTS

No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any affiliate. No provision in the Plan or in any Grant awarded or Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the service of the Company as a director (including as an Outside Director), or shall interfere with or restrict in any way the rights of the Company’s shareholders to remove any director pursuant to the provisions of the Delaware General Corporation Law, as from time to time amended. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Grant awarded under the Plan shall be affected by any change of duties or position of the Grantee (including a transfer to or from the Company), so long as such Grantee continues to be a director, officer, consultant, employee, or independent contractor (as the case may be) of the Company or any affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

20.	NONEXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

21.	WITHHOLDING TAXES

The Company, a Parent of the Company or a Subsidiary as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or Restricted Stock Units or upon the issuance of any shares of Stock upon the exercise of an Option. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company, a Parent of the Company or a Subsidiary, as the case may be, any amount that the Company, a Parent of the Company or a Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, a Parent of the Company or a Subsidiary, which may be withheld by the Company, a Parent of the Company or a Subsidiary, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company, a Parent of the Company or a Subsidiary to withhold shares of Stock otherwise issuable pursuant to the Grantee or (ii) by delivering to the Company, a Parent of the Company or a Subsidiary shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company, a Parent of the Company or a Subsidiary as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 21 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

22.	409A

To the extent applicable, it is intended that the Plan, any Grant and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan, any Grant and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan, any Grant or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such changes to the Plan or an award agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding award without the consent of the affected Grantee. Notwithstanding the foregoing or anything elsewhere in the Plan, any Grant or an Award Agreement to the contrary, if a participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of service with respect to an award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the award shall be deferred until the date that is six months following the participant’s termination of service (or such other period as required to comply with Section 409A).

23.	CAPTIONS

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

24.	OTHER PROVISIONS

Each Grant awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

25.	NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

26.	SEVERABILITY

If any provision of the Plan, any Grant or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

27.	GOVERNING LAW

The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Delaware.

PROXY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Solicited on behalf of the Board of Directors)

The undersigned holder of common stock of Central European Distribution Corporation, revoking all proxies heretofore given, hereby constitutes and appoints [—] as Proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the annual meeting of Stockholders of Central European Distribution Corporation to be held on [—] at 9:00 a.m., local time, at [—] and at any adjournments or postponements that may take place.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

[—], 2012

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to Be Held on [—], 2012:

The proxy statement and annual report to security holders are available at http://cedc-reports.home.pl/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20733333330000000000 8	112812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of the board of directors’ seven (7) nominees to the board of directors, to serve until the 2013 Annual Meeting of Stockholders.				2.	Ratification of the appointment of Ernst & Young as the Company’s independent auditors for the fiscal year ending 2012.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ ROUSTAM TARIKO ¡ DAVID BAILEY ¡ N. SCOTT FINE ¡ JOSE ARAGON ¡ ROBERT KOCH ¡ ALESSANDRO PICCHI ¡ MARKUS SIEGER		3.	Approval of the compensation paid to the Company’s named executive officers, by non-binding vote.	☐	☐	☐
				4.	Approval of amendments to the Company’s 2007 Stock Incentive Plan.	☐	☐	☐
				5.	Approval of the issuance of shares of common stock to Roust Trading Ltd. pursuant to the Financing Transaction.	☐	☐	☐
				6.	Approval of amendments to the Company’s Certificate of Incorporation to increase the maximum size of the board.	☐	☐	☐
				7.	Approval of amendments to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
				8.	Vote on a shareholder proposal to adopt a simple majority vote.	☐	☐	☐
				9.	Transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in items 1, 2, 3, 4, 5, 6 and 7, and AGAINST the matter described in item 8 unless the stockholder specifies otherwise (in which case it will be voted as specified).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

[—] 2012

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
Vote via telephone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to Be Held on [—] 2012:
The proxy statement and annual report to security holders are available at http://cedc-reports.home.pl/

i            Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.            i

¢	20733333330000000000 8	112812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1.	Election of the board of directors’ seven (7) nominees to the board of directors, to serve until the 2013 Annual Meeting of Stockholders.				2.	Ratification of the appointment of Ernst & Young as the Company’s independent auditors for the fiscal year ending 2012.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O O	ROUSTAM TARIKO DAVID BAILEY N. SCOTT FINE JOSE ARAGON ROBERT KOCH ALESSANDRO PICCHI MARKUS SIEGER		3.	Approval of the compensation paid to the Company’s named executive officers, by non-binding vote.	☐	☐	☐

					4.	Approval of amendments to the Company’s 2007 Stock Incentive Plan.	☐	☐	☐

					5.	Approval of the issuance of shares of common stock to Roust Trading Ltd. pursuant to the Financing Transaction.	☐	☐	☐

					6.	Approval of amendments to the Company’s Certificate of Incorporation to increase the maximum size of the board.	☐	☐	☐
					7.	Approval of amendments to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
					8.	Vote on a shareholder proposal to adopt a simple majority vote.	☐	☐	☐
					9.	Transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in items 1, 2, 3, 4, 5, 6 and 7, and AGAINST the matter described in item 8 unless the stockholder specifies otherwise (in which case it will be voted as specified).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢